     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1999

                                                      REGISTRATION NO. 333-76975
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 3 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            W HOLDING COMPANY, INC.
                               (IN ORGANIZATION)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    COMMONWEALTH OF PUERTO RICO                  6712                      NOT YET APPLIED FOR
   (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                            ------------------------
              19 WEST MCKINLEY STREET, MAYAGUEZ, PUERTO RICO 00680
                                 (787) 834-8000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                FREDDY MALDONADO
                            CHIEF FINANCIAL OFFICER
                            W HOLDING COMPANY, INC.
                            19 WEST MCKINLEY STREET
                          MAYAGUEZ, PUERTO RICO 00680
                                 (787) 834-8000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                             STUART G. STEIN, ESQ.
                             HOGAN & HARTSON L.L.P.
                             555 13TH STREET, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 637-8575

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

WESTERNBANK PUERTO RICO                                  W HOLDING COMPANY, INC.
19 WEST MCKINLEY STREET                                  19 WEST MCKINLEY STREET
 MAYAGUEZ, PUERTO RICO                                    MAYAGUEZ, PUERTO RICO
          00680                                                   00680
   (Proxy Statement)                                          (Prospectus)

                            ------------------------

             REORGANIZATION PROPOSED -- YOUR VOTE IS VERY IMPORTANT

                            ------------------------

DEAR WESTERNBANK STOCKHOLDER:

     The Westernbank Board of Directors has approved a reorganization into a bank holding company structure. The bank holding company formation will not change your equity or voting interest in our operations relative to other stockholders. In the proposed reorganization, each of Westernbank's 42,000,000 outstanding shares of common stock, 1,219,000 outstanding shares of series A preferred stock, and 2,001,000 outstanding shares of series B preferred stock will convert into an equal interest in W Holding Company. We have structured the reorganization to be tax free to stockholders. The reorganization will be considered by stockholders at Westernbank's annual meeting, as described in the accompanying notice of proxy.

     PLEASE READ THE RISK FACTORS ON PAGE 9 BEFORE COMPLETING YOUR PROXY CARD.


     PLEASE ATTEND THE ANNUAL MEETING, TO BE HELD AT 1:30 P.M. ON JULY 30, 1999 AT THE BEST WESTERN MAYAGUEZ RESORT AND CASINO, LOCATED AT ROAD 104, KM 0.3, MAYAGUEZ, PUERTO RICO.


                                                 Very truly yours,
                                                 /s/ Frank C. Stipes
                                                 Frank C. Stipes
                                                 Chairman of the Board,
                                                 Chief Executive Officer and
                                                 President

     W HOLDING COMPANY'S STOCK HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, OR THE OFFICE OF THE COMMISSIONER OF FINANCIAL INSTITUTIONS OF PUERTO RICO, NOR HAS ANY OF THESE INSTITUTIONS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     W Holding Company's securities are not savings accounts or deposits and are neither insured nor guaranteed by Westernbank, the U.S. Government, the Federal Deposit Insurance Corporation or any other governmental agency. The securities are subject to investment risk and may lose value.


     This proxy statement/prospectus is being mailed to shareholders on or about June 30, 1999. The date of this proxy statement/prospectus is June 30, 1999.

                            WESTERNBANK PUERTO RICO
                            19 WEST MCKINLEY STREET
                          MAYAGUEZ, PUERTO RICO 00680
                                 (787) 834-8000

                            NOTICE OF ANNUAL MEETING


                          TO BE HELD ON JULY 30, 1999



     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Westernbank Puerto Rico will be held at Best Western Mayaguez Resort & Casino, located at Road 104, Km. 0.3, Mayaguez, Puerto Rico, on July 30, 1999 at 1:30 p.m., for the following purposes:


     (1) to consider a proposal to approve the reorganization of Westernbank into a bank holding company form of ownership by approving a plan of merger and reorganization, through which

     - Westernbank will become a subsidiary of a newly formed bank holding company called W Holding Company, Inc.;

     - each outstanding share of Westernbank common stock will be converted into one share of common stock of the holding company;

     - each outstanding share of Westernbank series A preferred stock will be converted into one share of series A preferred stock of the holding company; and

     - each outstanding share of Westernbank series B preferred stock will be converted into one share of series B preferred stock of the holding company (Proposal 1);

     (2) to elect three directors for a term of three years or until their successors have been elected and qualified (Proposal 2);

     (3) to approve Westernbank's 1999 Stock Option Plans (Proposal 3);

     (4) to consider the proposed increase in the number of shares of common stock that Westernbank is authorized to issue from 75,000,000 to 300,000,000 and the proposed increase in the number of shares of preferred stock that Westernbank is authorized to issue from 5,000,000 to 20,000,000 (Proposal 4);

     (5) to ratify the appointment of Deloitte & Touche LLP as Westernbank's independent auditors for 1999 (Proposal 5); and

     (6) to transact any other business that properly comes before the annual meeting or any adjournment of the meeting.

     If you held shares of Westernbank's common stock at the close of business on May 31, 1999, you are entitled to notice of the annual meeting and to vote on all matters that properly come before the meeting, including the reorganization. If you held shares of Westernbank's series A preferred stock or series B preferred stock at the close of business on that day, you are entitled to notice of the annual meeting and to vote on the reorganization.

     Under the Puerto Rico Banking Law, any stockholder of a bank involved in a transaction like the reorganization may object to the consideration offered to the stockholder in exchange for the stockholder's shares. If you object and attempt to seek other consideration for your shares, you must strictly follow the procedures outlined in section 15(i) of the Puerto Rico Banking Law. A copy of that section is attached as Appendix C to the proxy statement/prospectus. If you wish to object and do not follow the requirements of that section carefully, your right to seek other consideration may be invalidated.

     The separate votes of at least three-fourths of Westernbank's issued and outstanding common stock and two-thirds of Westernbank's issued and outstanding preferred stock, with both series voting together as a class, are required to approve the reorganization. Consequently, the required vote of Westernbank's common stockholders, series A preferred stockholders and series B preferred stockholders is based on the total number of shares of Westernbank's common stock, series A preferred stock and series B preferred stock issued and outstanding, and not on the number of shares which are actually voted. NOT RETURNING A PROXY CARD, NOT VOTING IN PERSON AT THE ANNUAL MEETING OR ABSTAINING FROM VOTING WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE REORGANIZATION.

     THEREFORE, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING YOU MAY VOTE IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE TIME IT IS EXERCISED AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

                                          By Order of the Board of Directors
                                          ANGEL LUIS ROSAS SIG
                                          Angel Luis Rosas
                                          Secretary


Mayaguez, Puerto Rico
June 30, 1999

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE HOLDING COMPANY
  REORGANIZATION............................................    5
SUMMARY.....................................................    6
RISK FACTORS................................................    9
Applicable laws and regulations restrict both the ability of
  Westernbank to pay dividends to the holding company, and
  the ability of the holding company to pay dividends to
  you.......................................................    9
Westernbank's directors and executive officers own a large
  amount of its stock and accordingly have significant
  control of its management and affairs, which they could
  exercise against your best interests......................    9
Provisions of the holding company's charter and applicable
  law may prevent a change in control.......................    9
FORWARD LOOKING STATEMENTS..................................   10
SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION.......   11
THE ANNUAL MEETING..........................................   12
PROPOSED REORGANIZATION INTO A BANK HOLDING COMPANY.........   14
Parties to the Reorganization...............................   14
Description of the Proposed Reorganization..................   14
Reasons for the Reorganization..............................   15
Recommendation of Westernbank's Board of Directors..........   15
Treatment of Stock Certificates.............................   16
Conditions That Must be Satisfied Before the Reorganization
  Can Occur.................................................   16
Differences in Stockholder Rights as a Result of the
  Reorganization............................................   17
Tax Consequences of the Reorganization......................   19
Accounting Treatment of the Reorganization..................   20
Regulatory Approvals........................................   21
Rights of Dissenting Stockholders...........................   21
1999 Qualified Stock Option Plan and 1999 Nonqualified Stock
  Option Plan...............................................   22
Termination or Amendment of the Plan of Merger and
  Reorganization............................................   22
Market Price of Westernbank's Capital Stock and Dividends...   23
Management..................................................   23
ADDITIONAL INFORMATION ABOUT WESTERNBANK....................   24
ADDITIONAL INFORMATION ABOUT THE HOLDING COMPANY............   28
Description of the Holding Company's Capital Stock..........   28
ADDITIONAL INFORMATION ABOUT INTERIM BANK...................   40
SUPERVISION AND REGULATION..................................   41
BENEFICIAL OWNERSHIP OF SECURITIES..........................   49
INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTORS AND
  DIRECTORS WHOSE TERMS CONTINUE............................   51
PERFORMANCE OF WESTERNBANK COMMON STOCK.....................   60
APPROVAL OF WESTERNBANK 1999 STOCK OPTION PLANS.............   61
PROPOSED INCREASE IN AUTHORIZED CAPITAL STOCK OF
  WESTERNBANK...............................................   64
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.........   65

                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION.........................   66
INFORMATION INCORPORATED BY REFERENCE.......................   66
FINANCIAL STATEMENTS........................................   67
ANNUAL REPORT...............................................   67
ADJOURNMENT OF STOCKHOLDER MEETING..........................   67
STOCKHOLDER PROPOSALS.......................................   67
OTHER MATTERS...............................................   68
LEGAL MATTERS...............................................   68
Appendix A -- Amended and Restated Plan of Merger and
  Reorganization............................................  A-1
Appendix B -- W Holding Company's Certificate of
  Incorporation and Amended and
  Restated By-laws..........................................  B-1
Appendix C -- Section 15(i) of the Puerto Rico Banking
  Law.......................................................  C-1

         QUESTIONS AND ANSWERS ABOUT THE HOLDING COMPANY REORGANIZATION

Q: WHY IS WESTERNBANK PROPOSING TO REORGANIZE INTO A HOLDING COMPANY STRUCTURE?

A: Westernbank's board of directors believes that a holding company can create greater stockholder value than can a bank. Unlike banks, a holding company can grow by providing services which are "closely related to banking," such as providing full or discount brokerage services and acting as a fiduciary, investment or financial advisor. Also, if the proposed reorganization is approved, the holding company will be permitted to acquire banks located and operating outside Puerto Rico, thereby reducing the geographic risks currently part of Westernbank's operations. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Reasons for the Reorganization" on page 15.

Q: WHERE AND WHEN IS THE STOCKHOLDERS' MEETING?


A: The annual meeting will be held at Best Western Mayaguez Resort & Casino, located at Road 104, Km. 0.3, Mayaguez, Puerto Rico on July 30, 1999, at 1:30 p.m.


Q: WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign, date and return it as soon as possible. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the reorganization. Not returning your proxy, not voting at the annual meeting or abstaining from voting has the effect of voting against the reorganization.

   If you hold Westernbank common stock you can choose to attend the annual meeting and vote your shares in person instead of returning your completed proxy card. If you do return a proxy card, you may change your vote at any time up to the time of the vote by following the directions on page 13.

Q: IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions to your broker on how you want your shares voted.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the reorganization takes place, you will receive instructions on how to exchange your Westernbank certificates for holding company certificates.

Q: WHAT WILL WESTERNBANK'S STOCKHOLDERS RECEIVE IN THE REORGANIZATION?

A: In the reorganization, (1) each outstanding share of Westernbank common stock will be converted into one share of common stock of the holding company; (2) each outstanding share of Westernbank series A preferred stock will be converted into one share of series A preferred stock of the holding company; and (3) each outstanding share of Westernbank series B preferred stock will be converted into one share of the holding company's series B preferred stock.

Q: WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: Before the reorganization takes place, Westernbank expects to continue to pay regular semi-annual cash dividends on its common stock, currently $.08. After the reorganization, any dividends will be paid when and as declared by the board of directors of the holding company. You should note that the holding company's ability to pay dividends to you will depend largely on the amount and frequency of dividends paid to it by Westernbank. The holding company will continue to pay dividends on its preferred stock on the same terms as Westernbank paid dividends on its preferred stock. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Differences in Stockholder Rights as a Result of the Reorganization" on page 17.

Q: WHEN DO YOU EXPECT THE REORGANIZATION TO TAKE PLACE?

A: We expect the reorganization to take place sometime in the third quarter of 1999, as soon as practicable after the annual meeting and the receipt of all required regulatory approvals.

                                    SUMMARY

     Before you vote, you should give careful consideration to all of the information contained in or incorporated by reference into this document.

THE REORGANIZATION

PARTIES TO AND STRUCTURE OF THE REORGANIZATION

Three parties will engage in the reorganization:

     - Westernbank;

     - W Holding Company, Inc., a wholly owned subsidiary of Westernbank formed to serve as a bank holding company after the reorganization; and

     - Western Interim Bank, a Puerto Rico bank to be formed as a wholly owned subsidiary of W Holding Company.

In the reorganization, the interim bank will merge into Westernbank and after the merger will continue the business of Westernbank as a wholly owned subsidiary of the holding company. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Description of the Proposed Reorganization" on page 14.

EFFECT OF THE REORGANIZATION

Immediately after the reorganization takes place, and assuming there are no dissenters, (1) the holding company will have outstanding the same number of shares of common stock and preferred stock, of each series, that Westernbank had issued and outstanding immediately prior to the reorganization, and (2) you will hold the same number of shares of the holding company's common stock and preferred stock of the series that you held in Westernbank immediately prior to the reorganization.

RECOMMENDATION OF WESTERNBANK'S BOARD OF
DIRECTORS ON THE REORGANIZATION

After careful consideration, the Westernbank board of directors has determined that the reorganization is advisable and in the best interests of Westernbank and its stockholders. Accordingly, the board approved the reorganization. The Westernbank board of directors recommends that you vote FOR approval of the reorganization.

WE WILL LIST THE HOLDING COMPANY'S STOCK ON NASDAQ TO THE SAME EXTENT WESTERNBANK'S STOCK IS NOW LISTED

Westernbank's common stock and its series B preferred stock currently are traded on the Nasdaq Stock Market's National Market Tier under the symbols WBPR and WBPRO. For the reorganization to take place, the holding company's common stock and series B preferred stock must be listed for trading on the Nasdaq Stock Market's National Market Tier. The holding company has applied to change the listing of Westernbank's common stock and series B preferred stock on the Nasdaq Stock Market's National Market Tier to the holding company's common stock and its series B preferred stock. The holding company may in the future apply to list its series A preferred stock on the Nasdaq Stock Market's National Market Tier. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Market Price of Westernbank's Capital Stock and Dividends" on page 23.

THE REORGANIZATION WILL LIKELY BE TAX-FREE TO YOU

You should not incur Puerto Rico or U.S. Federal Income Taxes as a result of exchanging your Westernbank stock for holding company stock, but tax laws are very complicated and special rules may apply to some stockholders.

You will not recognize gain or loss for Puerto Rico income tax purposes if you receive shares of stock in the holding company in exchange for your shares in Westernbank, except to the extent that you receive cash instead of fractional shares. If you exercise dissenters rights, you will recognize gain or loss for Puerto Rico income tax purposes. If you are a non-resident of Puerto Rico and you exercise the offshore option, any income that you realized will not be subject to Puerto Rico withholding and income taxes.

If you are a United States stockholder who owns less than 5% of Westernbank's stock, based on voting power and total value, you will not recog-nize gain or loss for United States federal income tax purposes if you receive shares of stock in the holding company in exchange for your shares of stock in Westernbank, except to the extent that you receive cash instead of fractional shares. If you are a United States stockholder and you exercise your dissenters rights, you will recognize gain or loss for United States federal income tax purposes. If you are a United States stockholder who owns 5% or more of Westernbank's stock, based on voting power and value, you will recognize gain or loss on the exchange of your Westernbank stock for holding company stock, but you may be able to avoid current taxation if you comply with applicable reporting requirements and you enter into a gain recognition agreement.

If you are a Puerto Rico resident individual, you will not be subject to United States federal income tax on any gain that you recognize as a result of the reorganization.

Westernbank intends to request a ruling from the Secretary of Treasury of Puerto Rico concerning stockholders' Puerto Rico tax consequences of the reorganization.

Westernbank has received an opinion of its counsel, Hogan & Hartson L.L.P., confirming the United States federal income tax consequences of the reorganization summarized above.

For more information about the tax consequences of the reorganization, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Tax Consequences of the Reorganization" on page 19.

THE REORGANIZATION WILL CHANGE YOUR RIGHTS AS A STOCKHOLDER

     Your rights as a stockholder of the holding company will still be governed by Puerto Rico corporate law, but will no longer be governed by Puerto Rico banking law. This changes in applicable law will cause some changes in your stockholder rights. The following list highlights the principal changes in your rights as a stockholder of the holding company from your rights as a Westernbank stockholder:

     - The holding company's charter expressly provides for indemnification of directors and officers;

     - The holding company's stockholders possess no rights to call special meetings of stockholders; and

     - Your ability to approve mergers or consolidations will increase, as holders of a simple majority of the holding company's outstanding voting stock, rather than a three-fourths majority, will be able to approve mergers or consolidations.

For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Differences in Stockholder Rights as a Result of the Reorganization" on page 17.

STOCKHOLDER VOTE REQUIRED TO APPROVE THE REORGANIZATION

Approval of the proposed reorganization requires at least three-fourths of the outstanding shares of our common stock and at least two-thirds of the outstanding shares of our preferred stock, with both series of preferred voting as a single class.

YOUR RIGHTS IF YOU VOTE AGAINST THE REORGANIZATION


The Banking Law of Puerto Rico will govern the rights of dissenters. If the reorganization takes place, you will be entitled to receive payment of the value of your shares from Westernbank if you (1) do not vote in favor of the reorganization, (2) record with Westernbank at the time of the annual meeting, or within twenty days after the meeting, your opposition to the reorganization and (3) demand payment for your shares. Once the reorganization takes place, you may petition the Court of First Instance, Superior Section of San Juan of the Commonwealth of Puerto Rico to have the value of the your shares appraised. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Rights of Dissenting Stockholders" on page 21.


COMPOSITION OF THE BOARD OF DIRECTORS OF THE HOLDING COMPANY AFTER THE REORGANIZATION

The holding company's board of directors consists of the same persons who are presently the directors of Westernbank. Your approval of the reorganization will confirm those persons, including the three directors elected at the annual meeting, as the directors of the holding company without further action and without changes in classes or terms.

CONDITIONS THAT MUST BE SATISFIED BEFORE THE REORGANIZATION CAN OCCUR

Westernbank will not be permitted to complete the reorganization until it satisfies a number of conditions, including the receipt of:

     - stockholder approval,

     - regulatory approvals, which have been applied for, and

     - rulings or opinions concerning the tax consequences of the reorganization.

For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Conditions That Must be Satisfied Before the Reorganization Can Occur" on page 16.

GOVERNMENT REGULATION AND SUPERVISION OF THE HOLDING COMPANY

After the reorganization, (1) the Federal Bank Holding Company Act of 1956 will govern the holding company and the Board of Governors of the Federal Reserve System will regulate its operations as a bank holding company, (2) Westernbank will continue to be regulated by the Federal Deposit Insurance Corporation and the Office of the Commissioner of Financial Institutions of Puerto Rico and (3) the deposits of Westernbank will continue to be insured by the FDIC to the full extent provided by law. For more information, please see the section of this proxy statement/prospectus captioned "Supervision and Regulation" on page 41.

OTHER MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

If you own Westernbank's common stock, you also will be asked to vote

     - on the election of three directors for three-year terms,

     - to approve Westernbank's 1999 Qualified Stock Option Plan and its 1999 Nonqualified Stock Option Plan, which we refer to as our "1999 Stock Option Plans,"

     - to approve an increase in Westernbank's authorized capital stock,

     - to ratify the appointment of Deloitte & Touche LLP as Westernbank's independent auditors for 1999, and

     - on any other business as may properly come before the annual meeting or any adjournment of the annual meeting.

Approval by Westernbank stockholders of these other annual meeting matters is not a condition to the completion of the reorganization. Approval of the reorganization is not a condition to approval of the other annual meeting proposals.

The Westernbank board of directors recommends that you vote FOR the election of each nominee as a director and each other annual meeting proposal.

                                  RISK FACTORS

     Westernbank stockholders should consider, among other matters, the following factors in voting for the reorganization. If completed, the reorganization will result in holders of Westernbank common stock and preferred stock of either series receiving corresponding shares of the holding company's common stock and preferred stock.

APPLICABLE LAWS AND REGULATIONS RESTRICT BOTH THE ABILITY OF WESTERNBANK TO PAY DIVIDENDS TO THE HOLDING COMPANY, AND THE ABILITY OF THE HOLDING COMPANY TO PAY DIVIDENDS TO YOU.

     Applicable banking laws restrict Westernbank's ability to pay dividends on its capital stock. Westernbank may not pay dividends if upon payment it would become undercapitalized under the laws and regulations enforced by the FDIC. Westernbank also may be prevented from paying dividends if the FDIC determines that Westernbank is operating in an unsafe or unsound condition or engaging in an unsafe or unsound practice. The maximum amount of dividends Westernbank can pay without prior regulatory approval is $1.88 per share.

     Even if stockholders approve Westernbank's proposed reorganization into a bank holding company structure, these restrictions on Westernbank's ability to pay dividends will continue. Consequently, since the holding company's principal source of income will consist initially of dividends, if any, from Westernbank, the restrictions on Westernbank's ability to pay dividends could adversely affect you after the reorganization. Moreover, the holding company will be restricted in its ability to pay dividends by constraints generally imposed on Puerto Rico corporations, and may be further restricted by minimum capital requirements imposed by the Board of Governors of the Federal Reserve System. See "Supervision and Regulation -- The Holding Company." The Federal Reserve Board issued a policy statement that provides that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

WESTERNBANK'S DIRECTORS AND EXECUTIVE OFFICERS OWN A LARGE AMOUNT OF ITS STOCK AND ACCORDINGLY HAVE SIGNIFICANT CONTROL OF ITS MANAGEMENT AND AFFAIRS, WHICH THEY COULD EXERCISE AGAINST YOUR BEST INTERESTS.

     As of the May 31, 1999 record date, the directors and executive officers of Westernbank beneficially own approximately 36.1% of our outstanding common stock. As a result of this percentage ownership, our directors and executive officers as a group can exercise significant control over our management and affairs, including the election of directors and the determination of all other matters requiring stockholder approval. Acting as a group, they will retain the power to block business combinations in accordance with the charter documents of both Westernbank and the holding company. Accordingly, this concentration of ownership may have the effect of delaying or preventing a change of control of our company that may be in your best interests.

PROVISIONS OF THE HOLDING COMPANY'S CHARTER AND APPLICABLE LAW MAY PREVENT A CHANGE IN CONTROL.

     In addition, provisions of the charter documents of the holding company, as well as United States federal banking law, could make it more difficult for a third party to acquire us after the reorganization, even if doing so would provide our stockholders with a "premium" to prevailing market prices or otherwise be beneficial to our stockholders. These provisions in the charter documents include:

     - a staggered board of directors;

     - an increase in the amount of preferred stock which the holding company's board of directors can issue without stockholder approval:

     - a provision which prohibits stockholders from calling special meetings of the holding company's stockholders;

     - advance notice procedures for nomination of directors and for stockholder proposals; and

     - super-majority board or shareholder approval for change of control.

     In addition, the prior approval of the FDIC or the Federal Reserve Board and the Puerto Rico Commissioner must be obtained prior to the occurrence of a change in control.

                           FORWARD LOOKING STATEMENTS

     No person is authorized to give any information or to make any representation not contained or incorporated by reference in this proxy statement/prospectus in connection with the solicitation of proxies by Westernbank or the offering of W Holding Company, Inc. common stock or preferred stock being made. You should not rely on any other information or representation as having been authorized by Westernbank or W Holding Company, Inc. This proxy statement/prospectus does not constitute (1) an offer to sell, or a solicitation of an offer to purchase, any of W Holding Company, Inc.'s common stock or preferred stock offered by this proxy statement/prospectus, or (2) the solicitation of a proxy, in any jurisdiction in which it is unlawful to make that kind of an offer or solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of W Holding Company, Inc.'s common stock or preferred stock offered by this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of Westernbank or W Holding Company, Inc. or the information in this document or the documents or reports incorporated by reference into this document since the date of this proxy statement/prospectus.

             SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

     The following table shows selected financial data for each of the years in the five-year period ended December 31, 1998, and for the quarters ended March 31, 1999 and March 31, 1998. This financial data is derived from, should be read together with, and is qualified by reference to, the more detailed information contained in Westernbank's Annual Reports on Form 10-K for each of the five years ended December 31, 1998, and Westernbank's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and March 31, 1998, and Notes thereto, as each may be amended, incorporated by reference into this proxy statement/prospectus.

                                    AT MARCH 31,                                     AT DECEMBER 31,
                             --------------------------      ---------------------------------------------------------------
                                1999            1998            1998         1997         1996            1995        1994
                             ----------      ----------      ----------   ----------   ----------      ----------   --------
                                                                     (IN THOUSANDS)
FINANCIAL CONDITION DATA:
Total assets...............  $2,822,202      $1,831,308      $2,481,176   $1,555,799   $1,284,697      $1,039,449   $861,292
Loans, net and mortgage
  loans held for sale......   1,550,015         978,350       1,361,297      784,795      623,621         501,201    444,826
Deposits...................   1,895,010       1,187,944       1,690,529    1,043,405      908,536         735,628    675,057
Borrowings(a)..............     749,747         520,574         621,325      393,750      282,192         226,325    122,498
Stockholders' equity.......     158,979         106,103         154,282      102,235       83,136          67,658     56,490

                             AT OR FOR THE THREE MONTHS
                                  ENDED MARCH 31,                        AT OR FOR THE YEARS ENDED DECEMBER 31,
                             --------------------------      ---------------------------------------------------------------
                                1999            1998            1998         1997         1996            1995        1994
                             ----------      ----------      ----------   ----------   ----------      ----------   --------
                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
EARNINGS
Total interest income......  $   49,415      $   32,712      $  157,446   $  113,528   $   93,416      $   74,243   $ 55,591
Total interest expense.....     (27,164)        (17,178)        (84,308)     (57,198)     (45,805)        (35,528)   (24,296)
                             ----------      ----------      ----------   ----------   ----------      ----------   --------
Net interest income........      22,251          15,534          73,138       56,330       47,611          38,715     31,295
Provision for loan
  losses...................      (1,500)         (1,100)         (6,000)      (2,700)          --          (3,000)    (1,210)
Other income...............       3,175           3,415          10,154        9,979        6,747           5,277      2,907
Operating expenses.........     (12,556)         (9,966)        (41,705)     (35,012)     (32,460)(b)     (25,744)   (19,812)
Income taxes...............      (2,355)         (1,414)         (6,892)      (5,693)      (4,850)         (3,219)    (2,549)
                             ----------      ----------      ----------   ----------   ----------      ----------   --------
Net income.................  $    9,015      $    6,469      $   28,695   $   22,904   $   17,048      $   12,029   $ 10,631
                             ==========      ==========      ==========   ==========   ==========      ==========   ========
Net income attributable to
  common stockholders......  $    8,472      $    6,469      $   27,604   $   22,904   $   17,048      $   12,029   $ 10,631
                             ==========      ==========      ==========   ==========   ==========      ==========   ========
RATIOS AND PER SHARE
  AMOUNTS:
Return on average
  assets(c)................        1.36%(d)        1.53%(d)        1.42%        1.61%        1.47%           1.27%      1.36%
Return on average common
  stockholders'
  equity(c)................       26.86(d)        24.84(d)        24.42        24.71        22.61           19.38      19.94
Operating expenses to total
  assets...................        1.78(d)         2.18(d)         1.68         2.25         2.53            2.48       2.30
Average interest rate
  spread...................        3.50(d)         3.91(d)         3.74         4.09         4.01            4.18       4.28
Earnings per common
  share(e)
  Basic....................  $     0.20      $     0.15      $     0.66   $     0.54   $     0.42      $     0.29   $   0.25
  Diluted..................        0.20            0.15            0.66         0.54         0.41            0.28       0.24
Cash dividends declared per
  common share(e)..........          --              --            0.12         0.09         0.08            0.03       0.03
Total capital to
  risk-weighted assets.....       11.41%          11.29%          11.74%       12.80%       12.20%          12.14%     11.96%
Tier I capital to
  risk-weighted assets.....       10.47           10.17           10.61        11.69        11.08           11.02      10.83
Tier I capital to total
  average assets...........        5.98            6.16            6.37         6.56         6.24            6.39       6.02
Average equity to average
  assets(c)................        5.91            6.15            6.35         6.53         6.49            6.53       6.84
Book value per common
  share(e).................  $     3.06      $     2.52      $     2.94   $     2.42   $     1.97      $     1.71   $   1.46

---------------
(a) Includes securities sold under agreements to repurchase, term notes and advances from the Federal Home Loan Bank.
(b) Includes a $3.3 million special assessment paid to the FDIC for deposit insurance in 1996.
(c) Averages are computed by using beginning and end of period balances.
(d) Annualized.
(e) After effect of stock splits and stock dividends.

                               THE ANNUAL MEETING

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

     At the annual meeting, you will be asked to vote on the amended and restated plan of merger and reorganization, dated as of June 15, 1999, among Westernbank, W Holding Company, Inc. and Western Interim Bank. We organized W Holding Company as a new Puerto Rico corporation to become the holding company for Westernbank. We are organizing Western Interim Bank as a new bank as part of the holding company reorganization process. Through the merger of Westernbank and the interim bank, (1) each outstanding share of common stock of Westernbank will be converted into one share of common stock of the holding company and (2) each outstanding share of each series of preferred stock of Westernbank will be converted into one share of the corresponding series of preferred stock of the holding company.

     At the annual meeting, holders of Westernbank common stock also will be asked to vote on

     - the election of three directors for three-year terms

     - approval of Westernbank's 1999 Stock Option Plans

     - an increase in the number of authorized shares of Westernbank common stock from 75,000,000 to 300,000,000 shares and an increase in the number of authorized shares of Westernbank preferred stock from 5,000,000 to 20,000,000 shares

     - ratification of the appointment of Deloitte & Touche LLP as Westernbank's independent auditors for 1999

     - any other business as may properly come before the annual meeting or any adjournment of the annual meeting. Except for procedural matters related to the conduct of the annual meeting, Westernbank management is not aware of any other matters which could come before the annual meeting.

WHO IS ELIGIBLE TO VOTE

     If you held Westernbank common stock or Westernbank preferred stock at the close of business on May 31, 1999 you are entitled to vote at the annual meeting. On May 31, 1999, there were 42,000,000 shares of Westernbank common stock, 1,219,000 shares of Westernbank series A preferred stock and 1,740,000 shares of Westernbank series B preferred stock outstanding. On that day, there were 676 holders of record of common stock, 13 holders of record of series A preferred stock, and six holders of record of series B preferred stock. Each share of common stock is entitled to one vote on each matter properly presented at the annual meeting. Each share of preferred stock is entitled to one vote on the proposed reorganization.

QUORUM; REQUIRED VOTE

     At least a majority of the total number of shares of common stock entitled to vote must attend the annual meeting, in person or by proxy, to constitute a quorum for matters to be voted upon by the common stockholders. We will count shares that abstain and broker non-votes as present for purposes of determining the presence of a quorum. If we have not obtained sufficient votes for a quorum, the annual meeting may be adjourned or postponed to permit us to further solicit proxies.

     We will count neither abstentions nor broker non-votes in tabulations for voting for directors. We will count abstentions in tabulations of the votes cast for purposes of determining whether a proposal other than election of directors has been approved. Broker non-votes will not be counted for purposes of determining the number of votes cast for any proposal.

     As to the election of directors, the proxy card being provided by the board of directors enables a common stockholder to vote for the election of the nominees proposed by the board, or to withhold authority to vote for one or more of the nominees being proposed.

     In connection with the (1) reorganization, (2) approval of the 1999 Stock Option Plans, (3) increase in authorized capital stock and (4) ratification of our independent auditors, a stockholder may vote FOR, AGAINST or ABSTAIN by checking the appropriate box.

     At least three-fourths of Westernbank's outstanding common stock and two-thirds of the total number of outstanding shares of Westernbank's preferred stock, with both series voting together as a single class, must approve the plan of merger and reorganization. To elect directors, under applicable Puerto Rico laws and Westernbank's restated certificate of incorporation and by-laws, holders of a majority of Westernbank's outstanding shares of common stock must vote in favor of the nominees. Holders of a majority of the outstanding shares of Westernbank common stock must vote to (A) approve the 1999 Stock Option Plans and (B) ratify the appointment of our independent auditors. Holders of at least two-thirds of Westernbank's outstanding common stock must vote to approve the proposed increase in Westernbank's authorized capital stock. Consequently, the required vote of Westernbank's common stockholders and preferred stockholders is based on the total number of shares of Westernbank's common stock and preferred stock of each series then issued and not on the number of shares which are actually voted. NOT RETURNING A PROXY CARD, NOT VOTING IN PERSON AT THE ANNUAL MEETING OR ABSTAINING FROM VOTING WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PLAN OF MERGER AND REORGANIZATION.

REVOCABILITY OF PROXIES

     The proxies solicited pursuant to this proxy statement/prospectus, if properly signed and returned to Westernbank and not revoked prior to their use, will be voted in accordance with the instructions contained in the proxies. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED ON THE PROXY CARD WILL BE VOTED FOR THE REORGANIZATION, FOR THE THREE DIRECTOR NOMINEES, FOR APPROVAL OF THE 1999 STOCK OPTION PLANS, FOR THE INCREASE IN AUTHORIZED CAPITAL STOCK, AND FOR THE RATIFICATION OF OUR AUDITORS. Any stockholder who submits a proxy card may revoke it at any time before it is exercised by (1) filing with Mr. Angel Luis Rosas, Secretary, Westernbank, Box 1180, Mayaguez, Puerto Rico 00681, a written notice of revocation, (2) submitting a duly executed proxy card bearing a later date or (3) appearing at the annual meeting and giving the Secretary notice of his or her intention to vote in person.

     Proxies solicited pursuant to this proxy statement will be returned to the proxy solicitors or Westernbank's transfer agent, and will be tabulated by inspectors of election designated by the board of directors of Westernbank who will not be employed by, or be directors of, Westernbank. After the final adjournment of the annual meeting, the proxies will be returned to the board of directors of Westernbank for safekeeping. Proxies solicited pursuant to this proxy statement may be used only at the annual meeting and any adjournment of the meeting and will not be used for any other meetings.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of Westernbank may solicit proxies for the annual meeting from stockholders personally or by telephone or telegram without receiving additional compensation for these activities. Westernbank will bear the cost of soliciting proxies. In addition, Westernbank has retained Morrow & Co., Inc., a proxy solicitation firm, to assist in proxy solicitation for the annual meeting. Westernbank will pay a fee to that firm of $6,000 plus reasonable out-of-pocket expenses. Westernbank will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so.

                            PROPOSED REORGANIZATION
                          INTO A BANK HOLDING COMPANY

                                  (PROPOSAL 1)

     The reorganization will be accomplished pursuant to the amended and restated plan of merger and reorganization dated as of June 15, 1999. We have attached a copy of the amended and restated plan of merger and reorganization to this proxy statement/prospectus as Appendix A and incorporate the plan by reference into this proxy statement/prospectus. We urge you to read the entire plan of merger and reorganization.

PARTIES TO THE REORGANIZATION

     Westernbank Puerto Rico --Westernbank Puerto Rico, a publicly owned full service commercial bank chartered under the laws of the Commonwealth of Puerto Rico, provides a wide range of financial services for retail and institutional clients. Its principal executive offices are located at 19 West McKinley Street, Mayaguez, Puerto Rico 00680 and its telephone number is (787) 834-8000. Westernbank operates under the regulations of the FDIC and the Office of the Commissioner of Financial Institutions of Puerto Rico. Westernbank's deposits are insured by the FDIC to the full extent provided by law.

     W Holding Company, Inc. --W Holding Company, Inc. is a corporation formed under the laws of the Commonwealth of Puerto Rico in February 1999 as a wholly owned subsidiary of Westernbank to serve as a bank holding company after the reorganization. The holding company has no prior operating history. Its principal executive offices are located at 19 West McKinley Street, Mayaguez, Puerto Rico 00680 and its telephone number is (787) 834-8000.

     Western Interim Bank --Western Interim Bank will be established as a commercial bank chartered under the laws of the Commonwealth of Puerto Rico and a wholly owned subsidiary of the holding company. Western Interim Bank will be formed solely to facilitate the reorganization. Its principal executive offices will be located at 19 West McKinley Street, Mayaguez, Puerto Rico 00680 and its telephone number will be (787) 834-8000.

DESCRIPTION OF THE PROPOSED REORGANIZATION

     If Westernbank's stockholders approve the reorganization and all of the other conditions set forth in the plan of merger and reorganization are satisfied, interim bank will be merged into Westernbank, with Westernbank as the surviving entity. On the effective date of the reorganization, other than dissenting shares, (1) each share of Westernbank's common stock that is outstanding immediately prior to the reorganization, (2) each share of Westernbank's series A preferred stock that is outstanding immediately prior to the reorganization, and (3) each share of Westernbank's series B preferred stock that is outstanding immediately prior to the reorganization, will automatically by operation of law be exchanged for one share of the holding company's corresponding (1) common stock, (2) series A preferred stock, or (3) series B preferred stock, as the case may be.

     After the reorganization, the former holders of Westernbank's outstanding common stock and preferred stock who do not exercise dissenters' rights will hold all of the outstanding shares of the holding company's common stock and preferred stock and the holding company will own all of Westernbank's outstanding capital stock.

     After the reorganization, Westernbank will continue its existing business and operations as a wholly owned subsidiary of the holding company and the consolidated (1) capitalization, (2) assets, (3) liabilities, (4) income and (5) financial statements of the holding company immediately following the reorganization will be substantially the same as those of Westernbank immediately prior to the reorganization. The restated certificate of incorporation and the by-laws of Westernbank will continue in effect, and will not be affected in any material manner by the reorganization. Westernbank will continue to use the name "Westernbank Puerto Rico."

     The board of directors of Westernbank and the holding company believe that the reorganization is in the best interests of Westernbank's stockholders for the reasons described below in the subsection captioned "Reasons for the Reorganization." The boards of directors of Westernbank and the holding company have approved the plan of merger and reorganization and the plan will be approved by the board of directors of the interim bank upon its formation. If Westernbank's stockholders approve the plan of merger and reorganization and the other conditions described below under "Conditions That Must Occur Before the Reorganization Can Occur" are satisfied, the reorganization will become effective upon the filing of the plan of merger and reorganization with the Secretary of State of the Commonwealth of Puerto Rico.

REASONS FOR THE REORGANIZATION

     Westernbank's board of directors proposed the reorganization to permit greater flexibility to Westernbank in meeting the financial needs of its customers and to provide a vehicle for growth and potential geographic diversification. Generally, Puerto Rico banks are not permitted to own or operate other banks or to engage in any business other than banking. Bank holding companies, by contrast, are permitted to acquire and operate more than one bank and to engage in activities closely related to banking, including:

     - making or servicing loans,

     - providing discount and full service brokerage services, and

     - acting as a fiduciary, investment or financial advisor.

Bank holding companies may also establish or acquire companies engaged in activities closely related to banking with operations and offices located in Puerto Rico and outside the island as well. For more examples of the types of activities closely related to banking in which bank holding companies are permitted to engage, please see the section of this proxy statement/prospectus captioned "Supervision and Regulation" below. While the holding company is not presently engaged in negotiations and there are no current arrangements or agreements for the acquisition of other banks or companies engaged in activities closely related to banking, Westernbank's board of directors believes that the possibility of making these types of acquisitions represents a potentially attractive growth possibility.

     Westernbank's board of directors also believes that the holding company may provide additional funding sources for Westernbank, as well as better access to diverse money and capital markets. For instance, the holding company, unlike Westernbank, will be permitted to raise capital by borrowing funds and by issuing debt securities. Any capital raised by the holding company could then be invested as capital in Westernbank. However, the holding company has no present plan or intention to borrow funds or issue debt. Additionally, Westernbank's board of directors believes that a bank holding company will be in a better position to respond to the competitive environment in which Westernbank is operating, characterized in larger part by the activities of bank holding companies in Puerto Rico as well as nationally. In general, the board of directors of Westernbank believes that operating as a bank holding company will serve the interests of the banking public and the stockholders of Westernbank by improving the capability for service in a highly competitive environment.

RECOMMENDATION OF WESTERNBANK'S BOARD OF DIRECTORS

     After careful consideration, the Westernbank board of directors has determined that the reorganization is advisable and in the best interests of Westernbank and its stockholders and has approved the plan of merger and reorganization and the transactions contemplated by the plan of merger and reorganization. The Westernbank board of directors recommends that you vote FOR approval of the plan of merger and reorganization.

TREATMENT OF STOCK CERTIFICATES

     After the reorganization, the former holders of Westernbank's common stock, series A preferred stock and series B preferred stock who do not exercise dissenters' rights will be entitled to exchange their Westernbank stock certificates for new certificates evidencing the same number of shares of holding company common stock, series A preferred stock or series B preferred stock, as the case may be. Until so exchanged, Westernbank stock certificates will, for all purposes, represent the same number of holding company shares as the number of Westernbank shares previously represented, and the holders of Westernbank certificates who do not exercise dissenters' rights will have all of the rights of holders of the holding company's shares.

     After the reorganization takes place, instructions concerning the exchange of stock certificates will be sent to all holders of record as of the effective date of the reorganization. The Bank of New York, the transfer agent for Westernbank's common stock and each series of preferred stock, will act in the same capacity for the holding company's common stock and each series of preferred stock.

CONDITIONS THAT MUST BE SATISFIED BEFORE THE REORGANIZATION CAN OCCUR

     The following conditions must be satisfied before the reorganization can occur:

     - three-fourths of the issued and outstanding shares of Westernbank common stock, and two-thirds of the issued and outstanding shares of Westernbank's preferred stock, with both series voting together as a single class, must approve the reorganization;

     - the holding company, as the holder of all of the outstanding stock of the interim bank, must approve the reorganization;

     - Westernbank, as the holder of all of the outstanding stock of the holding company, must approve the reorganization;

     - W Holding Company must receive the approval of the Board of Governors of the Federal Reserve System to become a bank holding company;

     - W Holding Company must receive the approval of the Office of the Commissioner of Financial Institutions of Puerto Rico to acquire control of Westernbank, Western Interim Bank must receive the Commissioner's approval for a bank charter, and Westernbank must receive the Commissioner's approval to merge with Western Interim Bank;

     - Westernbank must receive the approval of the FDIC to merge with Western Interim Bank;

     - All regulatory approvals, or waiver or exemption from any required regulatory approval, and satisfaction of all other requirements required by law which are necessary to complete the reorganization must be obtained, and all statutory waiting periods must be terminated or expire, without the imposition of any condition or requirements that would materially and adversely affect the operations or business prospects of the holding company or Westernbank following the effective date so as to render inadvisable the completion of the reorganization;

     - Westernbank must receive a ruling from the Secretary of the Treasury of Puerto Rico or an opinion letter from Jose Vila, counsel to Westernbank, regarding the Puerto Rico income tax consequences of the reorganization;

     - Westernbank must receive an opinion letter from Hogan & Hartson L.L.P., counsel to Westernbank, regarding the United States income tax consequences of the reorganization; and

     - the holding company's common stock and series B preferred stock each must be approved for quotation on the Nasdaq Stock Market's National Market Tier.

DIFFERENCES IN STOCKHOLDER RIGHTS AS A RESULT OF THE REORGANIZATION

     If the reorganization takes place, Westernbank's stockholders will become stockholders of the holding company, a Puerto Rico corporation. Accordingly, their rights will be governed by the General Corporations Law of the Commonwealth of Puerto Rico and the certificate of incorporation and by-laws of the holding company. The rights of holders of holding company stock will no longer be governed by the Puerto Rico Banking Law. This change of governing law, as well as from distinctions between Westernbank's restated certificate of incorporation and by-laws and the holding company's certificate of incorporation and by-laws, will produce some differences in your stockholder rights. The following discussion summarizes the material differences in stockholder rights that will arise as a result of the reorganization. The certificate of incorporation and by-laws of the holding company are attached to this proxy statement/prospectus at Appendix B. We urge all stockholders to read these documents.

     Payment of Dividends. Westernbank's ability to pay dividends on its common stock is restricted by applicable banking laws. You should note, though, that after the reorganization, the holding company's principal source of income initially will consist of dividends, if any, from Westernbank, and the existing restrictions on Westernbank's ability to pay dividends will continue in effect.

     The holding company will not be similarly restricted on its ability to pay dividends. Restrictions generally imposed on Puerto Rico corporations will, however, be imposed on the holding company. Under Puerto Rico corporate law, dividends may be paid out only from the holding company's net assets in excess of capital or in the absence of such excess, from its net earnings for such fiscal year and/or the preceding fiscal year. The holding company's ability to pay dividends also may be restricted by minimum capital requirements imposed by the Board of Governors of the Federal Reserve System. Furthermore, the Board of Governors has issued a policy statement that provides that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

     Indemnification. Westernbank's restated certificate of incorporation and by-laws do not currently authorize the indemnification of directors and officers. The Banking Law of Puerto Rico, however, exempts directors of a bank from personal liability for their acts as directors of a bank, provided the directors comply with applicable laws, the bank's governing corporate documents, and any stockholder resolutions. Moreover, the Banking Law permits Westernbank to indemnify any director, official, employee or agent of the bank unless that person is being fined for violating a provision of the Banking Law.

     Under Puerto Rico corporate law, the holding company's directors and officers are liable if they knowingly cause to be published or give out any false written statement or report with respect to any important matter regarding the business or condition of the company. The holding company's certificate of incorporation requires the holding company to indemnify any director, officer, employee or agent of the holding company for liability and for the expenses incurred in defending against such liability arising from actions taken in respect of his or her position if (1) the actions were taken in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the holding company, or (2) with respect to a criminal proceeding, if he or she had no reasonable cause to believe that his or her action was unlawful. Under some circumstances, the holding company may also advance amounts to cover the expenses of litigation. The holding company's certificate of incorporation also contains provisions eliminating the personal liability of directors of the holding company for monetary damages to the fullest extent permitted by Puerto Rico corporate law.

     Special Meetings of the Stockholders. Under Westernbank's restated certificate of incorporation and by-laws, a special meeting of stockholders may be called by (1) the President or (2) the Board of Directors if either is of the opinion that such a meeting is necessary, or (3) by the request of stockholders representing 20% of the paid-in capital entitled to vote at the meeting. The holding company's certificate of incorporation and by-laws provide that a special meeting of stockholders may be called only by the President or the board of directors of the holding company.

     Stockholder Approval of Mergers and Consolidations. Westernbank's restated certificate of incorporation requires three-fourths of the outstanding voting capital stock to approve a merger or consolidation.

Under Puerto Rico corporate law, the holding company can accomplish a merger or consolidation or a transfer of all its assets with approval of the holders of a simple majority of the issued and outstanding voting stock. Neither the holding company's certificate of incorporation or by-laws provide for a higher voting requirement than Puerto Rico corporate law.

     Amendment of Charter and Bylaws. The holding company will be able to amend its charter and by-laws more easily than may Westernbank. Under its certificate of incorporation, Westernbank must obtain approval of holders of at least two-thirds of its outstanding voting capital stock before it can amend its restated certificate of incorporation to (1) increase its authorized capital stock, (2) change the location of its principal office, (3) extend its term of existence or (4) dissolve. By contrast, the holding company's charter and Puerto Rico corporate law generally provide that the holding company may amend its charter if the amendment is approved by the vote of the majority of its entire capital stock entitled to vote.

     The holding company may amend its by-laws more easily than may Westernbank because the holding company's by-laws may be amended by the board of directors by the affirmative vote of a majority of the directors present at a meeting at which a quorum is present. By contrast, Westernbank must obtain approval of holders of a majority of its outstanding shares of common stock to amend its by-laws.

     The charter of the holding company, like Westernbank's restated charter, also requires the affirmative vote of the holders of at least two-thirds, or such higher amount as required by law, of the aggregate liquidation preference associated with any series of the holding company's preferred stock in connection with amendments affecting the terms and preferences of the series of preferred stock or any parity stock.

     Notice of Stockholders Meeting. The Banking Law requires that (1) notice of the annual meeting be provided to stockholders of Westernbank at least thirty days before the annual meeting, setting forth the hour, date and place of the meeting, and (2) that the notice be published twice a week for the two consecutive weeks before the date of the meeting in two newspapers of general circulation in Puerto Rico. Westernbank's by-laws require that the notice be published for four consecutive weeks. Westernbank's restated certificate of incorporation requires that notices of special meetings of stockholders contain the same information as notices of regular annual meetings of stockholders, as well as information in connection with the reasons for the call to the meeting and in connection with the different matters to be considered and voted upon at the meeting. By contrast, Puerto Rico corporate law and the holding company's certificate of incorporation require that notice be sent to stockholders at least 10 days, but not more than 60 days, prior to the date for a stockholder meeting. Neither Puerto Rico corporate law nor the holding company's certificate of incorporation requires that notices for a stockholders' meeting be published in newspapers.

     Board Committees. Westernbank's by-laws provide that Westernbank's board of directors may, by resolution adopted by a majority of the full board, from time to time appoint any number of committees composed of not less than three directors. Puerto Rico corporate law and the holding company's by-laws provide that the holding company's board of directors may, by resolution adopted by a majority of the board of directors, designate one or more committees, each one of which shall be composed of one or more directors.

     New Business at Annual Meetings. Westernbank's by-laws provide that any new business to be taken up by a stockholder at an annual meeting must be stated in writing and filed with the Secretary of Westernbank at least 150 days prior to the annual meeting. The holding company's by-laws require that a stockholder give notice at least 120 days prior to the annual meeting, and further require that the stockholder include (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the holding company's books, of the stockholder proposing such business, (3) the class and number of shares of holding company which are beneficially owned by the stockholder, and (4) any material interest of the stockholder in such business.

TAX CONSEQUENCES OF THE REORGANIZATION

     Puerto Rico Tax Consequences of the Reorganization

     Westernbank intends to file a ruling request with the Secretary of Treasury of Puerto Rico requesting the following rulings, among others, in connection with the reorganization:

     (1) that the reorganization, including the creation of the interim bank and the merger of the interim bank into Westernbank, will be treated as a tax-free reorganization under sections 1112(g)(1)(A) and 1112(g)(2)(C) of the Puerto Rico Internal Revenue Code.

     (2) each of Westernbank, the interim bank and the holding company shall constitute a "party to a reorganization" for purposes of section 1112(g)(3);

     (3) that under sections 1112(b)(3), 1112(b)(4) and 1112(o), no gain or loss will be recognized by Westernbank, the interim bank, the holding company, or by Westernbank's stockholders upon the exchange of shares of (A) Westernbank's common stock for the holding company's common stock, (B) Westernbank's series A preferred stock for the holding company's series A preferred stock, and (C) Westernbank's series B preferred stock for the holding company's series B preferred stock;

     (4) that under section 1114(a)(7), (X) the basis of the holding company common stock received by each stockholder of Westernbank will be the same as the basis of the shares of Westernbank's common stock held by such stockholder immediately before the reorganization; (Y) the basis of the holding company's series A preferred stock received by each stockholder of Westernbank will be the same as the basis of the shares of Westernbank's series A preferred stock held by such stockholder immediately before the reorganization, and (Z) the basis of the holding company's series B preferred stock received by each stockholder of Westernbank will be the same as the basis of the shares of Westernbank's series B preferred stock held by such stockholder immediately before the reorganization;

     (5) that under section 1112(b)(2), (X) the holding period of the holding company common stock received by each stockholder of Westernbank will include the holding period of the shares of Westernbank's common stock held by such stockholder immediately prior to the reorganization, (Y) the holding period of the holding company's series A preferred stock received by each stockholder of Westernbank will include the holding period of the shares of Westernbank's series A preferred stock held by such stockholder immediately before the reorganization, and (Z) the holding period of the holding company's series B preferred stock received by each stockholder of Westernbank will include the holding period of the shares of Westernbank's series B preferred stock held by such stockholder immediately before the reorganization;

     (6) that under section 1112(a), Westernbank stockholders who exercise their rights as dissenters will have to recognize gain or loss on the exchange of shares of stock for cash equal to the difference between the amount of cash received and the adjusted basis of their Westernbank stock surrendered in the exchange;

     (7) under sections 1123(e)(2), 1147(g) and 1150, non-resident dissenting shareholders will be subject to income tax withholding at a rate of 20% if a citizen of the United States, 25% if a citizen of a foreign country, or 29% if a foreign corporation, of the total amount of cash to be paid in the exchange; and

     (8) before and after the reorganization, Westernbank will constitute one and the same taxpayer with the same tax attributes.

     Westernbank cannot assure you that the Secretary of the Treasury of Puerto Rico will issue the rulings as requested by Westernbank. The reorganization cannot take place unless Westernbank receives a ruling from the Secretary of the Treasury of Puerto Rico or an opinion letter from Jose Vila, counsel to

Westernbank, regarding the Puerto Rico income tax consequences of the reorganization. Unlike a ruling, an opinion of counsel is not binding on the Secretary of the Treasury of Puerto Rico. The Secretary of the Treasury of Puerto Rico could disagree with conclusions reached in the opinion. If a disagreement were to arise, the Secretary of the Treasury of Puerto Rico might prevail in a judicial or administrative proceeding.

     United States Tax Consequences of the Reorganization

     Westernbank has received an opinion of its counsel, Hogan & Hartson L.L.P., that:


     (1) the exchange by Westernbank's stockholders of Westernbank's common stock and preferred stock, respectively, for the holding company's common stock and preferred stock will not be a taxable transaction for purposes of the United States Internal Revenue Code, other than with respect to United States stockholders who own 5% or more of the total voting power or the total value of Westernbank's common stock; and


     (2) United States stockholders who own 5% or more of the total voting power or the total value of Westernbank's common stock and who are Puerto Rico resident individuals for the entire taxable year in which the reorganization occurs will be able to exclude from gross income for federal income tax purposes any gain from the exchange of Westernbank's common stock for the holding company common stock.

     The opinion of Hogan & Hartson L.L.P. is based on the United States Internal Revenue Code, the U.S. Treasury regulations promulgated under the United States Internal Revenue Code and related administrative interpretations and judicial decisions, all as in effect as of the effective time of the reorganization, on the assumption that the reorganization takes place as described in the plan of reorganization, and on factual representations provided to Hogan & Hartson L.L.P. by Westernbank. Unlike private rulings, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached in the opinion. If the IRS does disagree with the conclusion reached in the opinion, the IRS might prevail in a judicial or administrative proceeding.

     United States stockholders who are not Puerto Rico resident individuals and who own 5% or more of the total voting power or the total value of Westernbank's outstanding shares before the reorganization may not be subject to current taxation under United States income tax laws if they comply with the reporting requirement in section 6038B of the United States Internal Revenue Code and enter into a gain recognition agreement with the IRS. Pursuant to such gain recognition agreement, the 5% or more stockholder would have to file an amended income tax return to recognize gain if the holding company were to dispose of Westernbank within a certain period of time. The term of the gain recognition agreement would be five years, if United States stockholders own less than 50% of the total voting power and the total value of the stock, or ten years, if United States stockholders own more than 50% of the total voting power and the total value of the stock. If a stockholder does not comply with these requirements, the stockholder will recognize gain on the reorganization and incur a penalty of 25% of the gain recognized.

     EACH WESTERNBANK STOCKHOLDER SHOULD CONSULT ITS TAX COUNSEL AS TO THE SPECIFIC FEDERAL AND STATE TAX CONSEQUENCES OF THE REORGANIZATION, IF ANY, TO THAT STOCKHOLDER. GAIN OR LOSS FOR UNITED STATES INCOME TAX PURPOSES MAY BE RECOGNIZED IN THE CASE OF ANY WESTERNBANK STOCKHOLDER WHO RECEIVES PAYMENT IN CASH FOR THE VALUE OF SHARES AS A RESULT OF THE EXERCISE OF RIGHTS AS A DISSENTING STOCKHOLDER.

ACCOUNTING TREATMENT OF THE REORGANIZATION

     Westernbank will account for the reorganization at historical cost, in a manner similar to that in a "pooling-of-interests" transaction. Because the pooling-of-interests method records the assets and liabilities of the merged companies on a historical cost basis, no new intangible assets, including goodwill, will be recorded as a result of the reorganization.

     The reorganization will not affect the capitalization of Westernbank, except to the extent of Westernbank expenses incurred to complete the reorganization and to the extent of any cash Westernbank pays to satisfy any dissenters' rights. Westernbank estimates its expenses in connection with the reorganization to be $350,000.


REGULATORY APPROVALS

     For the reorganization to occur, the holding company and Westernbank must receive approvals from the Office of the Commissioner of Financial Institutions of Puerto Rico and the FDIC. In this section, we refer to these approvals as the required regulatory approvals. In addition, the holding company must file a notice with the Board of Governors of the Federal Reserve System.

     An application has been submitted to the Office of the Commissioner for approval to establish the interim bank and to merge the interim bank into Westernbank, and the holding company has applied to the Office of the Commissioner to acquire the shares of Westernbank in the reorganization. In reviewing these applications, the Office of the Commissioner will consider, among other things, the financial and managerial resources of Westernbank, the effect of the reorganization on depositors, creditors and stockholders of Westernbank, and the public interest.


     Westernbank also has filed with the FDIC an application for approval of the merger of Westernbank and the interim bank. We refer to that merger in this section as the bank merger. The FDIC approved the bank merger on June 10, 1999.


     The holding company also filed a notice with the Board of Governors of the Federal Reserve System to become a bank holding company under the Bank Holding Company Act of 1956. The Federal Reserve Board has approved the notice.

     Neither the holding company nor Westernbank is aware of any other governmental approvals or actions that are required for the reorganization to take place that are not described above. If any other approval or action is required, Westernbank and the holding company presently contemplate that they would seek the approval or take the required action.

     The reorganization cannot take place without the required regulatory approvals which we have not received yet. We do not know whether or when we will receive these approvals.

RIGHTS OF DISSENTING STOCKHOLDERS

     Under the Banking Law of Puerto Rico, Westernbank's stockholders who object to the reorganization may demand payment of the value of their shares of Westernbank's capital stock instead of receiving holding company stock. A description of the rights of appraisal that are available to dissenters is attached to this proxy statement/prospectus as Appendix C.

     A dissenting stockholder electing to make a demand for an appraisal must:

     - not vote in favor of the plan of merger and reorganization;

     - record his or her opposition to the reorganization at the time of the annual meeting or within 20 days after the date of the annual meeting; and

     - demand payment for his or her shares.


     Voting against the plan of reorganization will not by itself satisfy the requirement that a dissenter record his opposition to the reorganization. Rather, in order to record opposition to the reorganization, a stockholder must provide a separate written notice to Westernbank, 19 West McKinley Street, Mayaguez, Puerto Rico 00680; Attn.: Freddy Maldonado. Failure to vote against the plan of merger and reorganization will not constitute a waiver of a stockholder's dissenter's rights. If the reorganization takes place, the stockholder may, within 60 days after the effective date of the reorganization and upon 10 days written notice to Westernbank, petition the Court of First Instance, Superior Section of San Juan of the Commonwealth of Puerto Rico for the appointment of an appraiser who will estimate and determine the value of the stockholder's shares. Stockholders who timely record their opposition to the reorganization will not be notified of the effective date of the reorganization. Upon due appointment and the completion of the valuation, the appraiser will deliver to Westernbank, and to the stockholder upon demand, a copy of the appraiser's report. All expenses incurred in determining the value of the shares will be payable by Westernbank. Westernbank will pay the determined value set forth in the report and the stockholder will cease to be a stockholder of Westernbank or to have any interest in Westernbank.

1999 QUALIFIED STOCK OPTION PLAN AND 1999 NONQUALIFIED STOCK OPTION PLAN

     At the annual meeting, the common stockholders of Westernbank will be asked to approve Westernbank's 1999 Qualified Stock Option Plan and 1999 Nonqualified Stock Option Plan. We refer to these two plans as the "1999 Stock Option Plans." For more information about the 1999 Stock Option Plans, please see the section of this proxy statement/prospectus captioned "Approval of the 1999 Stock Option Plans" on page 60. If the 1999 Stock Option Plans are approved at the Annual Meeting, then once the holding company reorganization is complete, holding company common stock will be issued instead of Westernbank common stock pursuant to the 1999 Stock Option Plans. Amendments to the 1999 Stock Option Plans to provide for this substitution will take effect as of the effective date of the reorganization. The approval of the plan of merger and reorganization also will constitute stockholder approval of amendments to the 1999 Stock Option Plans providing for the future use of holding company common stock instead of Westernbank common stock under that plan.

TERMINATION OR AMENDMENT OF THE PLAN OF MERGER AND REORGANIZATION

     Termination. Each of the boards of directors of Westernbank, the holding company or the interim bank may terminate the plan of merger and reorganization at any time by written notice if it believes that:

     - the number of shares of Westernbank common stock and/or either series of Westernbank preferred stock that voted against approval of the plan of merger and reorganization or that have sought dissenter's rights is great enough that the consummation of the merger is inadvisable, in the sole opinion of the board of directors;

     - any action, suit, proceeding, or claim is commenced or threatened or any claim is made that could make completion of the merger, in the sole opinion of the board of directors, inadvisable;

     - it is likely that a regulatory approval, in the sole opinion of the board of directors, will not be obtained, or if obtained, has or will contain or impose a condition or requirement that would materially and adversely affect the operations or business prospects of the holding company or Westernbank following the effective date so as to render inadvisable the completion of the merger; or

     - any other reason exists that makes completion of the merger in the sole opinion of the board of directors, inadvisable.

If the board of directors of Westernbank, the holding company or the interim bank makes that determination, the plan of merger and reorganization will be deemed void. There will be no liability under or on account of the termination on the part of the parties, or the directors, officers, employees, agents or stockholders of any of them, except that Westernbank will pay the fees and expenses incurred by the parties in connection with the transactions contemplated in the reorganization. Completion of the merger of the interim bank into Westernbank may be deferred by the board of directors of Westernbank for a reasonable period of time if Westernbank's board of directors determines, in its sole discretion, that the deferral would be in the best interest of Westernbank and the stockholders of Westernbank.

     Amendment. The plan of merger and reorganization may be amended by Westernbank, the interim bank and the holding company, by action taken by or on behalf of their respective boards of directors at any time before or after approval of the plan of merger and reorganization by their stockholders. However, after the stockholders of Westernbank, the interim bank or the holding company have approved the plan of merger and reorganization, no amendment, modification or waiver can affect the consideration to be received by any party or its stockholders.

MARKET PRICE OF WESTERNBANK'S CAPITAL STOCK AND DIVIDENDS

     Westernbank's common stock is traded on the Nasdaq Stock Market's National Market Tier under the trading symbol WBPR. The table below shows the range of high and low sales prices of Westernbank's common stock on the Nasdaq Stock Market's National Market Tier as reported by Nasdaq for the dates specified and the dividends per share paid for the periods indicated. The numbers shown give effect to all stock splits which occurred during the periods presented.


                                                               HIGH AND LOW
                                                               SALES PRICES       CASH
                                                                WESTERNBANK     DIVIDENDS
                                                               COMMON STOCK       PAID
                                                              ---------------   ---------
                                                               HIGH     LOW
                                                              ------   ------
Quarter Ended:
     March 31, 1997.........................................  $ 9.38   $ 7.07        --
     June 30, 1997..........................................    9.44     7.63    $0.045
     September 30, 1997.....................................    9.25     7.63        --
     December 31, 1997......................................   12.38     9.13     0.045

     March 31, 1998.........................................   15.38    15.00        --
     June 30, 1998..........................................   17.00    16.53        --
     September 30, 1998.....................................   14.88    14.25     0.060
     December 31, 1998......................................   16.13    15.50     0.060
     March 31, 1999.........................................   16.81    13.13        --
     June 30, 1999 (through June 28, 1999)..................   16.25    12.38        --
                                                              ======   ======    ======


---------------


     On May 31, 1999, there were 676 holders of record of Westernbank's common stock. On June 28, 1999, the most recent practicable date before the printing of this proxy statement/prospectus, the high and low sales prices per share of Westernbank's common stock on the Nasdaq Stock Market's National Market Tier were $13.25 and $12.75, respectively.


     The holding company has applied to change the listing of Westernbank's common stock on the Nasdaq Stock Market's National Market Tier to the holding company's common stock and to change the listing of Westernbank's series B preferred stock on the National Market Tier to the holding company's series B preferred. If these applications are approved, the trading symbols for the holding company's common stock and series B preferred stock will be WBPR and WBPRO, the same symbols as are currently used by Westernbank.

     At the present time, Westernbank owns all of the holding company's capital stock, and there is no market for the holding company's capital stock.

     The holding company intends to follow Westernbank's policy of declaring and paying a cash dividend semi-annually. The declaration and payment of future dividends by the holding company on its common stock will depend upon its earnings and financial condition and upon other factors that are not presently determinable. After the reorganization takes place, the holding company initially will obtain the funds needed for payment of its dividends and expenses from Westernbank, chiefly in the form of dividends. Westernbank's ability to pay dividends may be restricted by federal banking law and the regulations of the FDIC and the banking law of Puerto Rico. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Differences in Stockholder Rights -- Payment of Dividends."

MANAGEMENT

     After the reorganization takes place, the initial directors of the holding company will be the current directors of Westernbank. Approval of the reorganization by the holders of Westernbank's common stock and preferred stock will be deemed to be a confirmation by the holding company's stockholders of those persons as the directors of the holding company without further action and without changes in classes or terms.

     Several officers of Westernbank will hold similar positions with the holding company. The names of these officers and their titles are shown below. After the reorganization takes place, these officers will continue to be officers of the holding company.

                  NAME                                         TITLE
                  ----                                         -----
Frank C. Stipes.........................      Chairman of the Board, Chief Executive
                                                Officer and President
Freddy Maldonado........................      Chief Financial Officer and Vice
                                              President of Finance and Investment
Pedro R. Dominguez......................      First Vice President
Angel Luis Rosas........................      Secretary of the Board

                    ADDITIONAL INFORMATION ABOUT WESTERNBANK

     Westernbank is a Puerto Rico-chartered commercial bank, headquartered in Mayaguez, Puerto Rico. Its deposits are insured by the FDIC. Originally founded as a mutual savings and loan association in 1958, Westernbank has operated as a full service commercial bank since 1994, offering a broad range of banking products throughout Puerto Rico. As of the date of this proxy statement/prospectus, Westernbank operates 36 branches, including 26 in western Puerto Rico, 4 in northeastern Puerto Rico, 3 in southern Puerto Rico, and 3 in the San Juan metropolitan area.

     Historically, Westernbank's banking operations have focused on southwestern Puerto Rico, with its operations primarily in the western region. Westernbank has experienced substantial growth, with total assets increasing from $698.7 million at December 31, 1993 to $2.8 billion at March 31, 1999, and total deposits increasing from $455.9 million at December 31, 1993 to $1.9 billion at March 31, 1999. Westernbank's earnings during that period increased from $8.0 million for the year ended December 31, 1993 to $28.7 million for the year ended December 31, 1998. Westernbank had net income of $9.0 million for the quarter ended March 31, 1999. Since the beginning of 1993 through the date of this proxy statement/prospectus, Westernbank has declared $17.2 million of dividends to stockholders, and total stockholders' equity has increased from $50.2 million at December 31, 1993 to $159.0 million at March 31, 1999.

     Westernbank plans to open new branches in the more developed metropolitan area of Puerto Rico including San Juan, Bayamon, Carolina, Guaynabo and Caguas. Westernbank believes that the potential for continued growth in these new market areas is significant. For example, Westernbank opened two branches at year-end 1997 -- one in San Juan and one in Caguas, and in mid 1998 opened one in Bayamon. In the year ended December 31, 1998, Westernbank originated $258.0 million of loans through customer relationships at these three new branches. In addition, these three new branches had $127.0 million of customer deposits at March 31, 1999.

     Westernbank's interest earning assets are comprised primarily of loans and investment and mortgage-related securities. At March 31, 1999, loans, net, were $1.6 billion and investment securities held to maturity were $1.1 billion. This compares to $1.4 billion and $871.8 million at December 31, 1998. Westernbank's loan portfolio consists primarily of real estate loans, including, at March 31, 1999:

     - gross one- to four-family residential loans, which we term "gross single family residential loans," of $524.7 million, or 33.5% of total loans,

     - commercial real estate loans of $560.2 million, or 35.8% of total loans, and

     - construction and land acquisition loans of $88.7 million, or 5.7% of total loans.

     These numbers compare to gross single family residential loans of $398.2 million, commercial real estate loans of $518.9 million and construction and land acquisition loans of $78.7 million at December 31, 1998. Other loans of Westernbank, which totaled $399.3 million and $381.7 million at March 31, 1999 and December 31, 1998, consist of (1) commercial loans, (2) deposit loans and
(3) installment loans, including (A) second mortgage, (B) auto, (C) credit card and (D) other consumer loans. At March 31, 1999, non-accrual loans totaled $6.7 million, and Westernbank's total allowance for loan losses was $16.1 million, or 1.03% of gross loans and 240.0% of non-accrual assets at that date.

     Westernbank originates both fixed and adjustable rate gross single family residential loans. Generally, these loans are secured by a first mortgage over the borrower's real property and are payable in monthly installments for a term up to 40 years.

     Westernbank's commercial business loans may involve greater risks for Westernbank than other types of lending because they are often based on varying forms of collateral and repayment often depends on the success of the commercial venture. Commercial loans originated by Westernbank are principally collateralized by property dedicated to wholesale, retail and rental business activities, and may be secured or unsecured, with negotiable terms.

     Westernbank originates fixed-rate commercial loans for the construction, acquisition and refinancing of commercial properties. Commercial real estate loans may also involve greater risk because payment depends, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service.

     Westernbank also makes real estate construction loans subject to firm permanent financing commitments. Land acquisition and construction loans may involve greater risks because the borrower may not be able to carry the cost of undeveloped land. Evaluating and monitoring these types of loans is more difficult than with residential real estate loans, which also increases risk. The disbursement of principal based on progress, even though the ultimate completion market value may not be attainable during the construction process, also may increase risks from these loans.

     Westernbank offers different types of consumer loans to provide a full range of financial services to its customers, including various types of secured and unsecured consumer loans, with varying amortization schedules. In addition, Westernbank makes fixed-rate, residential second mortgage loans. Westernbank also offers VISA and Master Cards to its customers. Consumer loans may involve greater risk because adverse changes in borrowers' incomes and employment after funding of the loans may impact their abilities to repay the loans. In connection with all consumer and second mortgage loans originated, Westernbank's underwriting standards include a determination of the applicant's payment history on other debts and an assessment of his ability to meet existing obligations and payments on the proposed loan.

     Westernbank's investment and mortgage related securities portfolio held to maturity, which totaled $1.1 billion at March 31, 1999 and $871.8 million at December 31, 1998, consist primarily of U.S. and Puerto Rico government or agency securities, as well as mortgage-backed securities, consisting mostly of certificates from (1) Fannie Mae, (2) Federal Home Loan Mortgage Corporation and
(3) Government National Mortgage Corporation.

     Deposits in Westernbank are insured to the maximum extent provided by law by the FDIC. Westernbank is a member of the Federal Home Loan Bank System. The FDIC and the Office of the Commissioner of Financial Institutions of Puerto Rico may examine and regulate Westernbank's operations. Westernbank's operations are also governed by (1) the regulations of the Puerto Rico Financial Board with respect to the use of rates and fees charged on some loans to individuals, and
(2) the regulations of the Puerto Rico Treasury Department.

     Westernbank's executive offices are located at 19 West McKinley Street, Mayaguez, Puerto Rico; its telephone number is (787) 834-8000; its internet e-mail address is Westernbank@wbpr.com; and its home page on the internet World Wide Web is at: http//www.wbpr.com.

MARKET AREA AND COMPETITION

     Westernbank provides its services in, and derives its earnings from, Puerto Rico. Westernbank's primary market areas are the western, southwestern and southern areas of Puerto Rico. Westernbank has 29 branch offices in its primary market area, 4 in the metropolitan San Juan area and 3 in northeastern Puerto Rico. As of December 31, 1998, Westernbank was the third largest commercial bank headquartered in Puerto Rico.

     As of December 31, 1998, according to the Puerto Rico Department of Labor, the average unemployment rate for the year was 13.3%. Puerto Rico has experienced slow but steady growth in population and average income in recent years. The principal businesses in Westernbank's primary market area are farming, clothing manufacturing, pharmaceutical manufacturing, light industries, including electronic equipment, and tuna and rum processing. Tuna industries in the area have experienced a significant decrease in operations since 1990 as a result of competitive market conditions from foreign countries. Management does not expect this situation to have an adverse effect on Westernbank's results of operations.

     Westernbank competes mainly with other commercial banks in attracting and retaining savings deposits and in making real estate and commercial loans. There are 14 other banks, including affiliates of banks headquartered in the United States, Canada and Spain operating in Puerto Rico. Westernbank is in direct competition in loan origination with these banks in its primary market area.

     Westernbank encounters intense competition in attracting and retaining deposits and in its consumer and commercial lending. Westernbank competes for loans with other financial institutions, some of which are larger and have available resources greater than those of Westernbank. In addition, Westernbank competes with (1) brokerage firms with retail operations, (2) credit unions, (3) cooperatives, (4) small loan companies, (5) mortgage banks and (6) savings institutions in Puerto Rico. Westernbank may not be able to continue to increase its deposit base or originate loans in the manner or on the terms on which it has done so in the past.

     Management believes that Westernbank has been able to compete effectively for deposits and loans by:

     - offering a variety of transaction account products and loans with competitive features,

     - pricing its products at competitive interest rates,

     - offering convenient branch locations, and

     - emphasizing the quality of its service.

     Westernbank's ability to originate loans depends primarily on the rates and fees charged and the service it provides to its borrowers in making prompt determinations as to whether it will fund particular loan requests.

BRANCHES AND OFFICES

     As of March 31, 1999, Westernbank owned one main office premises and 19 other premises for branches and other operations. In addition, as of March 31, 1999, Westernbank leased in Puerto Rico 34 premises for branches and other operations. All these premises are located in Puerto Rico. Management believes that Westernbank's properties are well maintained and are suitable for Westernbank's business as presently conducted.

PRINCIPAL SHAREHOLDERS OF WESTERNBANK

     For information in connection with the beneficial ownership of the capital stock of Westernbank please refer to the "Beneficial Ownership of Securities" section of this proxy statement/prospectus.

YEAR 2000 READINESS DISCLOSURE STATEMENT

     Westernbank has been preparing for the year 2000 problem since 1992, when it purchased its new in-house computer software systems. Westernbank's software employs the Julian Calendar, thereby resolving the year 2000 problem for the bulk of Westernbank's internal systems. The remaining process involves modifying or replacing select hardware and software maintained by Westernbank, and communicating with external service providers to ensure that they are taking appropriate actions to remedy their own year 2000 problems. To date, Westernbank has obtained certifications of year 2000 compliance from vendors related to Westernbank's investment, payroll and disbursement systems. As of March 31, 1999, Westernbank's year 2000 compliance project had been completed as follows: awareness stage -- 100%; assessment stage -- 100%; remediation stage -- 100%, validation/testing stage --95%; and implementation stage -- 95%. Westernbank's management expects to have substantially all of the system and application changes completed by June 30, 1999, and believes its level of preparedness is appropriate.

     Westernbank has also been active in communicating with significant borrowers as to the borrowers' year 2000 compliance. Westernbank has solicited information from all borrowers to whom Westernbank has made loans in excess of $500,000. Substantially all of these borrowers, including all borrowers of over $5.0 million, have confirmed that their operations are or will be year 2000 compliant. As a result, Westernbank believes that its reasonable worst-case scenario involves defaults by smaller borrowers as a result of these borrowers' year 2000 systems failures. Westernbank's management considers it unlikely that any defaults of this nature could, in the aggregate, have a material adverse effect on Westernbank's business, financial condition or results of operations. To minimize the risks of lending to borrowers who are not year 2000 compliant, Westernbank considers year 2000 compliance in underwriting loan applications in excess of $500,000.


     Westernbank's management estimates that the total cumulative cost of its year 2000 compliance project will be approximately $300,000. This estimate includes both internal and external personnel costs related to modifying necessary systems, as well as purchasing or leasing, as needed, select hardware and software. Any hardware or software Westernbank purchases in connection with its year 2000 compliance project will be capitalized in accordance with Westernbank's normal policy. Westernbank expenses personnel and other costs as they are incurred. At March 31, 1999, Westernbank had incurred cumulative costs of approximately $88,000 since commencing its year 2000 compliance project.

                ADDITIONAL INFORMATION ABOUT THE HOLDING COMPANY

     The holding company was incorporated on February 17, 1999 in Puerto Rico as a wholly owned subsidiary of Westernbank to serve as a bank holding company in the reorganization. The holding company has no prior operating history. Its principal office is located at 19 West McKinley Street, Mayaguez, Puerto Rico, and its telephone number is (787) 834-8000.

     The holding company is authorized to issue 300,000,000 shares of common stock, par value $1.00 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share. Westernbank currently owns 1,000 shares of the holding company's common stock, which will constitute all of the issued and outstanding capital stock of the holding company immediately prior to the reorganization. On the effective date of the reorganization, all of the stock held by Westernbank will be canceled.

     Immediately before the reorganization takes place, the holding company will own the original issue of 1,000 shares of the interim bank's common stock. On the effective date of the reorganization, each of those shares held by the holding company will be converted into 1,000 shares of Westernbank's common stock and the holding company will own all of the outstanding capital stock of Westernbank.

DESCRIPTION OF THE HOLDING COMPANY'S CAPITAL STOCK

     The following summary of the terms of the capital stock of the holding company does not purport to be complete and is subject in all respects to the applicable provisions of the laws of Puerto Rico and the certificate of incorporation and by-laws of the holding company which are attached to this proxy statement/prospectus at Appendix B.

     Holding Company Common Stock. The holders of the holding company's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Each share of holding company common stock has the same relative rights as, and is identical in all respects to, each other share of holding company common stock. The holding company's board of directors can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the common stockholders without stockholder approval. See "Holding Company Preferred Stock" below.

     If the holding company is liquidated or dissolved or distributes all of its assets, and after the preferential rights of holders of the holding company's preferred stock are satisfied, the holders of holding company common stock will share ratably in the assets of the holding company legally available for distribution. The holding company common stock:

     - is not redeemable;

     - is not convertible for other shares of the holding company's capital stock;

     - is not subject to a sinking fund; and

     - does not have any preemptive rights to subscribe for other shares issued by the holding company.

     The holders of holding company common stock are entitled to receive dividends on an equal per share basis when, as and if declared by the board of directors out of funds legally available. The shares of holding company common stock to be issued as part of the reorganization when issued will be duly authorized, validly issued, fully paid and nonassessable. Westernbank's transfer agent, The Bank of New York, will act as transfer agent, registrar and dividend disbursement agent for the holding company's common stock.

     Holding Company Preferred Stock. The holding company's certificate of incorporation authorizes its board of directors to provide, when it deems necessary, for the issuance of preferred stock in one or more series. The holding company's board of directors may establish by resolution the terms of any newly created series of preferred stock. Terms that may be established include:

     (1) the designation of the series;

     (2) the dividend rate of the series, including

        - the conditions and dates on which the dividends will be payable,

        - the preference or relation which the dividends will bear to the dividends payable on any other class or classes of capital stock of the holding company, and

        - whether the dividends will be cumulative or non-cumulative;

     (3) whether the shares of the series will be redeemable by the holding company, and if so, on what terms and conditions;

     (4) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

     (5) whether the shares of the series will be convertible and if so, the terms of conversion;

     (6) the extent, if any, to which the holders of the shares will be entitled to vote, provided, however, that the terms may not entitle any holder of any series to more than ten votes for each share;

     (7) the restrictions and conditions, if any, upon the issue or re-issue of any additional preferred stock ranking evenly with or senior to the shares as to dividends or upon dissolution; and

     (8) the rights of the holders of shares upon dissolution, or distribution of the assets of the holding company, which may be different in the case of a voluntary dissolution.

     The holders of holding company common stock may be adversely affected by future issuances of holding company preferred stock, since preferred stock issued in the future may be designated with special rights or preferences superior to those of the holding company's common stock as to dividends, liquidation rights and voting rights. For example, the holding company's board of directors could designate a new class of preferred stock with a separate class right to approve a merger or sale of substantially all the assets of the holding company or other matters. Consequently, the issuance of preferred stock may have the effect of delaying or preventing a change in control of the holding company. See "Risk Factors -- Provisions of the holding company's charter and applicable law may prevent a change in control."

     Holding Company Series A Preferred Stock.

     General. In June 1998, Westernbank issued 1,219,000 shares of 7.125% Non-Cumulative, Convertible Preferred Stock, 1998 Series A, liquidation preference $25 per share. The holding company is authorized to and, upon the effective time of the reorganization, will issue 1,219,000 shares of the holding company's 7.125% Non-Cumulative, Convertible Preferred Stock, Series A, liquidation preference $25 per share, with identical rights and preferences to Westernbank's series A preferred stock.

     When issued, the series A preferred stock will be validly issued, fully paid and non-assessable. The holders of the series A preferred stock will have no preemptive rights. The terms of the series A preferred stock do not provide for any sinking fund or other obligation of the holding company for their repurchase or retirement.

     Westernbank's transfer agent, The Bank of New York, will act as transfer agent, conversion agent, registrar and dividend disbursement agent for the holding company's series A preferred stock.

     Dividends. If properly declared by the board of directors of the holding company, holders of series A preferred stock will receive non-cumulative cash dividends at the annual rate of 7.125% of the $25 liquidation preference, or $1.78125 per share per year. If declared, dividends will be payable monthly in arrears on the 15th day of each month at that annual rate. Dividends in each dividend period will accrue from the first day of the period, whether or not declared or paid for the prior dividend period. The first monthly dividends payable after the original date of issuance will accrue from the original date of issuance. Each declared monthly dividend will be payable to holders of record as they appear on the stock register of the holding company at the close of business on the record dates, which will be not more than 45 days before the payment dates. The board of directors of the holding company will set the record dates. The amount of monthly dividends paid for any monthly dividend period will be computed on the basis of a

360-day year consisting of twelve 30-day months. The amount of dividends payable for any period shorter than a full monthly dividend period will be computed on the basis of the actual number of days elapsed in the period.

     The right of holders of series A preferred stock to receive monthly dividends is not cumulative. Accordingly, if the board of directors of the holding company does not declare a monthly dividend for a dividend period, then holders of the series A preferred stock will have no right to receive a monthly dividend for that period. The holding company will have no obligation to pay a monthly dividend for that period, or to pay any interest on the amount of any unpaid monthly dividends, whether or not dividends are declared and paid for any future period with respect to the series A preferred stock, the series B preferred stock or the holding company's common stock.

     If (1) all monthly dividends due and payable for each of the 12 previous monthly dividend periods, or the fewer number of dividend periods as there actually are, have not been declared and paid, or declared and a sum sufficient for their payment has not been set apart for their payment, or (2) the holding company has defaulted on the payment of the redemption price of any series A preferred stock called for redemption,

     - no dividends may be declared or paid or set aside for payment on the holding company's common stock or any other capital stock of the holding company ranking junior to the series A preferred stock as to dividends or amounts upon liquidation;

     - no other distribution shall be declared or made or set aside for payment on the holding company's common stock or any other capital stock of the holding company ranking junior to the series A preferred stock as to dividends or amounts upon liquidation;

     - no shares of common stock or any other capital stock of the holding company ranking junior to the series A preferred stock as to dividends or amounts upon liquidation may be redeemed, purchased or otherwise acquired for any consideration; and

     - no monies may be paid to or made available for a sinking fund for the redemption of any junior stock by the holding company, except by conversion into or exchange for other capital stock of the holding company ranking junior to the series A preferred stock as to dividends and amounts upon liquidation.

     When dividends on the series A preferred stock or any one or more series of the holding company's preferred stock ranking on a parity with the series A preferred stock as to dividends or the distribution of assets upon liquidation are not paid in full, or a sum sufficient for their full payment is not set apart, all dividends declared upon the series A preferred stock and any parity stock will be declared on an equal basis so that (1) the amount of monthly dividends on the series A preferred stock and (2) dividends upon the other series of capital stock in all cases bear to each other the same ratio that (A) full monthly dividends on the series A preferred stock, for the then-current dividend period, which will not include any accumulation in respect of unpaid monthly dividends for prior dividend periods, and (B) full dividends, including required or permitted accumulations, if any, on any other series of capital stock, bear to each other.

     Unless otherwise required by any applicable laws and regulations, each monthly dividend payment will be made by U.S. Dollar check drawn on a bank in New York, New York or San Juan, Puerto Rico and mailed to the record holder at the holder's address as it appears on the register for the series A preferred stock.

     For a discussion of potential regulatory limitations on the holding company's ability to pay dividends, please see the sections of this proxy statement/prospectus captioned "Risk Factors -- Applicable laws and regulations restrict the ability of Westernbank to pay dividends to the holding company, and the ability of the holding company to pay dividends to you" and "Supervision and Regulation."

     Conversion. At any time on or after 90 days after the original date of issuance, unless previously redeemed, any holder of record of the series A preferred stock may elect to convert a share of series A preferred stock held into .995 shares of holding company common stock, calculated as to each conversion to the nearest 1/100th of a share. The per share conversion ratio equates to a price of $25.126 per share of holding company common stock. The conversion ratio per share of series A preferred stock may be adjusted from time to time if:

     1. The holding company issues common stock as a dividend or distribution on its outstanding shares of common stock;

     2. The holding company subdivides its common stock;

     3. The holding company issues to holders of its common stock rights or warrants to subscribe for common stock at less than the then-current market price;

     4. The holding company distributes to holders of its common stock (A) any shares of its capital stock, other than common stock, (B) evidences of indebtedness or assets, excluding cash dividends or distributions paid from retained earnings, or (C) rights or warrants to subscribe for securities of the holding company other than those described above;

     5. The holding company makes distribution consisting exclusively of cash excluding

       - any cash portion of distributions referred to in (4) above, or

       - cash distributed upon a merger or consolidation that results in a (1) reclassification, (2) change, (3) conversion, (4) exchange or (5) cancellation of outstanding shares of holding company common stock, to all or substantially all holders of holding company common stock in an aggregate amount that, combined with (X) all other all-cash distributions made within the then preceding 12 months for which no adjustment has been made, and
(Y) any cash in the fair market value of other consideration paid or payable in respect of any tender or exchange offer by the holding company or any of its subsidiaries for common stock of the holding company concluded within the preceding 12 months for which no adjustment has been made, exceeds 15% of the holding company's market capitalization, on the record date of the distribution; and

     6. The holding company completes a tender or exchange offer made by the holding company or any of its subsidiaries for common stock of the holding company that involves aggregate consideration that, together with

       - any cash and other consideration payable in a tender or exchange offer by the holding company or any of its subsidiaries for holding company common stock expiring within the 12 months preceding the expiration of the tender or exchange offer for which no adjustment has been made, and

       - the aggregate amount of any and all-cash distributions referred to in
         (5) above to all holders of common stock of the holding company within the 12 months preceding the expiration of the tender or exchange offer for which no adjustments have been made,

exceeds 15% of the holding company's market capitalization on the expiration of the tender offer.

     No adjustments in the conversion ratio will be required, however, unless the adjustment would require a change of at least one percent in the conversion ratio. Each adjustment of less than one percent in the conversion ratio will be carried forward and taken into account in any subsequent adjustment. The adjustment will be made not later than the time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of holding company common stock. The holding company will be entitled to make any reductions in the conversion ratio, in addition to those required by the provisions described above, as it in its discretion may determine to be advisable to ensure that stock related distributions which may be made by the holding company to its stockholders will not be taxable.

     The right to convert a share of the series A preferred stock called for redemption will terminate at the close of business on the fifth business day immediately before the date fixed for redemption for such share, unless the holding company fails to pay the applicable redemption price. The holding company will not issue fractional shares of holding company common stock will be issued upon conversion of series A preferred stock. Any fractional interest resulting from a conversion of a share of series A preferred stock will be paid in cash based on the closing price of the holding company common stock on the trading day immediately preceding the day of conversion.

     Conversion of series A preferred stock will be effected by the converting holder surrendering certificates evidencing shares being converted, together with a proper assignment of the certificates to the holding company or in blank, to the office or agency to be maintained by the holding company for that purpose. In case fewer than all the shares represented by any certificate are converted, a new certificate will be issued representing the unconverted shares without cost.

     If (1) any reclassification or change of outstanding shares of holding company common stock occurs, other than a change in par value, or as a result of a subdivision or combination, or (2) the holding company consolidates with, or merges into, any other entity that results in any (A)

     - reclassification,

     - change,

     - conversion,

     - exchange, or

     - cancellation

     of outstanding shares of holding company common stock or (B) any sale or transfer of all or substantially all of the assets of the holding company, each holder of series A preferred stock then outstanding will have the right to convert its series A preferred stock into the kind and amount of securities, cash and other property that the holder would have been entitled to receive if the holder had held the holding company common stock issuable upon the conversion of the series A preferred stock immediately before the reclassification, change, consolidation, merger, sale or transfer.

     If the holding company completes any consolidation or merger or similar business combination, as a result of which the outstanding shares of holding company common stock are exchanged for or changed, reclassified or converted into stock, securities or cash or any other property, or any combination, the series A preferred stock will be assumed by and become preferred stock of the successor or resulting corporation, having as much as possible, the same terms and preferences that the series A preferred stock had immediately before the transaction. After any similar transaction each share of series A preferred stock will be convertible as described above into the nature and kind of consideration receivable by a holder of the number of shares of holding company common stock into which the series A preferred stock could have been converted immediately before the transaction.

     If because of the structure of the transaction, however, a holder of holding company common stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holder of the series A preferred stock, then the series A preferred stock, as a result of the transaction and on the same terms as apply to the holders of holding company common stock, will be converted into or exchanged for the aggregate amount of consideration of the nature and kind receivable by a holder of the number of shares of holding company common stock into which the series A preferred stock could have been converted immediately before the transaction if the holder of holding company common stock failed to exercise any rights of election. The rights of the series A preferred stock as preferred stock of the successor or resulting corporation will successively be adjusted after any similar transaction on the same terms as the terms of the Series A preferred stock would have been adjusted before the transaction. The holding company will not consummate any merger, consolidation or similar transaction unless all then outstanding series A preferred stock will be assumed and authorized by the successor or resulting corporation as provided above.

     Upon conversion of series A preferred stock, no monthly dividends will be due or payable for any period unless previously declared, but not yet paid.

     Voting Rights. Except as expressly required by applicable law, or except as indicated below, the holders of the series A preferred stock will not be entitled to receive notice of, or attend or vote at, any meeting of the stockholders of the holding company.

     If at the time of any annual meeting of the holding company's stockholders for the election of directors, the holding company has failed to pay or declare and set aside for payment a monthly dividend on the series A preferred stock for each of the 18 preceding monthly dividend periods, the number of directors then constituting the board of directors of the holding company will be increased by one, if not already increased by one due to a default in preference dividends. At the annual meeting the holders of the series A preferred stock, along with the holders of any other series of holding company preferred stock which may have voting rights due to the holding company's failure to pay dividends, will be entitled to elect an additional director to serve on the holding company's board of directors. The director elected by the holders of the series A preferred stock and any other series of holding company preferred stock will continue to serve as director until the earlier of (1) the full term for which he or she shall have been elected, or (2) the payment of 12 consecutive monthly dividends on the series A preferred stock.

     Unless the vote or consent of the holders of a greater number of shares is then required by law, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the series A preferred stock and of the shares of any parity stock at the time outstanding will be necessary for authorizing, effecting or validating any variation or abrogation of the terms of the series A preferred stock or any other series of parity stock. Notwithstanding the foregoing, the holding company may, without the consent or sanction of the holders of series A preferred stock, authorize or issue shares of the holding company ranking, as to dividend rights and rights on liquidation, winding up and dissolution, on a parity with or junior to the series A preferred stock.

     Unless the vote or consent of the holders of a greater number of shares is then required by law, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the series A preferred stock and any other series of parity stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of series A preferred stock and any other series of parity stock will vote together as a single class without regard to series, will be necessary to (1) create, (2) authorize, (3) issue, (4) reclassify any authorized stock of the holding company into, or (5) create, (6) authorize or (7) issue any obligation or security convertible into or evidencing a right to purchase, any shares of any class of stock of the holding company ranking prior to both the series A preferred stock and any other series of parity stock. The holding company's certificate of incorporation may, however, be amended to increase the number of authorized shares of holding company preferred stock without the vote of the holders of holding company preferred stock, including the series A preferred stock.

     No vote of the holders of the series A preferred stock and any other series of parity stock will be required for the holding company to redeem or purchase and cancel the series A preferred stock in accordance with the certificate of incorporation of the holding company.

     Redemption. The series A preferred stock will be redeemable on or after July 1, 2002 at the option of the holding company, in whole or in part, at any time or from time to time on not less than 30 nor more than 60 days' notice by mail, at the following redemption prices, if redeemed during the 12-month period beginning July 1 of the years indicated below, plus the accrued and unpaid dividends, if any, for the then-current dividend period to the date of redemption:

                            YEAR                              REDEMPTION PRICE
                            ----                              ----------------
2002........................................................       $26.00
2003........................................................       $25.75
2004........................................................       $25.50
2005........................................................       $25.25
2006 and thereafter.........................................       $25.00

     If less than all of the outstanding shares of the series A preferred stock are to be redeemed at the option of the holding company, the total number of shares to be redeemed in the redemption will be determined by the board of directors of the holding company and the shares to be redeemed will be allocated equally or by lot as may be determined by the board of directors of the holding company or by any other method as the board of directors of the holding company may approve and deem fair and appropriate. The board of directors may select any method to conform to any rule or regulation of any national or regional stock exchange or automated quotation system upon which the shares of the series A preferred stock may at the time be listed or eligible for quotation; provided that, the shares of a holder must be redeemable in full unless the holding company obtains a ruling from the Puerto Rico Treasury Department or an opinion from reputable counsel knowledgeable in Puerto Rico income tax matters to the effect that the redemption in part of the holder's shares is not equivalent to a dividend under Puerto Rico law.

     Notice of any redemption will be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days before the date fixed for redemption to each holder of record of the series A preferred stock to be redeemed, at the addresses appearing on the stock books of the holding company. Notice so mailed will be conclusively presumed to have been duly given whether or not actually received, and failure to duly give notice by mail, or any defect in notice, to the holders of any shares designated for redemption will not affect the validity of the proceedings for the redemption of any other shares of series A preferred stock. Any notice will state: (1) the date fixed for redemption; (2) the redemption price; (3) the number of shares of series A preferred stock to be redeemed and, if less than all the shares held by a holder are to be redeemed, the number of shares to be so redeemed from the holder; (4) the place where certificates for the shares are to be surrendered for payment of the redemption price; and (5) that after the date fixed for redemption the shares to be redeemed will not accrue dividends. If the notice is mailed properly, and if on or before the date fixed for redemption funds sufficient to redeem the shares called for redemption are set aside by the holding company in trust for the account of the holders of the shares to be redeemed, then, whether or not any certificate for shares called for redemption has been surrendered for cancellation, on and after the date fixed for redemption (A) the shares represented and so called for redemption will be deemed to be no longer outstanding, (B) dividends on those shares will cease to accrue, and (C) all rights of the holders of those shares as stockholders of the holding company will cease, except the right to receive the redemption price, without interest, upon surrender of the certificate representing those shares. Upon surrender in accordance with the notice of the certificate for any shares so redeemed, the holders of record of those shares will be entitled to receive the redemption price, without interest. If fewer than all the shares represented by any certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder.

     At its option, the holding company may, on or before the date fixed for redemption, irrevocably deposit the aggregate amount payable upon redemption of the shares of the series A preferred stock to be redeemed with a bank or trust company designated by the holding company. The depository selected must have (1) its principal office in New York, New York, San Juan, Puerto Rico, or any other city in which the holding company at that time maintains a transfer agent with respect to its capital stock, and (2) a combined capital surplus, as shown by its latest published statement, of at least $50,000,000. The money deposited by the holding company will be held in trust by the depository for payment to the holders of the series A preferred stock to be redeemed. If the holding company makes the deposit and the funds so deposited are made immediately available to the holders of the series A preferred stock to be redeemed, the holding company will be released and discharged, except as described in the provisions described in the next paragraph, from any obligation to make payment of the amount payable upon redemption of the series A preferred stock to be redeemed, and the holders of those shares may look only to the depository for payment.

     Any funds remaining unclaimed at the end of two years from and after the date fixed for redemption in respect of which such funds were deposited will be returned to the holding company and the holders of the series A preferred stock called for redemption with respect to which the funds were deposited may look only to the holding company for the payment of the redemption price. Any interest accrued on any funds deposited with the depository will belong to the holding company and will be paid to it from time to time on demand.

     Any of the series A preferred stock which will at any time have been redeemed will, after the redemption, have the status of authorized but unissued preferred shares, without designation as to series, until the shares are once more designated as part of a particular series by the board of directors of the holding company.

     The redemption of the series A preferred stock will require the prior approval of the Board of Governors of the Federal Reserve System.

     Rights Upon Liquidation. If any voluntary or involuntary liquidation of the holding company occurs, the holders of the series A preferred stock at the time outstanding will be entitled to receive out of assets of the holding company available for distribution to stockholders, before any distribution of assets is made to holders of holding company common stock or any other class of stock ranking junior to the series A preferred stock upon liquidation, (1) liquidating distributions in the amount of $25 per share of series A preferred stock, plus (2) the accrued and unpaid dividends, if any, for the then-current dividend period to the date of payment.

     After payment of the full amount of the liquidating distributions to which they are entitled, the holders of series A preferred stock will have no right or claim to any of the remaining assets of the holding company. If, upon any voluntary or involuntary liquidation, the available assets of the holding company are insufficient to pay the amount of the liquidation distributions on all outstanding shares of series A preferred stock and the corresponding amounts payable on all shares of parity stock as to the distribution of assets upon liquidation, then the holders of the series A preferred stock and such other classes or series of parity stock will share equally in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

     For these purposes, neither (1) the consolidation or merger of the holding company with or into any other entity, nor (2) the sale, lease or conveyance of all or substantially all of the property or business of the holding company, will be deemed to constitute a liquidation of the holding company.

     Rank. The series A preferred stock will, with respect to dividend rights and rights on liquidation, rank (1) senior to all classes of holding company common stock and to all other equity securities issued by the holding company, the terms of which specifically provide that those equity securities will rank junior to the series A preferred stock, or to all series of holding company preferred stock in general; (2) on a parity with all parity stock; and (3) junior to all equity securities issued by the holding company, the terms of which specifically provide that those equity securities will rank senior to the series A preferred stock, or to all series of holding company preferred stock in general. For this purpose, the term "equity securities" does not include debt securities convertible into or exchangeable for equity securities.

     The holding company may not issue shares of the holding company ranking, as to dividend rights or rights on liquidation, senior to the series A preferred stock except with the consent of the holders of at least two-thirds of the outstanding shares of the series A preferred stock and any series of parity stock at the time outstanding. See "Voting Rights" above.

     Holding Company Series B Preferred Stock

     General. In May 1999, Westernbank issued 1,740,000 shares of 7.25% Noncumulative Monthly Income Preferred Stock, 1999 Series B, liquidation preference $25 per share. On June 2, 1999, Westernbank issued an additional 261,000 shares of this series B preferred stock. The holding company is authorized to and, at the effective time of the reorganization, will issue 2,001,000 shares of the holding company's 7.25% Noncumulative Monthly Income Preferred Stock, Series B, liquidation preference $25 per share, with identical rights and preferences to Westernbank's series B preferred stock.

     When issued, the series B preferred stock will be validly issued, fully paid and non-assessable. The holders of the series B preferred stock will have no preemptive rights. The terms of the series B preferred stock do not provide for any sinking fund or other obligation of the holding company for repurchase or retirement.

     Westernbank's transfer agent, The Bank of New York, will act as transfer agent, registrar and dividend disbursement agent for the series B preferred stock of the holding company.

     Dividends. If properly declared by the board of directors of the holding company, holders of series B preferred stock will receive noncumulative cash dividends at the annual rate per share of 7.25% of the $25 liquidation preference, equivalent to $1.8125 per share per year. If declared, dividends will be payable in arrears on the 15th day of each month at that annual rate. Dividends in each dividend period will accrue from the first day of the period, whether or not declared or paid for the prior dividend period. The first monthly dividends payable after the date of issuance will accrue from the original date of issuance. Each declared monthly dividend will be payable to holders of record as they appear on the stock register of the holding company at the close of business on the record dates, which will not be more than 45 days before the payment dates. The board of directors of the holding company will set the record dates. Dividends (1) for any period other than a full dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months and
(2) for each full dividend period, will be computed by dividing the annual dividend rate by 12.

     The right of holders of series B preferred stock to receive dividends is not cumulative. Accordingly, if the board of directors fails to declare a monthly dividend for a dividend period, then holders of the series B preferred stock will have no right to receive a monthly dividend for that period. The holding company will have no obligation to pay a dividend for that period, or to pay any interest on the amount of any unpaid monthly dividends, whether or not dividends are declared and paid for any future period with respect to the series A preferred stock, the series B preferred stock or the common stock.

     If (1) all dividends due and payable upon the series B preferred stock for each of the 12 previous monthly dividend periods, or the fewer number of dividend periods as there actually are, have not been declared and paid, or declared and a sum sufficient for their payment has not been set apart for their payment, or (2) the holding company has defaulted on the payment of the redemption price of any series B preferred stock called for redemption,

        - no dividends will be declared or paid or set aside for payment on the holding company's common stock or any other capital stock of the holding company ranking junior to the series B preferred stock as to dividends or amounts upon liquidation;

        - no other distribution will be declared or made or set aside for payment upon the common stock or any other capital stock of the holding company ranking junior to the series B preferred stock as to dividends or amounts upon liquidation;

        - no shares of common stock or any other capital stock of the holding company ranking junior to the series B preferred stock as to dividends or amounts upon liquidation may be redeemed, purchased or otherwise acquired for any consideration; and

        - no monies may be paid to or made available for a sinking fund for the redemption of any junior stock by the holding company, except by conversion into or exchange for other capital stock of the holding company ranking junior to the series B preferred stock as to dividends and amounts upon liquidation.

     When dividends on the series B preferred stock or any one or more series of the holding company's preferred stock ranking on a parity with the series B preferred stock as to dividends or the distribution of assets upon liquidation are not paid in full or a sum sufficient for their full payment is not set apart, all dividends declared upon the series B preferred stock and any parity stock will be declared on an equal basis so that (1) the amount of monthly dividends on the series B preferred stock and (2) dividends upon the other series of capital stock in all cases bear to each other the same ratio that (A) full monthly dividends on the series B preferred stock, for the then-current dividend period, which will not include any accumulation in respect of unpaid dividends for prior dividend periods, and (B) full dividends, including required or permitted accumulations, if any, on the parity stock, bear to each other.

     Unless otherwise required by any applicable laws and regulations, each monthly dividend payment will be made by U.S. Dollar check drawn on a bank in New York, New York or San Juan, Puerto Rico and mailed to the record holder at the holder's address as it appears on the register for the series B preferred stock.

     For a discussion of potential regulatory limitations on the holding company's ability to pay dividends, please see the sections of this proxy statement/prospectus captioned "Risk Factors -- Applicable laws and regulations restrict both the ability of Westernbank to pay dividends to the holding company, and the ability of the holding company to pay dividends to you" and "Supervision and Regulation."

     Voting Rights. Except as expressly required by applicable law, or except as indicated below, the holders of the series B preferred stock will not be entitled to receive notice of, or attend or vote at, any meeting of the stockholders of the holding company.

     If at the time of any annual meeting of the holding company's stockholders for the election of directors, the holding company has failed to pay or declare and set aside for payment a monthly dividend on the series B preferred stock for each of the 18 preceding monthly dividend periods, the number of directors then constituting the board of directors of the holding company will be increased by one, if not already increased by one due to a default in preference dividends. At the annual meeting the holders of the series B preferred stock, along with the holders of any other series of the holding company's preferred stock which may have voting rights due to the holding company's failure to pay dividends, will be entitled to elect an additional director to serve on the holding company's board of directors. The director elected by the holders of the series B preferred stock and any other series of the holding company's preferred stock will continue to serve as director until the earlier of (1) the full term for which he or she has been elected, or (2) the payment of 12 consecutive monthly dividends on the series B preferred stock.

     Unless the vote or consent of the holders of a greater number of shares is then required by law, the affirmative vote or consent of the holders of at least two-thirds of the series B preferred stock and of the shares of any parity stock at the time outstanding will be necessary for authorizing, effecting or validating any variation or abrogation of the terms of the series B preferred stock or any other series of parity stock. Notwithstanding the foregoing, the holding company may, without the consent or sanction of the holders of series B preferred stock, authorize or issue shares of the holding company ranking, as to dividend rights and rights on liquidation, winding up and dissolution, on a parity with or junior to the series B preferred stock.

     Unless the vote or consent of the holders of a greater number of shares is then required by law, the affirmative vote or consent of the holders of at least two-thirds of the series B preferred stock and any other series of parity stock at the time outstanding will be necessary to (1) create, (2) authorize, (3) issue, (4) reclassify any authorized stock of the holding company into, or (5) create, (6) authorize or (7) issue any obligation or security convertible into or evidencing a right to purchase, any shares of any class of stock of the holding company ranking prior to both the series B preferred stock and any other series of parity stock. The holding company's Certificate of Incorporation may be amended to increase the number of authorized shares of the holding company's preferred stock without the vote of the holders of the holding company's preferred stock, including the series B preferred stock.

     No vote of the holders of the series B preferred stock and any other series of parity stock will be required for the holding company to redeem or purchase and cancel the series B preferred stock in accordance with the Certificate of Incorporation of the holding company.

     No Maturity Date or Mandatory Redemption. The series B preferred stock will not mature on a specified date and is not under any mandatory redemption, sinking fund or similar obligation. Holders will have no right to require the holding company to repurchase or redeem any shares of series B preferred stock.

     Redemption. The series B preferred stock will be redeemable, in whole or in part, after May 28, 2004, at the option of the holding company, at any time or from time to time on not less than 30 nor more than 60 days' notice by mail, at the following redemption prices, if redeemed during the 12-month period beginning May 28 of the years indicated below, plus the accrued and unpaid dividends, if any, for the then-current dividend period to the date of redemption:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2004........................................................    $26.00
2005........................................................     25.50
2006 and thereafter.........................................     25.00

     If less than all of the outstanding shares of the series B preferred stock are to be redeemed at the option of the holding company, the total number of shares to be redeemed in the redemption will be determined by the board of directors and the shares to be redeemed will be allocated equally or by lot as may be determined by the board of directors or by another method as the board of directors may approve and deem fair and appropriate. The board of directors may select any method to conform to any rule or regulation of any national or regional stock exchange or automated quotation system upon which the shares of the series B preferred stock may at the time be listed or eligible for quotation; provided that, the shares of a holder must be redeemable in full unless the holding company obtains a ruling from the Puerto Rico Treasury Department or an opinion from reputable counsel knowledgeable in Puerto Rico income tax matters to the effect that the redemption in part of the holder's shares is not equivalent to a dividend under Puerto Rico law.

     Notice of any redemption will be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the date fixed for redemption to each holder of record of the series B preferred stock to be redeemed, at the respective addresses appearing on the stock register of the holding company. Notice so mailed will be conclusively presumed to have been duly given whether or not actually received, and failure to duly give notice by mail, or any defect in such notice, to the holders of any shares designated for redemption will not affect the validity of the proceedings for the redemption of any other shares of series B preferred stock. Any notice will state: (1) the date fixed for redemption; (2) the redemption price; (3) the number of shares of series B preferred stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares to be so redeemed from the holder; (4) the place where certificates for the shares are to be surrendered for payment of the redemption price; and (5) that after the date fixed for redemption the shares to be redeemed will not accrue dividends. If the notice is mailed properly, and if on or before the date fixed for redemption funds sufficient to redeem the shares called for redemption are set aside by the holding company in trust for the account of the holders of the shares to be redeemed, then, whether or not any certificate for shares called for redemption has been surrendered for cancellation, on and after the date fixed for redemption (A) the shares represented so called for redemption will be deemed to be no longer outstanding, (B) dividends on those shares will cease to accrue, and (C) all rights of the holders of those shares as stockholders of the holding company will cease, except the right to receive the redemption price, without interest, upon surrender of the certificate representing those shares. Upon surrender in accordance with the notice of the certificate for any shares so redeemed, the holders of record of those shares will be entitled to receive the redemption price, without interest. If fewer than all the shares represented by any certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder.

     At its option, the holding company may, on or before the date fixed for redemption, irrevocably deposit the aggregate amount payable upon redemption of the shares of the series B preferred stock to be redeemed with a bank or trust company designated by the holding company. The depository selected must have (1) its principal office in New York, New York, San Juan, Puerto Rico, or any other city in which the holding company at that time maintains a transfer agent with respect to its capital stock, and (2) a combined capital surplus, as shown by its latest published statement, of at least $50,000,000. The money deposited will be held in trust by the depository for payment to the holders of the series B preferred stock to be redeemed. If the holding company makes the deposit and the funds so deposited are made immediately available to the holders of the series B preferred stock to be redeemed, the holding company will be released and discharged, except as described in the next paragraph, from any obligation to make payment of the amount payable upon redemption of the series B preferred stock to be redeemed, and the holders of the shares shall look only to the depository for payment.

     Any funds remaining unclaimed at the end of two years from and after the date fixed for redemption in respect of which funds were deposited will be returned to the holding company and the holders of the series B preferred stock called for redemption with respect to which the funds were deposited must look only to the holding company for the payment of the redemption price. Any interest accrued on any funds deposited with the depository will belong to the holding company and will be paid to it from time to time on demand.

     Any of the shares of series B preferred stock which will at any time have been redeemed will, after the redemption, have the status of authorized but unissued preferred shares, without designation as to series, until the shares are once more designated as part of a particular series by the board of directors.

     The redemption of the series B preferred stock will require the prior approval of the Federal Reserve Board.

     Rights Upon Liquidation. If any voluntary or involuntary liquidation of the holding company occurs, the holders of the series B preferred stock at the time outstanding will be entitled to receive out of assets of the holding company available for distribution to stockholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to the series B preferred stock upon liquidation, (1) liquidating distributions in the amount of $25 per share of series B preferred stock, plus
(2) the accrued and unpaid dividends, if any, for the then-current dividend period to the date of liquidation.

     After payment of the full amount of the liquidating distributions to which they are entitled, the holders of series B preferred stock will have no right or claim to any of the remaining assets of the holding company. If, upon any voluntary or involuntary liquidation, the available assets of the holding company are insufficient to pay the amount of the liquidation distributions on all outstanding shares of series B preferred stock and the corresponding amounts payable on all shares of parity stock, then the holders of the series B preferred stock and the other classes or series of parity stock will share equally in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

     For these purposes, neither (1) the consolidation or merger of the holding company with or into any other entity, nor (2) the sale, lease or conveyance of all or substantially all of the property or business of the holding company, will not be deemed to constitute a liquidation of the holding company.

     Rank. The series B preferred stock will, with respect to dividend rights and rights on liquidation, rank (1) senior to all classes of common stock and to all other equity securities issued by the holding company, the terms of which specifically provide that those equity securities will rank junior to the series B preferred stock, or to all series of the holding company's preferred stock in general; (2) on a parity with all parity stock; and (3) junior to all equity securities issued by the holding company, the terms of which specifically provide that those equity securities will rank senior to the series B preferred stock. For this purpose, the term "equity securities" does not include debt securities convertible into or exchangeable for equity securities.

     The holding company may not issue shares of ranking, as to dividend rights or rights on liquidation, senior to the series B preferred stock except with the consent of the holders of at least two-thirds of the series B preferred stock and any series of parity stock at the time outstanding. See "Voting Rights" above.

RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY

     Several provisions of the holding company's certificate of incorporation and by-laws may discourage unilateral tender offers or other attempts to take over and acquire the business of the holding company. The following summarizes those provisions of the holding company's certificate of incorporation and by-laws which might have a potential "anti-takeover" effect. You should refer in each case to the holding company's certificate of incorporation and by-laws which are attached to this proxy statement/prospectus at Appendix B.

     Classified Board of Directors. The holding company's certificate of incorporation provides that the holding company's board of directors shall be divided into three classes of approximately equal numbers of directors, with the term of office of one class expiring each year. This provision will provide a greater likelihood of continuity, knowledge and experience on the holding company's board of directors because at any one time, one third of the board of directors would be in its second year of service and one third of the board of directors would be in its third year of service. In addition, this provision would cause any person who may attempt to take over the holding company to have to deal with the current board of directors because even if that person acquires a majority of the outstanding voting shares of the holding company, that person would be unable to change the majority of the board of directors at any one annual meeting.

     Vacancies on the Board of Directors. The holding company's certificate of incorporation and by-laws provide that any vacancy occurring in the board of directors, including an increase in the number of authorized directors, may be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum of the board of directors. A director elected to fill a vacancy will serve for the remainder of the term to which the director has been elected and until the director's successor has been elected and qualified.

     Amendment of Certificate of Incorporation and Bylaws. The certificate of incorporation of the holding company requires the affirmative vote of the holders of at least two-thirds, or such higher amount as required by law, of the shares of each series of the holding company's preferred stock in connection with amendments affecting the terms and preferences of the series or any parity stock. Puerto Rico corporate law provides that a corporation may amend its certificate of incorporation if the amendment is approved by the vote of the majority of its entire capital stock entitled to vote and is filed with the Department of State of the Commonwealth of Puerto Rico. The holding company's certificate of incorporation and by-laws provide that the holding company's by-laws may be amended by the board of directors or at any annual or special meeting of stockholders in the manner provided in Puerto Rico corporate law. Under Puerto Rico corporate law and the holding company's certificate of incorporation and by-laws, this would require a majority of the directors present at which a quorum is present or a majority of the outstanding shares of voting capital stock present by person or proxy if a quorum is present.

     For restrictions on acquisitions of the holding company imposed by law or regulation, please see the section of this proxy statement/prospectus captioned "Supervision and Regulation -- Acquisition of the Holding Company," below.

                   ADDITIONAL INFORMATION ABOUT INTERIM BANK

     The interim bank will be organized as a Puerto Rico banking corporation solely to facilitate the reorganization. The interim bank will be a non-operating bank and will be merged into Westernbank as a result of the reorganization. Its principal office will be the principal office of Westernbank, located at 19 West McKinley Street, Mayaguez, Puerto Rico 00680, and its phone number will be (787) 834-8000.

     The interim bank will be authorized to issue 5,000 shares of common stock, par value $5,000 per share. Immediately before the reorganization takes place, the holding company will own all outstanding shares of the interim bank's common stock. On the effective date of the reorganization, each of those shares held by the holding company will be converted into shares of Westernbank's common stock and the holding company will own all of the outstanding capital stock of Westernbank.

                           SUPERVISION AND REGULATION

GENERAL

     Westernbank is a Puerto Rico-chartered commercial bank, and its deposit accounts are insured up to applicable limits by the FDIC. Westernbank is subject to extensive regulation by the Office of the Commissioner of Financial Institutions of Puerto Rico, as its chartering agency, and the Federal Deposit Insurance Corporation. After the reorganization, Westernbank will continue to be a Puerto Rico-chartered commercial bank with deposits insured by the FDIC, and will continue to be subject to extensive regulation by the Office of the Commissioner and the FDIC. The discussion that follows of the regulations that currently apply to Westernbank will apply to the same extent to Westernbank after the reorganization.

     Westernbank must file reports with the Office of the Commissioner and the FDIC concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The Office of the Commissioner and the FDIC conduct periodic examinations to assess Westernbank's compliance with various regulatory requirements. This regulation and supervision is intended primarily for the protection of the deposit insurance funds and depositors. The regulatory authorities have extensive discretion in the exercise of their supervisory and enforcement activities, including the setting of policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. The holding company, as a bank holding company, will also be required to file reports with, and otherwise comply with, the rules and regulations of the Federal Reserve and the Office of the Commissioner and with the rules and regulations of the Securities and Exchange Commission under the federal securities laws. Compliance with these additional regulations will impose additional costs on the holding company which are not currently borne by Westernbank. Any change in the laws governing Westernbank or the holding company, whether by a bank regulatory agency or through legislation, could have a material adverse impact on Westernbank and the holding company and their operations and stockholders.

     The following is a summary of the laws and regulations that are applicable to Westernbank and the holding company. This summary is not a complete description of such laws and regulations or of all such laws and regulations. The operations of Westernbank and the holding company may be affected by legislative and regulatory changes as well as by changes in the policies of various regulatory authorities.

THE HOLDING COMPANY

     Federal Regulation. Following the completion of the reorganization, the holding company will be subject to examination, regulation and periodic reporting under the Bank Holding Company Act of 1956, as amended, as administered by the Board of Governors of the Federal Reserve System.

     The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the FDIC applicable to Westernbank. See the section of this proxy statement/prospectus captioned "Federal Regulation of Westernbank -- Capital Requirements," below. After the reorganization, the holding company's risk-based and leverage ratios will exceed these minimum capital requirements. A bank holding company's ability to pay dividends to its stockholders and expand its line of business through the acquisition of new banking subsidiaries can be restricted if its capital falls below levels established by the Federal Reserve guidelines. In addition, any bank holding company whose capital falls below levels specified in the guidelines can be required to implement a plan to increase capital.

     Prior approval of the Federal Reserve Board will be required for the holding company to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company. The holding company also will be required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company.

     In addition, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of any company engaged in, non-banking activities unless such activities have been found by the Federal Reserve Board to be closely related to banking or managing or controlling banks. Some of the principal activities that the Federal Reserve Board has determined by regulation to be closely related to banking are:

     - making or servicing loans;

     - performing certain data processing services;

     - providing discount and full service brokerage services;

     - acting as fiduciary, investment or financial advisor;

     - leasing personal or real property;

     - making investments in corporations or projects designed primarily to promote community welfare; and

     - acquiring a savings and loan association.

     The holding company will be required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, will be equal to 10% or more of the holding company's consolidated net worth. The Federal Reserve Board may disapprove any purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, order or directive of the Federal Reserve Board, or any condition imposed by, or written agreement with, the Federal Reserve Board. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the Federal Reserve Board, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues. Notwithstanding the foregoing, any redemption of the holding company's series A preferred stock or series B preferred stock will require the prior approval of the Federal Reserve Board.

     The Federal Reserve Board is empowered to initiate cease and desist proceedings and other supervisory actions for violations of the Bank Holding Company Act, or the regulations, orders, conditions or agreements of or with the Federal Reserve Board.

     The status of the holding company as a registered bank holding company under the Bank Holding Company Act does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

WESTERNBANK

     Puerto Rico Banking Law. As a commercial bank organized under the laws of the Commonwealth, Westernbank is subject to supervision, examination and regulation by the Office of the Commissioner pursuant to the Puerto Rico Banking Act of 1933, as amended. That law governs the incorporation and organization, and contains provisions on the rights and responsibilities of directors, officers and stockholders, and the corporate powers, savings, lending, capital and investment requirements and other activities of Westernbank. The Office of the Commissioner has extensive rulemaking power and administrative discretion under the Banking Law. The Office of the Commissioner's office normally examines Westernbank once every year.

     Section 27 of the Banking Law requires that at least 10% of the yearly net income of Westernbank be credited annually to a reserve fund. This must be done every year until the reserve fund is equal to the total paid-in capital for common stock and preferred stock. At the end of its most recent fiscal year, Westernbank had an adequate reserve fund established.

     Section 27 of the Banking Law also provides that when the expenditures of a bank are greater than the receipts, the excess is charged against the undistributed profits of the bank, and the balance, if any, is charged against and reduces the reserve fund. If there is no reserve fund sufficient to cover the entire amount, the excess amount is charged against the capital account and no dividend can be declared until the capital has been restored to its original amount and the reserve fund to 20% of the original capital.

     Section 16 of the Banking Law requires every bank to maintain a legal reserve in an amount established by the Office of the Commissioner through regulation, but in no case may the required reserve exceed 30% of demand liabilities, except deposits of the U.S. Government, the Commonwealth of Puerto Rico and its municipalities secured by actual collateral. A regulation of the Office of the Commissioner requires a reserve of at least 20% of the bank's demand liabilities, except deposits of the U.S. Government, the Commonwealth of Puerto Rico and its municipalities. At March 31, 1999, Westernbank had a legal reserve of 102.0%.

     Section 17 of the Banking Law provides that Westernbank may not make loans to, nor accept the guarantee of, any one person, firm, partnership or corporation, in a total amount in excess of 15% of the paid-in capital in common stock and preferred stock, the reserve fund of Westernbank and all other components considered by the Office of the Commissioner. As of March 31, 1999, the legal lending limit for Westernbank under this provision was approximately $19.9 million. If such loans are secured by collateral worth at least 25% or more than the amount of the loan, the aggregate maximum amount may reach one third of the paid-in capital of Westernbank plus its reserve fund. There are no restrictions under Section 17 on the amount of loans which are wholly secured by bonds, securities and other evidences of indebtedness of the Government of the United States or the Commonwealth of Puerto Rico, or by current debt bonds, not in default, of municipalities or instrumentalities of the Commonwealth of Puerto Rico. The Office of the Commissioner has, through regulation, interpreted the lending limits provision of the Banking Law to permit commercial banks to additionally take into consideration up to 50% of the bank's retained earnings in the calculation of the bank's lending limit if the bank is well capitalized.

     Section 30 of the Banking Law provides that the Office of the Commissioner can place a Puerto Rico bank into receivership, and liquidate the bank, if deemed necessary, if the Office of the Commissioner, as a result of an examination made or a report rendered by an examiner, finds that the bank is not in sound financial condition to continue doing business, or that its affairs are conducted in such a manner that the public or the persons and entities having funds or securities under its custody are in danger of being defrauded. Furthermore, section 31 of the Banking Law provides that the Office of the Commissioner may appoint a receiver and dissolve and liquidate a Puerto Rico bank if the bank refuses to submit its books, documents and affairs for the inspection of an examiner, or if it appears that the bank's certificate of incorporation or any related law has been violated. Section 37 of the Banking Law provides that a Puerto Rico bank must be dissolved if it loses 100% of its capital.

     The Financial Board, which is a part of the Office of the Commissioner, but also includes as its members the Secretary of the Treasury, the Secretary of Commerce, the Secretary of Consumer Affairs, the Chairman of the Planning Board, and the President of the Government Development Bank for Puerto Rico, has the authority to regulate the maximum interest rates and finance charges that may be charged on loans to individuals and unincorporated businesses in the Commonwealth of Puerto Rico. In February 1992 and again in November 1997, the Financial Board approved regulations which provide that the applicable interest rate on loans to individuals and unincorporated businesses is to be determined by free competition.

     The Financial Board also has authority to regulate the maximum finance charges on retail installment sales contracts, including credit card purchases, which are currently set at 21%. There is no maximum rate set for installment sales contracts involving motor vehicles, commercial, agricultural and industrial equipment, commercial electric appliances, and insurance premiums.

     Section 12 of the Banking Law requires the prior approval of the Office of the Commissioner to obtain control of any bank organized under the Banking Law. The Banking Law requires that in any transfer of voting and outstanding capital stock of any bank organized under the laws of Puerto Rico to any person or entity that, upon the transfer, will become the owner, directly or indirectly, of more than 5% of the voting and outstanding capital stock of the bank, the parties to the transfer must inform the Office of the Commissioner of the proposed transfer at least 60 days prior to the date such transfer is to occur. The transfer requires the approval of the Office of the Commissioner if it results in a change of control of the bank. For the purposes of section 12 of the Banking Law, the term "control" means the power to, directly or indirectly, direct or influence decisively the administration or the operations of the bank.

     Federal Regulation of Westernbank.

     Capital Requirements. The FDIC has adopted risk-based minimum capital regulations for insured state nonmember banks, such as Westernbank. The regulations establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among insured depository institutions. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital required for the categories perceived as representing greater risk. State nonmember banks must maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8.0%, and a minimum ratio of Tier 1 capital to risk-weighted assets of 4.0%. Tier 1 capital includes common equity, certain noncumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets. Total capital consists of Tier 1 capital plus supplementary capital which includes, among other items, cumulative perpetual and long-term, limited-life, preferred stock, mandatory convertible securities, certain hybrid capital instruments, term-subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions. In addition, insured state nonmember banks must maintain a ratio of Tier 1 capital to average total assets of at least 3% to 5%, depending on the bank's supervisory rating.

     The FDIC may establish higher capital requirements for a particular bank if the FDIC determines that a bank's capital is, or may become, inadequate in view of its particular circumstances. Individual minimum capital requirements may be appropriate if a bank is receiving special supervisory attention, has a high degree of exposure to interest rate risk or poses other safety and soundness concerns. Westernbank currently is not subject to any individually imposed minimum capital requirements.

     Failure to meet capital guidelines could subject Westernbank to a variety of enforcement actions, including issuance of a capital directive, the termination of deposit insurance, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon banks that fail to meet applicable capital requirements under the FDIC's prompt corrective action regulations.

     The FDIC assesses Westernbank's exposure to declines in the economic value of the bank's capital due to changes in interest rates when assessing the bank's capital adequacy. Under such a risk assessment, examiners will evaluate Westernbank's capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. Applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital.

     The following table shows Westernbank's capital ratios at March 31, 1999.

                                                                                        TO BE WELL
                                                                                    CAPITALIZED UNDER
                                                                  FOR CAPITAL       PROMPT CORRECTIVE
                                                               ADEQUACY PURPOSES    ACTION PROVISIONS
                                                               ------------------   ------------------
                                                ACTUAL                         MINIMUM
                                           -----------------   ---------------------------------------
                                            AMOUNT    RATIO     AMOUNT     RATIO     AMOUNT     RATIO
                                           --------   ------   ---------   ------   ---------   ------
                                                         (DOLLARS IN THOUSANDS)
Total Capital
  (to Risk Weighted Assets)..............  $174,536   11.41%   $122,326      8%     $152,908     10%
Tier I Capital
  (to Risk Weighted Assets)..............  $158,464   10.47%   $ 60,520      4%     $ 90,780      6%
Tier I Capital
  (to Average Assets)....................  $158,464    5.98%   $ 79,461      3%     $132,434      5%

     As the preceding table shows, Westernbank exceeded the minimum capital adequacy requirements at the date indicated.

     Activity Restrictions on State-Chartered Banks. Section 24 of the Federal Deposit Insurance Act generally limits the activities and investments of state-chartered insured banks and their subsidiaries to those permissible for federally chartered national banks and their subsidiaries, unless such activities and investments are specifically exempted by law or the FDIC determines that such activity or investment would pose no significant risk to the Bank Insurance Fund.

     Before making a new investment or engaging in a new activity not permissible for a national bank or otherwise permissible under section 24 or the FDIC regulations, an insured bank must file a notice or application with the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless the bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the insurance funds. The FDIC has by regulation determined that certain real estate investment and securities underwriting activities do not present a significant risk to the insurance funds provided they are conducted in accordance with the regulations. The FDIC recently adopted a streamlined notice process for use by well run, well capitalized institutions seeking permission to engage in such activities, and simplified limitations applicable to the activities.

     Enforcement. The FDIC has extensive enforcement authority over Westernbank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

     The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state bank if that bank is "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible equity to total assets that is equal to or less than 2%. See "Prompt Corrective Action" below. The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including:

     - insolvency;

     - substantial loss of assets or earnings through violations of law or unsafe or unsound practices;

     - existence of an unsafe or unsound condition to transact business;

     - likelihood that a bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and

     - insufficient capital.

In the event of any such appointment, it is likely that the stockholders of the institution would not receive anything for their interests in the institution and such interests ultimately would be terminated.

     Deposit Insurance. Westernbank does not now, but may in the future be required to, pay semiannual insurance premiums for its FDIC deposit insurance. The FDIC implements a risk-based deposit insurance assessment system. Deposit insurance assessment rates currently are within a range of $0.00 to $0.27 per $100 of insured deposits, depending on the assessment risk classification assigned to each institution. Under current FDIC assessment guidelines, Westernbank expects that it will not incur any FDIC deposit insurance assessments for the first half of 1999. However, the deposit insurance assessments imposed by the FDIC are subject to change.

     Westernbank must pay assessments for the payment on the bonds issued in the late 1980's to recapitalize the former Federal Savings and Loan Insurance Corporation. The annual rate of assessments for the payments on the bonds for the semi-annual period beginning on January 1, 1999 was 1.22 basis points for Bank Insurance Fund-assessable deposits and 6.1 basis points for Savings Association Insurance Fund-assessable deposits. Savings Association Insurance Fund-assessable deposits represent 91.4% of Westernbank's total deposits.

     FDIC insurance on deposits may be terminated by the FDIC, after notice and hearing, upon a finding by the FDIC that the insured bank has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition to continue operations as an insured bank, or has violated any applicable law, regulation, rule or order of, or condition imposed by or written agreement entered into with the FDIC.

     Transactions with Affiliates of the Bank. Transactions between Westernbank and any of its affiliates, including the holding company, are governed by sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Generally, sections 23A and 23B (1) limit the extent to which a bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of the bank's capital stock and surplus, and limit such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (2) require that all such transactions be on terms that are consistent with safe and sound banking practices. The term "covered transaction" includes the making of loans, purchase of or investment in securities issued by the affiliate, purchase of assets, issuance of guarantees and other similar types of transactions. Most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amount, depending on the nature of the collateral. In addition, any covered transaction by a bank with an affiliate and any sale of assets or provision of services to an affiliate must be on terms that are substantially the same, or at least as favorable, to the bank as those prevailing at the time for comparable transactions with nonaffiliated companies.

     Loans to Insiders. A bank's loans to its "insiders," including its executive officers, directors, and any owner of 10% or more of its stock, and to the "insider's related interests," are conditioned and limited by sections 22(g) and 22(h) of the Federal Reserve Act and the Federal Reserve's Regulation O. Under these restrictions, the aggregate amount of the loans to any insider and the insider's related interests may not exceed the loans-to-one-borrower limit applicable to national banks. All loans by a bank to all insiders and insider's related interests in the aggregate may not exceed a bank's unimpaired capital and unimpaired surplus. Regulation O also requires that any proposed loan to an insider or an insider's related interest be approved in advance by a majority of the board of directors of a bank, with any interested director not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider's related interests, would exceed either (a) $500,000 or
(b) the greater of $25,000 or 5% of a bank's unimpaired capital and surplus. The loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons, with some exceptions. In addition, loans to an executive officer, with some exceptions, may not exceed the lesser of (a) $100,000 or (b) the greater of $25,000 or 2.5% of a bank's unimpaired capital and surplus.

     Community Reinvestment Act. Under the Community Reinvestment Act of 1997, as implemented by FDIC regulations, a bank has an obligation to help meet the credit needs of its entire community, including low-and moderate-income neighborhoods. The Community Reinvestment Act requires the FDIC to assess the bank's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by the bank.

     The FDIC rates an institution based on its actual performance in meeting community needs. The evaluation system focuses on a lending test, an investment test, and a service test. In its most recent examination for Community Reinvestment Act performance, Westernbank received a satisfactory rating from the FDIC.

     Safety and Soundness Standards. Westernbank is subject to certain FDIC standards designed to maintain the safety and soundness of individual banks and the banking system. The FDIC has prescribed safety and soundness guidelines relating to:

     - internal controls, information systems and internal audit systems;

     - loan documentation;

     - credit underwriting;

     - interest rate exposure;

     - asset growth and quality;

     - earnings; and

     - compensation and benefit standards for officers, directors, employees and principal stockholders.

     The guidelines are intended to set out standards that the FDIC will use to identify and address problems at banks before capital becomes impaired. Banks are required to, among other things, establish and maintain a system to identify problem assets and prevent deterioration of those assets in a manner commensurate with their size and the nature and scope of their operations. Furthermore, banks must establish and maintain a system to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves in a manner commensurate with their size and the nature and scope of their operation.

     A bank not meeting one or more of the safety and soundness guidelines may be required to file a compliance plan with the FDIC. If a bank were to fail to submit an acceptable compliance plan or fail in any material respect to implement an accepted compliance plan within the time allowed by the FDIC, the bank would be required to correct the deficiency and the FDIC would also be authorized to:

     - restrict asset growth;

     - require the bank to increase its ratio of tangible equity to assets;

     - restrict the rates of interest that the bank may pay; or

     - take any other action that would better carry out the purpose of the corrective action.

Westernbank believes it complies with all such safety and soundness guidelines as of the date of this proxy statement/prospectus.

     The FDIC periodically conducts examinations of insured banks and, based upon evaluations, may require a revaluation of assets of an insured bank and may require the establishment of specific reserves in amounts equal to the difference between such revaluation and the book value of the assets.

     Prompt Corrective Action. Under the FDIC's prompt corrective action regulations, insured institutions will be considered

     - "well capitalized" if the institution has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, provided that the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specified capital level for any capital measure;

     - "adequately capitalized" if the institution has a total risk-based capital ratio of 8% or greater, a Tier 1 risk based capital ratio of 4% or greater and a leverage ratio of 4% or greater, or 3% or greater if the institution has the highest supervisory rating in its most recent report of examination and is not experiencing or anticipating significant growth;

     - "undercapitalized" if the institution has a total risk-based capital ratio that is less than 8%, or a Tier 1 risk-based ratio of less than 4% and a leverage ratio that is less than 4%, or 3% if the institution has the highest supervisory rating in its most recent report of examination and is not experiencing or anticipating significant growth;

     - "significantly undercapitalized" if the institution has a total risk-based capital ratio that is less than 6%, Tier 1 risk-based capital ratio of less than 3% or a leverage ratio that is less than 3%; and

     - "critically undercapitalized" if the institution has a ratio of tangible equity to total assets that is equal to or less than 2%.

Under certain circumstances, the FDIC can reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category. The FDIC may not, however, reclassify a significantly undercapitalized institution as critically undercapitalized. At March 31, 1999, Westernbank was classified as a "well capitalized" institution.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to the FDIC. An undercapitalized institution also is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the FDIC may take any other action that it determines will better carry out the purpose of prompt corrective action initiatives.

     Dividend Restrictions. Westernbank is not permitted to pay dividends if, as the result of the payment, it would become undercapitalized, as defined in the prompt corrective action regulations of the FDIC. In addition, if Westernbank becomes "undercapitalized" under "prompt corrective action" initiatives, payment of dividends would be prohibited without the prior approval of the FDIC. Westernbank also could be subject to these dividend restrictions if the FDIC determines that Westernbank is in an unsafe or unsound condition or engaging in an unsafe or unsound practice.

ACQUISITION OF THE HOLDING COMPANY

     Puerto Rico Change in Bank Control Restrictions. No person or company may acquire direct or indirect control of the holding company without first obtaining the prior approval of the Office of the Commissioner. Control is defined to mean the power to, directly or indirectly, direct or decisively influence the management or the operations of the holding company. Control is presumed to exist if a person or entity, or group acting in concert, would become the owner, directly or indirectly, of more than 5% of the voting stock of the holding company as a result of the transfer of voting stock, and such person, entity or group did not own more than 5% of the voting stock prior to the transfer. In reviewing an application for a change in control, the Office of the Commissioner will consider, among other things, the experience, integrity and financial resources of the party seeking control, the effect of the transfer of control on depositors, creditors and stockholders of the holding company, and the public interest.

     Federal Restrictions. Under the federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person or entity, or group acting in concert, seeks to acquire 10% or more of the holding company's shares of common stock. Under the Change in Bank Control Act, the Federal Reserve Board takes into consideration certain factors, including the financial and managerial resources of the acquirer, the convenience and needs of the communities served by the holding company and Westernbank, and the competitive effects of the acquisition.

     Under the Bank Holding Company Act, any company would be required to obtain prior approval from the Federal Reserve Board before it could acquire "control" of the holding company within the meaning of the Bank Holding Company Act. Control generally is defined for these purposes to mean the ownership, control or power to vote 25% or more of any class of voting securities of the holding company, the ability to control in any manner the election of a majority of the holding company's directors, or to otherwise have the power to exercise a controlling influence over the management or policies of the holding company.

FEDERAL HOME LOAN BANK SYSTEM

     Westernbank is a member of the Federal Home Loan Bank System. The Federal Home Loan Bank System provides a central credit facility available to member institutions. Westernbank, as a member of the Federal Home Loan Bank of New York, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount equal to the greater of 1.0% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, 5% of its Federal Home Loan Bank advances outstanding, or one per cent of thirty per cent of total assets. At March 31, 1999, Westernbank owned $9.4 million of Federal Home Loan Bank common stock.

     Advances from and securities sold under agreements to repurchase with the Federal Home Loan Bank of New York are secured by a member's shares of stock in the Federal Home Loan Bank of New York, certain types of mortgages and other assets. Interest rates charged for advances vary depending upon maturity and cost of funds to the Federal Home Loan Bank of New York. As of March 31, 1999, Westernbank had $116.0 million of outstanding advances from the Federal Home Loan Bank of New York.

                       BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth information known to Westernbank as to any persons or entities which as of March 1, 1999, by themselves or as a group, as the term is defined by section 13(d)(3) of the Securities Exchange Act of 1934, are the beneficial owners of 5% or more of the issued and outstanding common stock of Westernbank.

                                                                       COMMON STOCK BENEFICIALLY
                                                                       OWNED AS OF MARCH 1, 1999
                                                                      ---------------------------
              NAME                              ADDRESS               AMOUNT(1)        PERCENTAGE
              ----                              -------               ----------       ----------
Frank C. Stipes, Esq.              Westernbank                         2,292,686(2)       5.44%
  Chairman of the Board,           19 West McKinley Street
  Chief Executive Officer and      Mayaguez, Puerto Rico 00680
  President
Ileana G. Carr, Honorary           Westernbank                         5,696,180(3)      13.56%
  Directress                       19 West McKinley Street
                                   Mayaguez, Puerto Rico 00680
Fredeswinda G. Frontera            Westernbank                         4,885,836(4)      11.61%
  Directress                       19 West McKinley Street
                                   Mayaguez, Puerto Rico 00680
Directors and executive officers   Westernbank                        15,222,896         36.08%
                                   19 West McKinley Street
                                   Mayaguez, Puerto Rico 00680

Notes:

(1) Based upon information provided by the respective beneficial owners and filings with the Federal Deposit Insurance Corporation made pursuant to the Securities Exchange Act of 1934, as amended. Beneficial ownership is direct except as otherwise indicated by footnote. In accordance with

    Rule 13d-3 of the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of a security if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Unless otherwise indicated, all persons have sole voting and investment powers as to all shares reported.

(2) Includes 119,400 shares of common stock receivable upon conversion of 120,000 shares of Westernbank's series A preferred stock owned by Mr. Stipes. Also includes 3,100 shares of common stock owned by Mr. Stipes' daughter.

(3) Includes 83,200 shares owned by Mrs. Carr's husband.

(4) Includes 156,952 shares owned by Mrs. Frontera's spouse and children and 55,720 shares receivable upon conversion of 56,000 shares of series A preferred stock owned by Mrs. Frontera.

             INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTORS AND
                         DIRECTORS WHOSE TERMS CONTINUE

ELECTION OF DIRECTORS

     Westernbank's by-laws presently provide for seven directors, with the board of directors divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class is elected each year on a rotating basis.

THE NOMINEES

     UNLESS OTHERWISE DIRECTED, EACH PROXY EXECUTED AND RETURNED BY A STOCKHOLDER WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED BELOW. If any nominee is unable or unwilling to stand for election at the time of the annual meeting, the proxies will nominate and vote for the replacement nominee or nominees recommended by the board of directors. At this time, the board of directors knows of no reason why any of the persons listed below may not be able to serve as a director if elected.

                      NOMINEES FOR TERMS EXPIRING IN 2002

                                  (PROPOSAL 2)

                                                                            COMMON STOCK
                                                                            BENEFICIALLY
                                        PRINCIPAL                            OWNED AS OF
                                       OCCUPATION                         MARCH 1, 1999(1)
                                       DURING THE           DIRECTOR   -----------------------
         NAME            AGE         PAST FIVE YEARS         SINCE       AMOUNT     PERCENTAGE
         ----            ---   ---------------------------  --------   ----------   ----------
Cesar A. Ruiz            64    Retired Banker                 1972         17,300      *
Fredeswinda G. Frontera  66    Retired Psychologist           1981      4,885,836(2)   11.61%
Cornelius Tamboer        55    Industrial Contractor/Prota    1989      1,626,030(3)    3.87%
                               Construction, S.E.

---------------
* Represents less than 1% of the outstanding common stock.
Notes:
(1) The number of shares beneficially owned by each director and nominee is based upon information provided by such persons. All directors and nominees have sole voting and investment powers as to shares reported, unless otherwise indicated.

(2) Includes 156,952 shares owned by Mrs. Frontera's spouse and children and 55,720 shares receivable upon conversion of 56,000 shares of series A preferred stock owned by Mrs. Frontera.

(3) This amount includes 707,480 shares of common stock of Westernbank owned by Prota Construction, S. E., of which Mr. Tamboer is the holder of 100% interest and has full voting power, and 10,000 shares of common stock of Westernbank owned by Tamrio, Inc., of which Mr. Tamboer is the holder of 50% interest and has shared voting power.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                           WHOSE TERMS EXPIRE IN 2001

                                                                 COMMON STOCK
                                                                 BENEFICIALLY
                                PRINCIPAL                         OWNED AS OF
                                OCCUPATION                     MARCH 1, 1999(1)
                                DURING THE        DIRECTOR   ---------------------
       NAME         AGE      PAST FIVE YEARS       SINCE      AMOUNT    PERCENTAGE
       ----         ---   ----------------------  --------   --------   ----------
Pedro R. Dominguez  54    First Vice President--    1992      125,000       *
                          Southern Region
                          of Westernbank
Fidel Pino Cros     66    Civil Engineer and        1984       28,012       *
                          Developer

---------------
* Represents less than 1% of the outstanding common stock.

Notes:
(1) The number of shares beneficially owned by each director and nominee is based upon information provided by such persons. All directors and nominees have sole voting and investment powers as to shares reported, unless otherwise indicated.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                           WHOSE TERMS EXPIRE IN 2000

                                                                       COMMON STOCK
                                                                       BENEFICIALLY
                                    PRINCIPAL                           OWNED AS OF
                                    OCCUPATION                       MARCH 1, 1999(1)
                                    DURING THE         DIRECTOR   -----------------------
        NAME           AGE       PAST FIVE YEARS        SINCE       AMOUNT     PERCENTAGE
        ----           ---   ------------------------  --------   ----------   ----------
Frank C. Stipes, Esq.  43    Chairman of the Board,      1990      2,292,686(2)    5.17%
                             Chief Executive Officer
                             and President of
                             Westernbank
Angel Luis Rosas, CPA  64    Certified Public            1990         36,580(3)    *
                             Accountant, Private
                             Investor, Former
                             President of Puerto Rico
                             Housing Bank and
                             Finance Authority,
                             Developer, Former
                             Commissioner of
                             Financial Institutions;
                             Professor and Former
                             Dean of Business
                             Administration at the
                             University of Puerto
                             Rico

---------------
* Represents less than 1% of the outstanding common stock.

Notes:
(1) The number of shares beneficially owned by each director and nominee is based upon information provided by such persons. All directors and nominees have sole voting and investment powers as to shares reported, unless otherwise indicated.

(2) Includes 119,400 shares of common stock receivable upon conversion of 120,000 shares of Westernbank's series A preferred stock owned by Mr. Stipes. Also includes 3,100 shares of common stock owned by Mr. Stipes' daughter.

(3) Includes 3,980 shares receivable upon conversion of 4,000 shares of series A preferred stock owned by Mr. Rosas.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Westernbank's executive compensation program is administered by the board of directors composed of the non-employee directors, along with Mr. Frank C. Stipes, Chairman of the Board, Chief Executive Officer and President, who recused himself from participating in the decision process relative to his own compensation. None of these non-employee directors nor Mr. Stipes have any interlocking or other relationship that would call into question their independence. The executive compensation is aligned and administered to support the Westernbank's position in the community.

REPORT ON EXECUTIVE COMPENSATION

     Under rules established by the FDIC, banks are required to provide certain data and information in regard to the compensation and benefits provided to the bank's Chairman and Chief Executive Officer and the four other most highly compensated executive officers earning $100,000 and over. The disclosure requirements for these five individuals include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals.

     At present, Westernbank's executive compensation program is comprised of salary, one month of salary as Christmas bonus and other employee benefits typically offered to executives. Westernbank also grants a special performance bonus to certain executive officers, including Mr. Frank C. Stipes, Chairman of the Board, Chief Executive Officer and President. This bonus is granted after an assessment of Westernbank's performance is made for the year, both individually and compared to its peer group, which includes among other factors, return on average assets, return on average equity, stock price behavior and Westernbank's regulatory classification. As with the rest of the named executive officers, Mr. Stipes's 1998 performance bonus was based on Westernbank's performance over that period, evidenced by (1) an increase in total assets of 59.5%, (2) a 62.02% increase in total deposits, and (3) a 21.10% increase in common stockholders' equity. Westernbank's return on average assets was 1.42% for 1998, and its return on average equity was 24.42% over the same period. With regard to compensation affecting Mr. Stipes the non-employee members of the board of directors act as the approving body, with Mr. Stipes not participating in the decision process. Mr. Stipes's salary is revisable periodically based on market average for such responsibilities and Westernbank's net income, delinquency ratio, stability and soundness of operations. For this purpose the Westernbank board reviews applicable information for comparable positions in financial institutions of similar size and operating conditions in Puerto Rico. Presently, salary revisions for all executive officers and employees, including Mr. Stipes, are made every eighteen months.

     FRANK C. STIPES, ESQ.       FREDESWINDA G. FRONTERA   CESAR A. RUIZ
 Chairman of the Board, Chief          Directress             Director
Executive Officer and President

        FIDEL PINO CROS             CORNELIUS TAMBOER     ANGEL LUIS ROSAS
           Director                     Director              Director

                           SUMMARY COMPENSATION TABLE

                                                                           OTHER
                                                                           ANNUAL         ALL OTHER
    NAME AND PRINCIPAL POSITION      YEAR    SALARY          BONUS(2)   COMPENSATION   COMPENSATION(5)
    ---------------------------      ----   --------         --------   ------------   ---------------
Frank C. Stipes, Esq.,.............  1998   $178,500(1)      $516,667     $     --         $23,275
  Chairman of the Board,             1997    180,000(1)       366,667           --           8,243
  Chief Executive Officer            1996    189,167(1)       174,500           --          11,681
  and President
Freddy Maldonado,..................  1998    135,000(1)       252,500     $     --          22,107
  Chief Financial Officer,           1997    135,000(1)       212,500           --           8,498
  Vice President of Finance          1996    122,939(1)       162,500           --          10,820
  and Investment
Pedro R. Dominguez,................  1998     89,000(1)       220,417       42,494(3)       18,381
  First Vice President --            1997     89,000(1)       185,417       42,494(3)        5,760
  Southern Region                    1996     87,234(1)       135,417       36,142(3)        9,628
Alfredo Padilla,...................  1998    114,000(1)        29,500       23,752(4)
  Vice President of                  1997    114,000(1)        24,500       23,693(4)       18,401
  Administration                     1996     92,077           15,000       18,209(4)        1,110
Miguel E. Romeu,...................  1998    116,769           31,000           --              --
  Vice President
  Chief Retail Banking Officer

Notes:
(1) Includes amounts deferred by the individual pursuant to Westernbank's 1165(e) plan, described below.

(2) Includes a special performance bonus granted at year end and the Christmas Bonus that is granted under Puerto Rico legislation. Westernbank has normally granted one month of salary as Christmas Bonus.

(3) Includes $12,000, $12,000 and $9,692 allowance attributable to business relationships and representation expenses, and $24,000, $24,000 and $19,000 living allowance in 1998, 1997 and 1996, respectively.

(4) Includes $18,000, $18,000 and $13,500 allowance attributable to business relationships and representation expenses in 1998, 1997 and 1996, respectively. Also includes for 1996 $4,709 attributable to use of automobile owned by Westernbank.

(5) Represents employer contribution corresponding to the named person for Westernbank's profit sharing/1165(e) plan. The referred plan covers substantially all employees and provides for retirement and disability benefits.

WESTERNBANK STOCK OPTION GRANTS

     Westernbank had no outstanding stock options as of December 31, 1998. No stock options were granted during 1998. All of Westernbank's previously outstanding stock option grants were exercised during the year ended December 31, 1996 or before.

     At the annual meeting, the common stockholders of Westernbank will be asked to approve Westernbank's 1999 Stock Option Plans. For more information about the 1999 Stock Option Plans, please see the section of this proxy statement/prospectus captioned "Approval of the 1999 Stock Option Plans" below.

WESTERNBANK BOARD MEETINGS, COMMITTEES AND COMPENSATION

     The board of directors of Westernbank meets once each month. In addition, the board has several committees, including those described below. No director of Westernbank attended less than 75% of the aggregate of the total number of board meetings held during calendar year 1998 and the total number of meetings held by committees on which he or she served during this year. All members of the board of directors annually receive fees from Westernbank, except for directors who are also officers of Westernbank or who are receiving benefits from any retirement plan. For 1998, except as described below, each eligible director received fees amounting to $15,000.00 which were paid in monthly installments of $1,250.00.

     Mr. Cesar Ruiz, a director of Westernbank, only receives a $350.00 fee per board of directors meeting attended. During 1998 he received board of directors fees amounting to $4,200.00, corresponding to 12 board of directors meetings attended.

     Mr. Angel Luis Rosas, a director of Westernbank, in addition to the director fee, receives $1,000 per month as consultant and advisor and $500 per month for car allowance. During 1998 Mr. Rosas received $18,000.00 corresponding to those services.

     In addition to fees for attendance at board and committee meetings, directors who are not employees of Westernbank are eligible for health and insurance benefits.

     The board of directors of Westernbank has no formal nominating or compensating committees. The full board of directors performs the functions normally corresponding to those committees.

     Westernbank's executive committee is authorized to exercise all the authority of the board of directors in the management of Westernbank between board meetings. The members of the executive committee are Messrs. Frank C. Stipes, Cesar A. Ruiz, Cornelius Tamboer and Angel Luis Rosas. The executive committee holds periodical meetings as required.

     Westernbank's audit committee consist solely of outside directors. The audit committee reviews independent auditors reports, regulatory examination reports and internal audit reports. The members of the audit committee are Mrs. Fredeswinda G. Frontera, Messrs. Angel Luis Rosas, Cornelius Tamboer and Fidel Pino Cros. The audit committee meets once each month.

     The mortgage credit committee approves all residential and commercial mortgage loans originated by Westernbank up to $1,000,000. All of such loans in excess of $1,000,000 are reviewed by the full board of directors. The members of the mortgage credit committee are Mrs. Mayra Neris Vega and Messrs. Frank C. Stipes and Fidel Pino Cros. The committee holds weekly meetings or as frequent as necessary.

     Westernbank's investment committee is responsible for Westernbank's asset/liability oversight. Through policies designed to manage the flow of funds and the use and pricing of such funds, the investment committee supervises the Department's responsibility of maintaining an acceptable interest rate spread, while assuring that Westernbank complies with all applicable investment and liquidity requirements. The investment committee is composed of the entire board of directors and the Chief Financial Officer, Mr. Freddy Maldonado. The investment committee meets once each month.

     Westernbank's commercial credit committee is responsible for Westernbank's commercial lending policies and procedures. It also approves loans from $250,000 to $1,000,000. Loans in excess of $1,000,000 are reviewed by the full board of directors. The members of the commercial credit committee are Messrs. Frank C. Stipes, Fidel Pino Cros, Angel Luis Rosas, Cornelius Tamboer, Pedro R. Dominguez, Miguel Aran, Jose E. Rivera, Alfredo Pagan, Christian Jetter and Ricardo Cortina. The commercial credit committee meets every week or as frequent as necessary.

     The community reinvestment act committee oversees the planning of products and services offered to the community, specially those aimed to serve low and moderate income families. The community reinvestment act committee members are Messrs. Frank C. Stipes, Fidel Pino Cros, Angel Luis Rosas, Edwin Torres, Jose
E. Rivera, Roberto Caro and Mrs. Mayra Neris Vega.

WESTERNBANK SEVERANCE PAYMENT AGREEMENTS

     On June 28, 1996, Westernbank entered into two-year severance payment agreements with Messrs. Alfredo Padilla, Alfredo Pagan, Freddy Maldonado and Pedro R. Dominguez. On each anniversary of the date of commencement of the agreements, the term of employment is automatically extended for an additional one-year period unless written notice from Westernbank is received not less than 60 days prior to an anniversary date advising the other party that the agreement shall not be further extended.

     The severance payment agreements provide for severance payments in connection with an involuntary termination after a change in control or a voluntary termination of employment where for good reason, subsequent to a change in control of Westernbank, any of the recipients is assigned duties inconsistent with his position, duties, responsibilities and status.

     For purposes of the severance payment agreements, "good reason" includes a material reduction in the position, status, authority, duties, responsibilities, compensation, perquisites, conditions of employment, or location of employment of the employee from those that existed before the change in control. Unless Westernbank within ten working days of the date of such notice of resignation, rejects the employee statement that the "good reason" exists, the employee is conclusively deemed to have voluntarily resigned with "good reason." If Westernbank rejects the employee's statement that "good reason" exists, the dispute is required to be resolved by arbitration under the Commercial Arbitration Rules of the American Arbitration Association, and Westernbank will have the burden of proving that the rejection of the employee's statement was proper.

     For the purposes of the severance payment agreements, a change in control is deemed to occur if:

     - 33% or more of ownership control, power to vote or beneficial ownership of any class of voting securities of Westernbank is acquired by any person, either directly or indirectly or acting through one or more other persons;

     - any person (other than any person named as a proxy in connection with any solicitation on behalf of the board of directors of Westernbank) holds revocable or irrevocable proxies as to election or removal to three or more directors of Westernbank, for 33% or more of the total voting shares of Westernbank;

     - any person has received all applicable regulatory approvals to acquire control of Westernbank;

     - any person has commenced a cash tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of 33% or more of the total number of voting shares of Westernbank, whether or not any requisite regulatory for such acquisition has been received, provided that a change in control will not be deemed to have occurred under this clause unless the board of directors of Westernbank has made a determination that such action constitutes or will constitute a change in control; or

     - as a result of or in connection with, any cash tender or exchange offer, merger or any other business combination, sale of assets or contested election or any combination of the foregoing transactions, (a) the persons who were directors of Westernbank before such transaction shall cease to constitute at least a majority of the board of its successor or
       (b) the persons who were stockholders of Westernbank immediately before such transaction do not own more than 50% of the outstanding voting stock of Westernbank or its successor immediately after such transaction.

     If employment were terminated under such circumstances following a change in control, or for "good reason," the following amounts would be payable to Messrs. Maldonado, Padilla, Dominguez and Pagan, respectively: $448,500, $394,680; $373,750; and $225,924. The special compensation to be received for termination of employment in connection with a change in control pursuant to these severance payment agreements may not exceed in any event $500,000 for each recipient.

WESTERNBANK HEALTH AND INSURANCE BENEFITS

     Westernbank's full-time officers and employees are provided hospitalization, major medical, and long-term disability insurance. Westernbank's directors are provided hospitalization and major medical coverage. Westernbank pays a substantial part of the premiums for these coverages. Because of the increased costs of health insurance, plan participants are required to make a contribution to share the insurance premium cost. All insurance coverage under these plans is provided under group plans on generally the same basis to all full-time employees. In addition, Westernbank maintains term life insurance, which provides benefits to all employees who have completed three or more months full-time employment with Westernbank. The terms of Westernbank's policy provide benefits for Westernbank's president and vice presidents equal to four times the employee's annual base earnings, excluding overtime pay or bonuses. The benefit for other exempt employees is 3.5 times the employee's annual base earnings and three times employees' annual base earnings for all other employees. Westernbank also maintains a policy of hazard travel insurance for each employee who is vice president or higher.

PENSION AND RETIREMENT PLAN FOR EMPLOYEES OF WESTERNBANK

     Westernbank maintained a qualified, non-contributory, defined benefit retirement plan until June 30, 1993, which covered substantially all employees, including officers. The pension plan was self-administered with the retention of professional services. The trustees of the pension plan were Messrs. Frank C. Stipes, Chairman of the Board, Chief Executive Officer and President, and Freddy Maldonado, Chief Financial Officer and Vice President of Finance and Investment.

     Effective June 30, 1993, the accrual of benefits for participants of the pension plan was frozen. The June 30, 1993 accrued benefit will be guaranteed and payable with at least 120 monthly payments guaranteed, as of the normal retirement date of each participant as a minimum pension. At the time the pension plan was frozen, Messrs. Frank C. Stipes and Pedro R. Dominguez had 4 years 9 months and 3 years 9 months of service, respectively.

     Westernbank terminated the pension plan during 1998, following the standard form of termination. Annuities were purchased for retired employees that were receiving their monthly pension benefit and for those active and inactive employees that selected this option. Remaining assets were distributed in lump sum payments, rollovers to Individual Retirement Accounts and transfers to Westernbank's 1165(e) Plan, described below.

AMENDED RETIREMENT PLAN FOR DIRECTORS OF WESTERNBANK

     In January 1988, Westernbank established a retirement plan for directors of Westernbank who were not executive officers of Westernbank. This plan was substantially amended in February 24, 1989, to limit the pension benefits to directors who were founders of Westernbank who at that time had attained the age of 50 years and had served for twenty five consecutive years on the board of directors. As of the date of the amendment only the following three founder directors qualified for retirement benefits under the amended retirement plan:
Mr. Luis A. Rechani Agrait, 86, Mr. Juan E. Vilella, 88, and Mr. Jesus M. Guzman, 71. By approving the amendment the other directors that were not executive officers waived and renounced their pension benefits under the retirement plan.

     Pursuant to the amended retirement plan, 30 days after his or her resignation or termination as a director, a participating director was entitled to a monthly pension benefit for the remainder of his or her life, and if he or she shall die prior to the end of his or her tenth year of retirement, his or her heirs shall continue to receive fifty percent of the pension benefit which otherwise would have been payable until the end of the tenth year following the director's retirement. In July 1989, Messrs. Jesus Guzman and Luis A. Rechani Agrait retired from the Westernbank board of directors and commenced receiving retirement benefits under the retirement plan. In June 1992, Mr. Juan E. Vilella retired from the board of directors and commenced receiving retirement benefits under the retirement plan. Messrs. Luis A. Rechani Agrait and Juan E. Vilella died during 1994. Their heirs continue to receive fifty percent of their pension benefit until the end of the tenth year following the director's retirement. The retirement plan was unfunded as of December 31, 1998.

PROFIT SHARING/1165(e) PLAN FOR EMPLOYEES OF WESTERNBANK

     Westernbank maintains a non-contributory profit sharing plan which covers substantially all employees and which provides for retirement and disability benefits. The profit sharing plan is self-administered with the retention of professional administrative services. All the contributions to the profit sharing plan, which are held in trust, are commingled and invested on a pooled basis. The trustees of the profit sharing plan are Messrs. Frank C. Stipes, Chairman of the Board, Chief Executive Officer and President, Freddy Maldonado, Chief Financial Officer and Vice President of Finance and Investment and Pedro
R. Dominguez, First Vice President -- Southern Region. The shares of common of Westernbank held by Mr. Frank C. Stipes are set forth above under the caption "Members of the Board of Directors Continuing in Office Whose Terms Expire in 2000." Mr. Freddy Maldonado owns 470,672 shares of Westernbank common stock in his personal capacity and Mr. Pedro R. Dominguez owns 125,000 shares of Westernbank common stock in his personal capacity.

     Participants in the profit sharing plan will be vested upon completing five years of service with Westernbank, with no vesting prior to such time. The profit sharing plan complies with amendments to the Age Discrimination in Employment Act of 1987 that mandate the elimination of provisions that require the retirement of employees at any age. Provisions in the profit sharing plan allow withdrawals after five years, provided certain substantial conditions or restrictions are met.

     Westernbank contributes each fiscal year to the profit sharing plan out of its current or accumulated after-tax net profit such amount as determined by the board of directors of Westernbank. Notwithstanding the foregoing, however, Westernbank's contribution for any fiscal year may not exceed the maximum amount allowable as a deduction to Westernbank under the provisions of section 23(p)-2 of the Puerto Rico Income Tax Act of 1954, as amended, or as replaced from time to time. All contributions by Westernbank are required to be made in cash or in such property as is acceptable to the trustees.

     As of each anniversary date, the profit sharing contribution and any previously unallocated forfeitures of employer profit sharing contributions is allocated to the account of each participant who is eligible to share in the same ratio that such participant's credited points for the calendar year bear to the total credited points of all such participants for such year. On each anniversary date, the credited points for each participant is determined on the basis of the following schedule:

                                                     FOR EACH FULL AND
                                                  FRACTIONAL $100 OF TOTAL
                  FOR EACH COMPLETE YEAR OF       COMPENSATION PAID TO THE
YEARS OF SERVICE           SERVICE            PARTICIPANT IN THE CALENDAR YEAR
----------------  -------------------------   --------------------------------
      0-5                     2                              1
   6 or more                  3                              1

     For purposes of eligibility, a year of service means a 12-month period, beginning on the date of hire, during which employees are paid, or entitled to payment, for 1,000 or more hours of employment. If they do not meet the 1,000 hours requirement in the first 12 months after their date of hire, they will be credited with a year of service for any plan year which begins after their date of hire during which they are credited with 1,000 or more hours.

     A year of service, for purposes of vesting, means a plan year during which employees were credited for 1,000 or more hours.

     A total of $608,485 was distributed to certain participants in the profit sharing plan in 1998. Westernbank contributed $570,004 to the profit sharing plan in 1998.

     Effective January 1, 1995, Westernbank added to its profit sharing plan a defined contribution plan under Section 1165(e) of the Puerto Rico Treasury Department Internal Revenue Code, covering all full-time employees of Westernbank who have one year of service and are twenty-one or older. Westernbank is required to give each prospective eligible employee written notice of his or her eligibility to participate in the defined contribution plan in sufficient time to enable the prospective eligible employee to submit an application for participation in the defined contribution plan prior to the quarter in which he or she first become an eligible employee. Under the provisions of the defined contribution plan, participants may contribute each year from 2% to 10% of their compensation after deducting social security, up to a specific maximum established by law. Westernbank contributes 50 percent of the first 6 percent of base compensation that a participant contributes to the defined contribution plan. Participants are immediately vested in their contributions plus actual earnings thereon. Westernbank's contributions plus actual earnings thereon are 100 percent vested after five years of credited service. In case of death and disability, a participant will be 100 percent vested regardless of the number of years of credited service. Westernbank's contribution for the year ended December 31, 1998 was $133,147.

INDEBTEDNESS OF MANAGEMENT OF WESTERNBANK

     The FDIC requires that any credit extended by Westernbank to its executive officers, directors and to the extent otherwise permitted, principal stockholders, or any related interest of the foregoing, must be (1) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Westernbank with non-affiliated parties and (2) not involve more than the normal risk of repayment or present other unfavorable features.

     Westernbank's conflict of interest policy is consistent with this legislation, and states that only a first mortgage is permitted to be executed by Westernbank members over their primary residence. Home equity second mortgages will not be permitted. No officer, director or employee may have with Westernbank any other type of loan or indebtedness, except for a credit card, unless these are fully cash collateralized.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires that Westernbank's directors and executive officers, and persons who own more than ten-percent of a registered class of Westernbank's equity securities, file with the Federal Deposit Insurance Corporation, initial reports of ownership and reports of changes in ownership of Westernbank common stock and other equity securities of Westernbank. Officers, directors and greater than ten-percent stockholders are required by the Federal Deposit Insurance Corporation regulation to furnish Westernbank with copies of all Section 16(a) forms they file.

     The table below shows the officers and directors of Westernbank who during 1998 inadvertently filed the following number of overdue Section 16(a) reports covering the following number of transactions in Westernbank securities:

      NAME         LATE REPORTS   TRANSACTIONS
      ----         ------------   ------------
Angel Luis Rosas        1              1
Cornelius Tamboer       1              2
  Cesar A. Ruiz         1              1

                    PERFORMANCE OF WESTERNBANK COMMON STOCK

     The following graph compares the total cumulative returns (including reinvestment of dividends) of $100 invested on December 31, 1993 in (a) Westernbank common stock (b) the Nasdaq Stock Market (US Companies) and (c) Nasdaq Bank Stocks.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                 PERFORMANCE GRAPH FOR WESTERNBANK PUERTO RICO
[PERFORMANCE GRAPH]

                                                          NASDAQ STOCK
                                       WESTERNBANK         MARKET (US          NASDAQ BANK
                                       PUERTO RICO         COMPANIES)            STOCKS
'12/31/93'                                100.00             100.00              100.00
'12/30/94'                                138.50              97.80               99.60
'12/29/95'                                278.80             138.30              148.40
'12/31/96'                                613.40             170.00              195.90
'12/31/97'                               1344.70             208.60              328.00
'12/31/98'                               1804.50             293.20              324.90

                                                                  PERIOD ENDED
                                         ---------------------------------------------------------------
                 INDEX                   12/31/93   12/30/94   12/29/95   12/31/96   12/31/97   12/31/98
                 -----                   --------   --------   --------   --------   --------   --------
Westernbank Puerto Rico................   100.0      138.5      278.8      613.4     1,344.7    1,804.5
Nasdaq Stock Market (US Companies).....   100.0       97.8      138.3      170.0       208.6      293.2
Nasdaq Bank Stocks.....................   100.0       99.6      148.4      195.9       328.0      324.9
SIC 6020-6029, 6710-6719 US &
  Foreign..............................

Notes:

(a) The lines represent monthly index levels derived from compounded daily returns that include all dividends.
(b) The indexes are reweighted daily, using the market capitalization on the previous trading day.
(c) If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
(d)  The index level for all series was set to $100.00 on 12/31/93.

                APPROVAL OF WESTERNBANK 1999 STOCK OPTION PLANS

                                (PROPOSAL THREE)

     In June 1999, the Westernbank board of directors approved and ratified the 1999 Qualified Stock Option Plan, or the "1999 Qualified Option Plan," and the 1999 Nonqualified Stock Option Plan, or the "1999 Nonqualified Plan," for the benefit of employees of Westernbank and its subsidiaries. Westernbank refers to the two plans collectively as the "1999 Plans." The 1999 Plans require stockholder approval at the Annual Meeting.

     The board of directors of Westernbank believes that stock options and other forms of equity-based incentive compensation are important to attract and to encourage the continued service of key officers by facilitating their acquisition of a stock interest in Westernbank.

     The 1999 Plans require approval by the holders of at least a majority of the outstanding shares of common stock. By submitting the 1999 Qualified Option Plan for stockholder approval at the Annual Meeting, Westernbank intends to comply with the plan requirements pertaining to options meeting the standards as "qualifying stock options" for Puerto Rico income tax purposes. See "Puerto Rico Income Tax Consequences" below.

     Presently, the board intends to grant options only to key officers of Westernbank.

PURPOSES OF THE 1999 PLANS

     The board of directors endorses the position that stock ownership by management and stock-based plans are beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. The purposes of the 1999 Plans are to enhance performance and to encourage the ownership of Westernbank's common stock.

DESCRIPTION OF THE 1999 PLANS

     The 1999 Qualified Option Plan provides for the grant of qualifying options, as defined below, to employees of Westernbank and its subsidiaries. The 1999 Nonqualified Plan provides for the grant of non-qualified options, as defined below, to such individuals. In other respects, the 1999 Plans are substantially identical, except as discussed below. Directors who are not employees of Westernbank or any of its subsidiaries are not eligible to receive options under either of the 1999 Plans.

     The 1999 Plans can be administered by the board, or a committee appointed by the board, in either case the "Plan Administrators," who are given absolute discretion to select the persons to whom rights will be granted and determine the number of rights to be granted to each. With the consent of an optionee, the Plan Administrator may cancel an outstanding option and grant a new option having a lower exercise price or other terms more or less favorable to the optionee, so long as the new option satisfies all of the of the relevant 1999 Plan.

     Under the 1999 Qualified Option Plan, options for up to 4,200,000 shares of common stock can be granted. Options for up to 4,200,000 shares of common stock, reduced by any shares issued under the 1999 Qualified Option Plan, can be granted under the 1999 Nonqualified Plan. If an option granted under one of the 1999 Plans expires, terminates, or is terminated or canceled for any reason before it is exercised in full, the shares that were subject to the option will be available for future options granted under the applicable Plan. Westernbank will adjust the number and kinds, for example, stock of the holding company after the reorganization or stock of an acquirer, of shares subject to the 1999 Plans, and the number, kinds, and per share exercise price of shares subject to the unexercised portion of options granted before any increase, decrease or other change in the outstanding shares of common stock, by reason of any of the following:

     - merger

     - consolidation

     - reorganization

     - recapitalization

     - reclassification

     - stock split-up

     - combination of shares

     - exchange of shares

     - stock dividend

     - other distribution payable in capital stock

     - other increase or decrease in such shares without receipt of consideration by Westernbank

     Any such adjustment in an outstanding option, however, will be made without a change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the per share option price.

     The 1999 Plans will remain in effect for a term of 10 years, unless sooner terminated in accordance with their terms. The Board may terminate or amend in any respect the 1999 Plans except that without approval of stockholders no amendment may change the maximum number of shares that may be issued under the 1999 Plans or change the class of eligible employees.

     The 1999 Plans must be approved by stockholders within one year of the date of adoption. No grants will be made pursuant to the 1999 Plans unless and until stockholder approval is obtained.

OPTIONS UNDER THE 1999 PLANS

     One or more options may be granted under the 1999 Plans to any eligible person, provided that under the 1999 Qualifying Plan, in any calendar year, the aggregate fair market value at the time the options are granted of the stock for which qualifying options first become exercisable in a year by each eligible individual may not exceed $100,000. As described below, the tax treatment differs substantially with respect to qualified and non-qualified options.

     A qualifying option is defined as an option granted to an employee in connection with his or her employment to purchase stock that satisfies certain conditions. A qualifying option must be granted pursuant to a plan specifying the aggregate number of shares to be issued and the employees or class of employees eligible to receive such options. A non-qualifying option is an option that does not meet the conditions specified in the Puerto Rico tax code for qualified options.

     The exercise price of options granted under the 1999 Plans may not be less than the greater of the book value or the fair market value of the stock at the date of the grant and no option may be granted more than 10 years from the date of adoption of the 1999 Plans. Options granted under the 1999 Plans will be dilutive of existing stockholders' ownership and share amounts because the prices to be paid for shares issued under the Plans will be less than the market values of the stock at the times the options are exercised. No option may be exercised after 10 years from the date it is granted, or 10 years and one day, for a non-qualifying option. Qualifying options are not transferable, except at death by will or by the laws of descent and distribution. An optionee can transfer non-qualifying options at death by will or the laws of descent and distribution or during his or her lifetime by gift to certain family members.

     Options are exercisable during the period specified in each option agreement, although no expiration date will be later than the tenth anniversary of the date on which the option was granted, or one day after such tenth anniversary for a non-qualifying option. The 1999 Plans do not specify any minimum vesting requirements for options, but such provisions may be included in option agreements. Except as otherwise provided in an option agreement, if an optionee's employment or service terminates because the optionee is "disabled," as defined in the plans, or if he or she dies while employed by or in the service of

Westernbank or a subsidiary, all options previously granted would become vested and immediately exercisable. In the case of death, the person or persons to whom the optionee's rights under the option pass by will or by the laws of descent and distribution will have one year to exercise the options, unless otherwise specified in the specific option agreement. If the employment or service of an optionee terminates for any other reason, his or her options will be exercisable for three months following termination of employment to the extent exercisable on the date of termination, unless otherwise provided in the option agreement. In no event, however, will the exercise period extend beyond the original expiration date of the option.

     Payment for shares purchased under the 1999 Plans may be made either in cash or by exchanging shares of common stock of Westernbank with a fair market value of up to not less than the total option price plus cash for any difference. The 1999 Plans also permit "cashless" exercises of options through a broker reasonably acceptable to Westernbank.

     Upon any dissolution or liquidation of Westernbank, or upon a reorganization, merger or consolidation in which Westernbank is not the surviving bank, or upon the sale of all or substantially all of the property of Westernbank to another bank, or upon any transaction, including a merger or reorganization in which Westernbank is the surviving bank, approved by the Board that results in any person or entity owning 50 percent or more of the total combined voting power of all classes of stock of Westernbank, the 1999 Plans and the options issued thereunder will terminate, unless provision is made in connection with such transaction for the continuation of the plans, the assumption of the options or both, or for the substitution for such options of new options covering the stock of a successor employer or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and the per share exercise price. In the event of such termination, all outstanding options shall be exercisable in full during such period immediately before the occurrence of such termination as the board of directors in its discretion shall determine.

     The granting of an option does not confer upon the optionee any right to remain in the employ or service of Westernbank. The optionee will have no dividend or voting rights to the shares until the exercise price has been paid in full upon exercise.

PUERTO RICO INCOME TAX CONSEQUENCES

     The income tax treatment of qualifying options and non-qualifying options is substantially different. As regards qualifying options, an optionee will not recognize income at the time the option is granted or at the time the option is exercised. When an optionee sells or otherwise disposes, in a taxable transaction, of shares of stock received pursuant to the exercise of a qualifying option, he or she will recognize capital gain or loss, measured by the difference between the exercise price and the amount realized.

     In order for an optionee to receive this favorable tax treatment, he or she must, with the exceptions noted below with respect to death or disability, be an employee of the entity granting the option, or of a parent or subsidiary of such entity, at all times within the period beginning on the date of the grant and ending on a date within three months before the date of exercise. In the case of an optionee who is disabled, as defined by the Puerto Rico Internal Revenue Code of 1994, the three-month period for exercise following termination of employment is extended to one year. If the estate of a deceased optionee exercises a qualifying option, the three-month period is waived altogether.

     If the optionee qualifies for the favorable tax treatment described above, Westernbank will not be entitled to any deduction with respect to the option for Puerto Rico income tax purposes.

     With respect to non-qualifying options, so long as the option is nontransferable and does not have an ascertainable fair market value, the optionee will not realize taxable income when the option is granted. Upon exercise, the difference between the fair market value on the date of exercise or, if the optionee is subject to certain restrictions at the time of exercise, when such restrictions expire, unless the optionee makes a special tax election within 30 days following exercise and the option exercise price will be treated as compensation income. If Westernbank satisfies applicable information reporting requirements, it will be entitled to a deduction for Puerto Rico income tax purposes in the same amount. On a subsequent sale or exchange of the shares acquired pursuant to the exercise of the non-qualifying option, the optionee may have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. Tax basis will, in general, be the amount paid for the shares plus the amount treated as compensation income at the time the optionee acquires the shares or when applicable restrictions have lapsed.

     Generally, if an optionee tenders to Westernbank shares of stock in payment of the exercise price of an option, the transaction will be viewed as a tax-free exchange of such shares and the rules summarized above generally will apply with respect to the tax treatment of the exercise transaction except that the basis of a number of shares equal to the number of shares exchanged will be determined by reference to the basis of such exchanged shares.

     The foregoing is a brief summary of the principal Puerto Rico income tax consequences of awards under the 1999 Plans. Recipients of options should consult with their own personal tax advisors with respect to such grants and transactions in stock acquired under the 1999 Plans.

REQUIRED VOTE

     The affirmative vote of the holders of at least a majority of the outstanding voting shares at the Annual Meeting is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTIONS OF THE 1999 QUALIFIED
                               STOCK OPTION PLAN
                  AND THE 1999 NONQUALIFIED STOCK OPTION PLAN

          PROPOSED INCREASE IN AUTHORIZED CAPITAL STOCK OF WESTERNBANK
                                  (PROPOSAL 4)

     Under Westernbank's restated certificate of incorporation, Westernbank is authorized to issue 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. This proposal would increase the number of shares of common stock that Westernbank is authorized to issue from 75,000,000 to 300,000,000 shares and increase the number of shares of preferred stock that Westernbank is authorized to issue from 5,000,000 to 20,000,000 shares. The board of directors has determined that this proposal is advisable and in the best interests of Westernbank and its shareholders and recommends that the holders of Westernbank common stock vote to approve this proposal. If this proposal is approved, the holding company also will have authorized 300,000,000 shares of common stock and 20,000,000 shares of preferred stock. If the reorganization is approved but this proposal is not approved, the holding company will amend its capitalization prior to the reorganization to provide for the authority to issue 75,000,000 shares of common stock and 5,000,000 shares of preferred stock.

     On the May 31, 1999 record date, there were (1) 42,000,000 shares of Westernbank common stock, (2) 1,219,000 shares of Westernbank series A preferred stock, and (3) 1,740,000 shares of Westernbank series B preferred stock outstanding. In addition, if the 1999 Plans are approved, an additional 4,200,000 shares of Westernbank common stock will be reserved for issuance upon the exercise of stock options.

     If holders of at least two-thirds of Westernbank's common stock approve this proposal, Westernbank and, if the holding company reorganization is completed, the holding company will have 258,000,000 additional shares of common stock and 16,780,000 additional shares of preferred stock authorized and available for issuance, based on the number of shares of the holding company's common stock and preferred stock issued in the reorganization. Although Westernbank has no specific plans to issue shares of common stock or preferred stock except as otherwise disclosed in this proxy statement/prospectus, the board of directors believes that the increase in the authorized number of shares of capital stock is necessary to provide a sufficient number of shares available for future use in (1) raising additional capital through public offerings or private placements, (2) possible future mergers or acquisitions, (3) possible stock dividends or splits and (4) employee option or stock ownership plans.

     The authorization of additional shares of common stock under this proposal will have no dilutive effect upon the proportionate voting power of the present Westernbank stockholders. However, to the extent that shares are subsequently issued to persons other than present shareholders and/or in proportions other than the proportion that presently exists, the issuance could have a substantial dilutive effect on present stockholders with respect to voting rights, book value and earnings per share. The board of directors has concluded, however, that the potential benefits of this provision outweigh the possible disadvantages.

     The unissued and unreserved shares of common stock and preferred stock will be available for any proper corporate purpose, as authorized by the board of directors, without further approval by the stockholders, except as otherwise required by law or the rules of The Nasdaq Stock Market, Inc. Stockholders do not have any preemptive or other rights to purchase additional shares of capital stock. Further issuances of additional shares of common stock or securities convertible into common stock, therefore, may have a dilutive effect on holders of common stock.

     Westernbank's certificate of incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by its board of directors. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock could discourage, delay or prevent a change in control and also may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control even though such a transaction might be economically beneficial to the stockholders. As a result, the possible issuance of additional preferred stock could entrench existing management. The board of directors has concluded, however, that the potential benefits of this provision outweigh the possible disadvantages.

          THE BOARD OF DIRECTORS OF WESTERNBANK RECOMMENDS A VOTE FOR
APPROVAL OF THE INCREASE IN THE AUTHORIZED CAPITAL STOCK OF THE HOLDING COMPANY.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                  (PROPOSAL 5)

     The board of directors has appointed Deloitte & Touche LLP as independent auditors of Westernbank for the year ending December 31, 1999, subject to stockholder approval of the appointment at the annual meeting. Deloitte & Touche LLP has served as Westernbank's independent auditors for each of the fiscal years ended 1985 through 1998. Westernbank has been advised by Deloitte & Touche LLP that neither Deloitte & Touche LLP nor any of its associates has any relationship with Westernbank other than the usual relationship that exists between independent certified public accountants and clients. Deloitte & Touche LLP will have representatives at the annual meeting who will have an opportunity to make a statement, if they so desire, and who will be available to respond to appropriate questions. Assuming the presence of a quorum at the annual meeting, the affirmative vote of a majority of the total votes eligible to be cast by the holders of common stock at the annual meeting is required to approve the ratification of the appointment of Deloitte & Touche LLP. Unless otherwise indicated, properly executed proxies will be voted FOR the proposed ratification. No determination has been made as to what action the board of directors would take if the stockholders do not ratify the appointment of Deloitte & Touche LLP.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION
 OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     Westernbank is subject to the information reporting requirements of the Securities Exchange Act of 1934 and, in accordance with that law, files reports, proxy statements and other information with the FDIC. Reports, proxy statements and other information filed by Westernbank can be inspected and copied at the public reference facilities maintained by the FDIC at 550 17th Street N. W., Washington, D.C. 20429. Also, copies of these documents may be obtained by writing to the Registration, Disclosure and Securities Operations Unit of the FDIC at 550 17th Street, Rm. F-6043, Washington, D.C. 20429, by calling (202) 898-8913 or by fax at (202) 898-3909. Westernbank's common stock is listed on the Nasdaq Stock Market's National Market Tier under the trading symbol WBPR, and its series B preferred stock is listed on the National Market Tier under the symbol WBPRO.

     The holding company will not be subject to the information requirements of the Securities Exchange Act of 1934 until after the reorganization takes place. After the reorganization takes place, the holding company's common stock and series B preferred stock will be listed for trading on the Nasdaq Stock Market's National Market Tier, the holding company will be subject to the information requirements of the Securities Exchange Act of 1934 and the holding company will file reports, proxy statements and other information with the Securities and Exchange Commission. At that time, the common stock, series A preferred stock and series B preferred stock of Westernbank will be withdrawn from listing and registration under the Securities Exchange Act of 1934.

     W Holding has filed a registration statement on Form S-4 relating to the reorganization with the SEC. This proxy statement/prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For the further information, we refer you to the registration statement on Form S-4, including its exhibits. Statements contained in this proxy statement/prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, please see the filed copy of the agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of each document.

     After the reorganization, W Holding will file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials filed with the SEC, including the registration statement, at the following SEC public reference rooms:

450 Fifth Street, N.W.       7 World Trade Center           500 West Madison Street
Room 1024                    Suite 1300                     Suite 1400
Washington, D.C. 20549       New York, New York 10048       Chicago, Illinois 60661

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. W Holding's SEC filings will also be available to the public on the SEC's Web Site at http:/www.sec.gov.

                     INFORMATION INCORPORATED BY REFERENCE

     Westernbank incorporates the following documents by reference into this proxy statement/prospectus:

     - Westernbank's Annual Report on Form 10-K for the year ended December 31, 1998, as amended

     - Westernbank's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999

     - Westernbank's Registration Statement on Form 8-A relating to Westernbank's common stock

     - Westernbank's Registration Statement on Form 8-A relating to Westernbank's preferred stock, as amended.

     Any statement contained in a document incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement/prospectus or in any other subsequently filed document which is also incorporated by reference modifies or replaces such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

     If you call or write to us, we will send to you without charge a copy of any or all of the documents described above, other than exhibits to those documents that are not incorporated by reference into such documents. To request documents, call or write to Mr. Angel Luis Rosas, Secretary, W Holding Company, Inc., 19 West McKinley Street, Mayaguez, Puerto Rico 00680, telephone (787) 834-8000.

                              FINANCIAL STATEMENTS

     A copy of Westernbank's Annual Report to Stockholders containing financial statements for the fiscal year ended December 31, 1998 prepared in accordance with generally accepted accounting principles accompanies this proxy statement/prospectus.

                                 ANNUAL REPORT

     A copy of Westernbank's Annual Report to Stockholders for the year ended December 31, 1998 accompanies this proxy statement/prospectus. The Annual Report is not part of the proxy solicitation materials.

     IF WE RECEIVE A REQUEST, WE WILL FURNISH TO ANY STOCKHOLDER, WITHOUT CHARGE, A COPY OF WESTERNBANK'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AS AMENDED, AND WESTERNBANK'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1999, AND THE LIST OF EXHIBITS TO THOSE REPORTS THAT ARE REQUIRED TO BE FILED WITH THE FDIC UNDER THE SECURITIES EXCHANGE ACT OF 1934. To request a copy of the Form 10-K, call or write to Mr. Angel Luis Rosas, Secretary, Westernbank, Box 1180, Mayaguez, Puerto Rico 00681, telephone (787) 834-8000. The Form 10-K and the Form 10-Q are incorporated by reference into the proxy solicitation materials.

     Our Annual Report on Form 10-K also constitutes the Annual Disclosure Statement required by Part 350.4 of the FDIC rules.

                       ADJOURNMENT OF STOCKHOLDER MEETING

     The holders of Westernbank's common stock and series A preferred stock will be asked to approve, if necessary, the adjournment of the annual meeting to solicit further votes in favor of the reorganization and the other matters to be voted upon at the annual meeting. If you vote against the reorganization or the other matters to be voted upon at the annual meeting, your proxy may not be used by management to vote in favor of an adjournment pursuant to its discretionary authority.

                             STOCKHOLDER PROPOSALS


     If the reorganization is not completed, any nomination for election of a person to serve as a director or other proposal that a stockholder wishes to have presented at the next annual meeting of Westernbank, to be held on May 25, 2000, must be received at our main office, Box 1180, Mayaguez, Puerto Rico 00681, not later than January 25, 2000, for proposals that a stockholder wishes to have included in next years proxy statement and set forth in the form of proxy. If a proposal that a stockholder wishes to have included in next year's proxy statement and set forth in the form of proxy is received by January 25, 2000 and is in compliance with all of the requirements of Section 335.401 of the FDIC regulations, it will be included in the proxy statement and set forth in the form of proxy issued for the next annual meeting of stockholders. We urge you to send all proposals of this kind by certified mail, return receipt requested.


     If the reorganization is completed, you will no longer be a stockholder of Westernbank but you will be a stockholder of the holding company. If the reorganization is completed, Westernbank will request to be de-registered with the FDIC as a reporting company under the Securities Exchange Act of 1934 and therefore will not be subject to FDIC Regulation 335. However, the new holding company will become registered with the SEC as a reporting company under the Securities Exchange Act of 1934. Therefore, any proposal that a stockholder of the holding company wishes to have presented at the first annual meeting of the holding company, which will be held on May 25, 2000, must be received at the main office of the holding company not later than January 25, 2000, for proposals that a stockholder wishes to have included in next years proxy statement and set forth in the form of proxy for the holding company. If a proposal that a stockholder wishes to have included in next year's proxy statement and set forth in the form of proxy is received by January 25, 2000 and is in compliance with all the requirements of Rule 14a-8 of the SEC it will be included in the proxy statement and set forth in the form of proxy issued for the first annual meeting of stockholders of the holding company. We urge you to send all proposals of this kind by certified mail, return receipt requested, to the attention of the Secretary, W Holding Company, Inc., Box 1180, Mayaguez, Puerto Rico 00681. For more information about the information that must be included in your proposal, please refer to the by-laws of the holding company which are attached to this proxy statement/prospectus at Appendix B.

     The proxy being solicited hereby provides discretionary authority to vote on any matter if Westernbank did not receive notice of the matter 45 days before the date of this proxy statement/prospectus. Westernbank has not received any such notices.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, management is not aware of any business to come before the annual meeting other than the matters that are described in this proxy statement/prospectus. However, if any other matters properly come before the annual meeting, we intend that the proxies solicited by this proxy statement/prospectus will be voted on those other matters in accordance with the judgment of the persons voting the proxies.

     The annual meeting will be presided over by Mr. Frank C. Stipes, the Chairman of the Board, Chief Executive Officer and President of Westernbank. He will conduct the proceedings in accordance with Robert's Rules of Order as required by Westernbank's by-laws.

                                 LEGAL MATTERS

     The validity of the holding company stock to be issued in the reorganization will be passed upon by Hogan & Hartson L.L.P., Washington, D.C. Certain United States federal tax matters will be passed upon by Hogan & Hartson L.L.P., Washington, D.C.

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                       PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                            WESTERNBANK PUERTO RICO,

                             WESTERN INTERIM BANK,

                                      AND

                            W HOLDING COMPANY, INC.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                            ARTICLE I
                           DEFINITIONS
  Section 1.01.  Definitions................................    1

                            ARTICLE II
                            THE MERGER
  Section 2.01.  Merger.....................................    2
  Section 2.02.  Conversion.................................    2
  Section 2.03.  Certificates After the Effective Date......    3
  Section 2.04.  Stock Options..............................    3
  Section 2.05.  Effects of the Merger......................    3

                           ARTICLE III
                           UNDERTAKINGS
  Section 3.01.  Bank Stockholder Approval..................    4
  Section 3.02.  Holdings Stockholder Approval..............    5
  Section 3.03.  Other Stockholder Approval.................    5
  Section 3.04.  Regulatory Approvals.......................    5
  Section 3.05.  Securities Matters.........................    5
  Section 3.06.  Other Undertakings.........................    5

                            ARTICLE IV
                       CONDITIONS PRECEDENT
  Section 4.01.  Conditions Precedent to the Merger.........    6
  Section 4.02.  Effective Date.............................    6

                            ARTICLE V
                     TERMINATION AND DEFERRAL
  Section 5.01.  Termination of the Merger..................    6
  Section 5.02.  Deferral of Effective Date.................    7

                            ARTICLE VI
                         APPRAISAL RIGHTS
  Section 6.01.  Dissenters' Rights.........................    7

                           ARTICLE VII
                          MISCELLANEOUS
  Section 7.01.  Governing Law..............................    7
  Section 7.02.  Amendment..................................    7

                              AMENDED AND RESTATED
                       PLAN OF MERGER AND REORGANIZATION

     This AMENDED AND RESTATED PLAN OF MERGER AND REORGANIZATION (this "Plan"), dated as of June 15, 1999, is entered into by and among WESTERNBANK PUERTO RICO, a commercial bank organized under the laws of the Commonwealth of Puerto Rico (the "Bank"), and, upon organization, WESTERN INTERIM BANK, an interim commercial bank organized under the laws of the Commonwealth of Puerto Rico for the sole purpose of consummating the transactions provided for herein (the "Interim Bank"), and, upon organization, W HOLDING COMPANY, INC., a corporation organized under the laws of the Commonwealth of Puerto Rico ("Holding").

     WHEREAS, the Bank is a commercial bank duly organized and validly existing under the Banking Law of the Commonwealth, 7 L.P.R.A.sec. 1-204a, (the "Banking Law"), with its principal office and place of business at 19 West McKinley Street, Mayaguez, Puerto Rico, with an authorized capital stock consisting of
(i) 75,000,000 shares of common stock, par value $1.00 per share, of which 42,080,309 shares were issued and outstanding as of January 29, 1999 and (ii) 5,000,000 shares of preferred stock, par value $1.00 per share, of which (A) 1,219,000 shares have been designated Bank Series A Preferred Shares, and (B) 2,001,000 of which have been designated Bank Series B Preferred Shares, all of which Bank Preferred Shares were issued and outstanding as of June 14, 1999;

     WHEREAS, the Interim Bank will be chartered as a commercial bank duly organized and validly existing under the Banking Law, with its principal office at the same address as that of Bank, with an authorized capital stock consisting of 5,000 shares of common stock, par value $5,000.00 per share, up to 1,000 shares of which will be issued prior to the consummation of the transactions described herein to be held by Holding (except for any shares that may be required to be held by the directors of the Interim Bank as directors' qualifying shares); and

     WHEREAS, Holding is a general business corporation organized under the laws of the Commonwealth, with its principal office at the same address as that of Bank, and having an authorized capital stock consisting of 300,000,000 shares of common stock, par value $1.00 per share and 20,000,000 shares of preferred stock, par value $1.00 per share, of which 1,219,000 shares will be designated as Holding Series A Preferred Shares and 2,001,000 shares will be designated as Holding Series B Preferred Shares; and

     WHEREAS, the Bank, the Interim Bank and Holding desire to establish a bank holding company structure and in order to implement that desire, the Boards of Directors of the Bank, the Interim Bank and Holding have each respectively agreed to a merger of the Interim Bank with and into the Bank (the "Merger") and the issuance of Holding Common Shares and Holding Preferred Shares, as hereinafter defined, as consideration for value received by Holding in the Merger in the form of capital stock of the Continuing Bank, as hereafter defined;

     NOW, THEREFORE, in consideration of the mutual agreements herein and other valuable consideration, the Bank, the Interim Bank and Holding hereby make this Plan and prescribe the terms and conditions of the Merger and the mode of carrying it into effect, including the rights and obligations of the parties in connection therewith, as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.01. Definitions. The following terms, as used herein, have the following respective meanings:

          "Bank" means Westernbank Puerto Rico prior to the Effective Date and the Continuing Bank on and after the Effective Date.

          "Bank Common Shares" means the shares of common stock of the Bank, par value $1.00 per share.

          "Bank Preferred Shares" means the Bank Series A Preferred Shares and the Bank Series B Preferred Shares.

          "Bank Series A Preferred Shares" means the shares of 7.125% Non-Cumulative, Convertible Preferred Stock, 1998 Series A, liquidation preference $25.00 per share, par value $1.00 per share.

          "Bank Series B Preferred Shares" means the shares of 7.25% Noncumulative Monthly Income Preferred Stock, 1999 Series B, liquidation preference $25.00 per share, par value $1.00 per share.

          "Commissioner" means the Commissioner of Financial Institutions of the Commonwealth.

          "Commonwealth" means the Commonwealth of Puerto Rico.

          "Continuing Bank" means Westernbank Puerto Rico, the surviving bank in the Merger, on and after the Effective Date.

          "Dissenting Shares" shall have the meaning set forth in Section 6.01.

          "Effective Date" shall have the meaning set forth in Section 4.02.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "Holding" means W Holding Company, Inc., a general business corporation organized under the laws of the Commonwealth.

          "Holding Common Shares" means the shares of common stock of Holding, par value $1.00 per share.

          "Holding Preferred Shares" means the Holding Series A Preferred Shares and the Holding Series B Preferred Shares.

          "Holding Series A Preferred Shares" means the shares of the 7.125% Non-Cumulative, Convertible Preferred Stock, Series A, liquidation preference $25.00 per share, par value $1.00 per share, of Holding.

          "Holding Series B Preferred Shares" means the shares of 7.25% Noncumulative Monthly Income Preferred Stock, 1999 Series B, liquidation preference $25.00 per share, par value $1.00 per share, of Holding.

          "Interim Bank" means Western Interim Bank, a commercial bank to be organized under the laws of the Commonwealth for the sole purpose of consummating the transactions provided for herein.

          "Merger" shall have the meaning set forth in the Recitals hereto.

          "Prospectus" shall have the meaning set forth in Section 3.04(b).

          "Proxy Statement" shall have the meaning set forth in Section 3.04(a).

                                   ARTICLE II

                                   THE MERGER

     Section 2.01. Merger. On the Effective Date, the Interim Bank shall be merged with and into the Bank, and the Bank shall be the surviving entity and receive into itself the Interim Bank pursuant to the provisions of, and with the effects provided in, Section 15 of the Banking Law.

     Section 2.02.  Conversion.  Upon the Effective Date:

          (a) Each Bank Common Share issued and outstanding immediately prior to the Effective Date shall, without any further action on the part of the Bank, Holding, or any other person, constitute and be converted into and there shall be allocated to the record holder thereof a Holding Common Share, and each Bank Preferred Share issued and outstanding immediately prior to the Effective Date shall, without any further action on the part of the Bank, Holding, or any other person, constitute and be converted into and there shall be allocated to the record holder thereof a Holding Preferred Share of the corresponding series.

             (i) Such conversion and allocation shall not in any way preclude or prevent any holder of Bank Common Shares and/or Bank Preferred Shares from exercising his or her statutory right to dissent from the Merger and to receive from the Continuing Bank payment of the value of his or her Bank Common Shares and/or Bank Preferred Shares and such other rights and benefits as are provided by law.

             (ii) On the Effective Date, each outstanding certificate, which theretofore had represented Bank Common Shares, shall henceforward be deemed for all corporate purposes as evidence of the ownership of an equal number of Holding Common Shares into which the Bank Common Shares have been so converted, and each outstanding certificate, which theretofore had represented Bank Preferred Shares, shall henceforward be deemed for all corporate purposes as evidence of the ownership of an equal number of Holding Preferred Shares of the applicable series into which the corresponding Bank Preferred Shares have been so converted

          (b) Each share of common stock of the Interim Bank issued and outstanding on the Effective Date shall without any further action on the part of the Bank, the Interim Bank, Holding, or any other person constitute and be converted into and there shall be allocated to Holding the same number and type of shares of common stock and preferred stock of the Continuing Bank as Westernbank had issued and outstanding immediately prior to the Effective Date.

     Section 2.03. Certificates After the Effective Date. At any time after the Effective Date, any holder of one or more of the certificates that prior to the Effective Date had represented Bank Common Shares or Bank Preferred Shares, of either series, may surrender such certificate or certificates in proper form to Holding or to its transfer agent and receive in exchange therefor a certificate bearing the name and representing an identical number of Holding Common Shares or Holding Preferred Shares of the corresponding series, as the case may be.

     Section 2.04. Stock Options. On the Effective Date, each outstanding option to purchase Bank Common Shares under the Bank's stock option plans will be assumed by Holding. Each such option will be exercisable in accordance with its existing terms for the same number of Holding Common Shares as the number of Bank Common Shares subject to such option. Holding and the Bank shall make appropriate amendments to the existing stock option plans to reflect the adoption of those plans as the stock option plans of Holding without adverse effect upon the options outstanding under the existing stock option plans.

     Section 2.05.  Effects of the Merger.  Upon the Effective Date:

          (a) The name of the Continuing Bank shall be "Westernbank Puerto
     Rico."

          (b) The restated charter of the Bank immediately prior to the Effective Date shall be the restated charter of the Continuing Bank. The by-laws of the Continuing Bank shall be the by-laws of the Bank immediately prior to the Effective Date.

          (c) The authorized capital stock of the Continuing Bank initially shall be identical to the authorized capital stock of the Bank immediately prior to the Effective Date. The Continuing Bank shall have outstanding those numbers of shares of common stock, series A preferred stock and shares of series B preferred stock as are equivalent to the numbers of Bank Common Shares, Bank Series A Preferred Shares and Bank Series B Preferred Shares outstanding immediately prior to the Effective Date.

          (d) The main office, principal place of business, officers and other personnel of the Continuing Bank shall be the same as the main office, principal place of business, officers and other personnel of the Bank immediately prior to the Effective Date.

          (e) The Continuing Bank shall thenceforth enjoy all the rights, privileges and franchises and shall be subject to all the restrictions, obligations and duties of the Bank and the Interim Bank, except for the alterations provided herein.

          (f) Each and all of the property, shares, rights, franchises, powers and privileges of the Bank and the Interim Bank shall become the property of the Continuing Bank, and the Continuing Bank shall have, as regards such property, shares, rights, franchises, powers and privileges, the same rights as the Interim Bank and the Bank each possessed.

          (g) The Continuing Bank shall assume each and every obligation of the Bank and the Interim Bank and shall have all the obligations and shall be liable for all debts and the fulfillment of all contracts and obligations of the Bank and the Interim Bank, just as they were prior to the Effective Date. Any reference to the Bank or the Interim Bank in any contract, will or document, whether executed or taking effect before or after the Merger, shall be considered a reference to the Continuing Bank if not inconsistent with the other provision of the contract, will or document. The stockholders of the Bank and the Interim Bank shall continue to be subject to the same obligations, claims and demands as existed against them, if any, on or before the Effective Date.

          (h) All suits, actions or other proceedings pending in any court on the Effective Date shall continue to their termination just as if the Merger had not taken place.

          (i) The initial directors of the Continuing Bank shall consist of the directors of the Bank immediately prior to the Effective Date (the names and addresses of the seven current directors of the Bank as of the date hereof are listed in Appendix I attached hereto), which directors shall hold office in the Continuing Bank, unless sooner removed or disqualified, until the end of their terms to which they have been elected at the Bank, as set forth in Appendix I and until their successors are elected or are appointed in accordance with the by-laws of the Continuing Bank and have qualified.

          (j) All deposit accounts of the Bank immediately prior to the Effective Date shall be and will remain deposits in the Continuing Bank without change in their respective terms, interest rates, maturities, minimum required balances or withdrawal rates. At the Effective Date, the Continuing Bank will continue to issue deposit accounts on the same basis as the Bank immediately prior to the Effective Date.

                                  ARTICLE III

                                  UNDERTAKINGS

     Section 3.01. Bank Stockholder Approval. The Bank undertakes to submit the Plan for consideration to its stockholders at a meeting called for this purpose pursuant to Section 15(c) of the Banking Law, or in any other manner permitted by law. Without limiting the preceding sentence, the Bank agrees (unless such action is not required by law):

          (a) To send to the post-office address of each of the holders of issued and outstanding Bank Common Shares and Bank Preferred Shares a written notice of such meeting not less than thirty days prior to the date fixed for the meeting. The notice shall specify the hour, date, place and purpose of the meeting at which this Plan will be considered.

          (b) To hold a vote of the stockholders at said meeting, in which each Bank Common Share shall entitle each holder thereof to one vote to be cast by the stockholder in person or by proxy and in which each Bank Preferred Share shall entitle each holder thereof to vote in person or by proxy proportionately based upon the liquidation preference associated with such Bank Preferred Share.

          (c) To cause its secretary to certify under the seal of the Bank that
     (i) the Plan has been approved by the vote of the directors of the Bank,
     (ii) the Plan has been approved by the votes of at least three-fourths
     ( 3/4) of the Bank Common Shares and (iii) the Plan has been approved by the votes of at least two-thirds ( 2/3) of the aggregate liquidation preference associated with the Bank

     Preferred Shares, with both series of Bank Preferred Shares voting together as a single class, if the Plan has been so approved.

          (d) To submit the Plan as certified pursuant to subsection (c) of this
     Section 3.01, with a certification under seal by the Secretary of Interim Bank as to the approval of the Plan by Holding as sole stockholder of Interim Bank, to the Commissioner for his approval or disapproval.

     Section 3.02. Holding Stockholder Approval. The Bank will vote all of its shares of common stock of Holding in favor of approval of the Plan acting by written consent.

     Section 3.03. Interim Bank Stockholder Approval. Holding will vote all of its shares of common stock of the Interim Bank in favor of the approval of the Plan acting by written consent.

     Section 3.04. Regulatory Approvals. Each of the Bank, the Interim Bank and Holding shall (i) proceed expeditiously and cooperate fully in determining which filings are required to be made prior to the Effective Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Date from, governmental or regulatory authorities of the Commonwealth and the United States (collectively, the "Regulatory Approvals") in connection with the execution and delivery of the Plan and the consummation of the transactions contemplated hereby; and (ii) timely make all such filings and timely seek all Regulatory Approvals; and (iii) take all other action and do all things necessary or appropriate to consummate and make effective all transactions contemplated by this Plan as soon as possible.

     Section 3.05.  Securities Law Matters.

          (a) The Bank undertakes to prepare and file promptly a proxy statement (the "Proxy Statement") which complies with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the FDIC and which complies with all applicable federal, state and Puerto Rico law requirements for the purpose of submitting the Plan to its stockholders for approval.

          (b) Holding and the Bank undertake to prepare a Prospectus (the "Prospectus") related to the Holding Common Shares and Holding Preferred Shares which complies with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission, which shall be distributed to the stockholders of the Bank.

          (c) Holding and the Bank shall each provide promptly to the other such information concerning its business and financial condition, and affairs and prospects as may be required or appropriate for inclusion in the Prospectus or the Proxy Statement and shall cause their counsel and auditors to cooperate in the preparation of the Prospectus and the Proxy Statement.

          (d) The Bank undertakes to distribute the Proxy Statement and the Prospectus to its stockholders in accordance with applicable federal and state law requirements.

     Section 3.06.  Other Undertakings.

          (a) If the requisite approval of this Plan is obtained at the meeting of the Bank's stockholders referred to in Section 3.01, thereafter and until the Effective Date, the Bank shall issue certificates for Bank Common Shares and Bank Preferred Shares, whether upon transfer or otherwise, only if such certificates bear a legend, the form of which shall be approved by the board of directors of the Bank, indicating that this Plan has been approved and that shares of stock evidenced by such certificates are subject to consummation of this Plan.

          (b) If at any time (whether before or after the Effective Date), the Bank or the Continuing Bank considers that any further assignment, conveyance or assurance in law is necessary or desirable to vest, perfect or confirm of record in the Continuing Bank the title to any property or rights of the Bank or the Interim Bank, or otherwise to carry out the provisions hereof, the Bank and the Interim Bank hereby undertake through their proper officers and directors to execute and deliver immediately any and all proper deed, assignment and assurance, and to do all things necessary or proper to vest, perfect or confirm title to such property or right in the Continuing Bank and otherwise to carry out the provisions hereof.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

     Section 4.01. Conditions Precedent to the Merger. The consummation of the Merger is subject to the satisfaction of the following conditions:

          (a) The votes of at least (i) three-fourths ( 3/4) of the issued and outstanding Bank Common Shares and (ii) two-thirds ( 2/3) of the aggregate liquidation preference associated with the issued and outstanding Bank Preferred Shares, with both series of Bank Preferred Shares voting together as a single class, shall have been cast, in person or by proxy, in favor of this Plan at a meeting of the Bank's stockholders called pursuant to
     Section 3.01.

          (b) All Regulatory Approvals (or waiver or exemption therefrom) and satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by the Plan shall have been obtained, and all statutory waiting periods shall have expired, without the imposition of any condition or requirements that would materially and adversely affect the operations or business prospects of Holding or the Continuing Bank following the Effective Date so as to render inadvisable the consummation of such transaction, as provided by Section 5.01(c) hereof.

          (c) The Bank shall have received a ruling or rulings from the appropriate tax authorities and/or an opinion letter from tax counsel to the Bank, satisfactory to the Bank in form and substance, with respect to the Puerto Rico and United States income tax consequences of the Merger.

          (d) The Holding Common Shares and the Holding Series B Preferred Shares shall have been approved for quotation on the Nasdaq Stock Market's National Market Tier.

     Section 4.02. Effective Date. The Bank, the Interim Bank and Holding shall use their best efforts to cause the Merger to become effective on a date as soon as practicable after each condition precedent listed in Section 4.01 shall have been satisfied. The Merger shall become effective at the time this Plan is properly approved and filed in accordance with the Banking Law (the "Effective Date").

                                   ARTICLE V

                            TERMINATION AND DEFERRAL

     Section 5.01. Termination of the Merger. Prior to the Effective Date, the Plan may be terminated at any time by written notice by either the Bank or the Interim Bank or Holding to the other parties hereto that its board of directors is of the opinion that:

          (a) The number of Bank Common Shares and/or Bank Preferred Shares that voted against approval of the Plan or the number with respect to which demand for payment of shares has been made is such that the consummation of the Merger is inadvisable, in the sole opinion of such board of directors.

          (b) Any action, suit, proceeding, or claim is commenced or threatened or any claim is made that could make consummation of the Merger, in the sole opinion of such board of directors, inadvisable;

          (c) It is likely that a Regulatory Approval, in the sole opinion of such board of directors, will not be obtained, or if obtained, has or will contain or impose a condition or requirement that would materially and adversely affect the operations or business prospects of Holding or the Continuing Bank following the Effective Date so as to render inadvisable the consummation of the Merger.

          (d) Any other reason exists that makes consummation of the Merger in the sole opinion of such board of directors, inadvisable.

     Upon such determination, the Plan shall be deemed void, and there shall be no liability hereunder or on account of such termination on the part of the Bank, the Interim Bank, Holding, or the directors, officers, employees, agents or stockholders or any of them, except that in such event the Bank will pay the fees and expenses incurred by itself, the Interim Bank and Holding in connection with the transactions contemplated herein.

     Section 5.02. Deferral of Effective Date. Consummation of the Merger herein provided may be deferred by the board of directors of the Bank for a reasonable period of time if the Bank's board of directors determines, in its sole discretion, that such deferral would be in the best interest of the Bank and the stockholders of the Bank.

                                   ARTICLE VI

                                APPRAISAL RIGHTS

     Section 6.01. Dissenters' Rights. Any stockholder of the Bank who complies with all applicable provisions of law, including without limitation
Section 15(i) of the Banking Law, shall be entitled to receive the value of the Bank Common Shares and/or Bank Preferred Shares held by such stockholder as provided by Section 15(i) of the Banking Law, provided that:

          (a) Any Bank Common Shares and/or Bank Preferred Shares held by a holder who has demanded appraisal of such holder's shares and, as of the Effective Date, has neither effectively withdrawn nor lost such holder's right to such appraisal (the "Dissenting Shares") shall not be converted in the manner set forth in Section 2.02, but the holder thereof shall only be entitled to such rights as are granted by the Banking Law.

          (b) Notwithstanding the provisions of subparagraph (a) of this Section 6.01, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's right to appraisal, then, as of the Effective Date or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted as provided in Section 2.02.

                                  ARTICLE VII

                                 MISCELLANEOUS

     Section 7.01. Governing Law. The Plan shall be governed by and construed in accordance with the laws of the Commonwealth.

     Section 7.02. Amendment. The Plan and the Appendix hereto may be amended by the parties hereto, by action taken by or on behalf of their respective Board of Directors at any time before or after approval by the stockholders of the parties; provided, however that after such approval, no amendment, modification or waiver shall affect the consideration to be received by any party or their respective stockholders. Any such amendment, modification or waiver must be by an instrument in writing and signed on behalf of each of the parties.

     IN WITNESS WHEREOF, the Bank, the Interim Bank and Holding have caused this Plan to be executed in multiple copies, by their duly authorized officers, and have caused their corporate seals to be hereto affixed, as of the date first above written.

                                          WESTERNBANK PUERTO RICO

                                          By: /s/ FRANK C. STIPES
                                            ------------------------------------
                                              Name: Frank C. Stipes
                                              Title:   President

                                              [SEAL]

                                          WESTERN INTERIM BANK

                                          By:
                                          --------------------------------------
                                          Name:
 -------------------------------------------------------------------------------
                                          Title: President
                                          Executed as of ________________, 1999

                                          [SEAL]

                                          W HOLDING COMPANY, INC.

                                          By: /s/ FRANK C. STIPES
                                            ------------------------------------
                                          Name: Frank C. Stipes
                                          Title:  President
                                          Executed as of   June 15  , 1999

                                          [SEAL]

                                   APPENDIX I

                             DIRECTORS OF THE BANK

NAMES AND ADDRESSES OF DIRECTORS                              TERMS ENDING
--------------------------------                              ------------
Fidel Pino Cros                                                   2001
19 W. McKinley Street
Mayaguez, Puerto Rico 00680
Pedro R. Dominguez                                                2001
19 W. McKinley Street
Mayaguez, Puerto Rico 00680
Fredeswinda G. Frontera                                           1999
19 W. McKinley Street
Mayaguez, Puerto Rico 00680
Angel Luis Rosas                                                  2000
19 W. McKinley Street
Mayaguez, Puerto Rico 00680
Cesar A. Ruiz                                                     1999
19 W. McKinley Street
Mayaguez, Puerto Rico 00680
Frank C. Stipes                                                   2000
19 W. McKinley Street
Mayaguez, Puerto Rico 00680
Cornelius Tamboer                                                 1999
19 W. McKinley Street
Mayaguez, Puerto Rico 00680

                                                                      APPENDIX B

                          CERTIFICATE OF INCORPORATION
                                       OF
                            W HOLDING COMPANY, INC.

                                     FIRST

     The name of this corporation is "W Holding Company, Inc." (hereinafter "Holding").

                                     SECOND

     The principal office of Holding, which is also its postal and physical address, shall be located at 19 W. McKinley Street, Mayaguez, Puerto Rico 00680. Holding will serve as its Resident Agent, at this same address.

                                     THIRD

     The term of existence of Holding is perpetual.

                                     FOURTH

     The purpose of Holding is to engage, for profit, in any lawful acts or businesses for which corporations may be organized under the General Corporations Law of the Commonwealth of Puerto Rico, as amended from time to time (hereinafter, as so amended, the "Corporations Law").

                                     FIFTH

     The business and activities of Holding shall be under the authority of a Board of Directors composed of the number of directors fixed from time to time by resolution of an absolute majority of the Board of Directors, provided that the number of directors shall be an odd number and not less than five (5) nor more than nine (9). The Board of Directors shall be divided into three classes of approximately equal numbers of directors. The members of each class shall be elected by Holding's stockholders at the annual meeting for three-year terms and shall remain in office until their successors have been duly elected and qualified. A majority of the directors holding office shall constitute a quorum at meetings of the Board of Directors.

     The directors shall have such qualifications, shall be subject to such responsibilities, shall comply with such requirements and shall hold office pursuant to the provisions of the Corporations Law and the By-laws of Holding.

     Any vacancy in the Board of Directors may be filled by a majority of the votes of the directors then holding office. A director elected to fill a vacancy so created shall be elected to serve the term of such directorship and until a successor has been duly elected and sworn in their office.

     Upon the filing of this Certificate of Incorporation at the Department of State of the Commonwealth of Puerto Rico, the following persons, having the indicated mailing addresses, shall serve as the initial directors of Holding, which directors shall hold office, unless sooner removed or disqualified, until the end of their terms at the annual meeting of Holding in the year indicated below and until their successors are elected or are appointed.

NAMES AND ADDRESSES OF DIRECTORS                                TERMS ENDING
--------------------------------                                ------------
Fidel Pino Cros                                                     2001
19 W. McKinley Street
Mayaguez, Puerto Rico 00680
Pedro R. Dominguez                                                  2001
19 W. McKinley Street
Mayaguez, Puerto Rico 00680
Fredeswinda G. Frontera                                             1999
19 W. McKinley Street
Mayaguez, Puerto Rico 00680
Angel Luis Rosas                                                    2000
19 W. McKinley Street
Mayaguez, Puerto Rico 00680
Cesar A. Ruiz                                                       1999
19 W. McKinley Street
Mayaguez, Puerto Rico 00680
Frank C. Stipes                                                     2000
19 W. McKinley Street
Mayaguez, Puerto Rico 00680
Cornelius Tamboer                                                   1999
19 W. McKinley Street
Mayaguez, Puerto Rico 00680

     The personal liability of the directors of Holding in cases of monetary claims for damages resulting from the breach of the fiduciary duties as director is eliminated, provided that this provision does not eliminate or limit the liability of the director for: (i) any breach of the duty of loyalty of the director to Holding or its stockholders; (ii) acts or omissions not in good faith, or which involve intentional misconduct or knowing violations of law;
(iii) unlawful payments of dividends or purchase and redemption of stock; or
(iv) any transaction where the director derives an improper personal benefit.

                                     SIXTH

     The authorized capital stock of Holding shall be THREE HUNDRED TWENTY MILLION DOLLARS ($320,000,000) represented by THREE HUNDRED MILLION (300,000,000) shares of common stock, $1.00 par value per share (the "Common Stock"), and TWENTY MILLION (20,000,000) shares of preferred stock, $1.00 par value per share ("Preferred Stock"). The shares may be issued by Holding from time to time as authorized by the Board of Directors without the further approval of stockholders, except as otherwise provided in this Article SIXTH or to the extent that such approval is required by governing law, rule or regulation.

     The holders of Common Stock and Preferred Stock shall be entitled to dividends at the rate and on the conditions and terms which shall be stated in the resolutions providing for the issuance of such stock and adopted by the Board of Directors pursuant to the Corporations Law. When dividends have been paid on the Preferred Stock in accordance with the preferences to which they are entitled, or when such dividends have been declared and set aside for payment, then dividends may be paid on the Common Stock from the remaining assets of Holding which are available for the payment of dividends, pursuant to provisions of the Corporations Law.

     The holders of the Preferred Stock shall have, upon dissolution of Holding, or upon any distribution of its assets, the rights stated in the resolutions providing for the issue of such stock and adopted by the Board of Directors pursuant to the Corporations Law.

     The Board of Directors is expressly authorized to provide, when it deems necessary, for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, but not to exceed ten votes per share, or without voting powers; and with such designations, powers, preferences, rights, qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions of the Board of Directors, authorizing such issuance, including (but without limiting the generality of the foregoing) the following:

          (a) the designation of such series;

          (b) the dividend rate of such series, the conditions and dates upon which the dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes of capital stock of Holding, and whether such dividends shall be cumulative or non-cumulative;

          (c) whether the shares of such series shall be subject to redemption by Holding, and if made subject to such redemption, the terms and conditions of such redemption;

          (d) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

          (e) whether the shares of such series shall be convertible and if provision be made for conversion, the terms of such conversion;

          (f) the extent, if any, to which the holders of such shares shall be entitled to vote; provided, however, that in no event, shall any holder of any series of preferred stock be entitled to more than ten votes for each such share;

          (g) the restrictions and conditions, if any, upon the issue or re-issue of any additional preferred stock ranking on a parity with or prior to such shares as to dividends or upon dissolution; and

          (h) the rights of the holders of such shares upon dissolution of, or upon distribution of assets of Holding, which rights may be different in the case of a voluntary dissolution.

                                    SEVENTH

     The Board of Directors has approved the issuance of shares of its 7.125% Non-Cumulative, Convertible Preferred Stock, Series A, liquidation preference $25.00 per share, par value $1.00 per share, which shall have the same terms and preferences as the 7.125% Non-Cumulative, Convertible Preferred Stock, 1998 Series A, liquidation preference $25.00 per share, par value $1.00 per share, previously issued by Westernbank Puerto Rico, with only such changes as necessary to reflect the change in issuer. The Board of Directors of Holding has fixed the powers, preferences, rights, and qualifications, limitations and restrictions as follows:

1. DESIGNATION; RANKING.

     (a) The designation of such series of Preferred Stock shall be "7.125% Non-Cumulative, Convertible Preferred Stock, Series A" (hereinafter referred to as "Series A Preferred Stock"), and the number of shares constituting such series shall be 1,219,000, which number may be increased (but not above the total number of shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) from time to time by the Board of Directors.

     (b) The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, rank (i) senior to all classes of the Common Stock and to all other equity securities issued by Holding the terms of which specifically provide that such equity securities will rank junior to the Series A Preferred Stock (or to all series of Preferred Stock in general) as to dividends and the distribution of assets upon liquidation (the Common Stock, together with such other equity securities, being hereinafter referred to as "Junior Stock"); (ii) on a parity with all equity securities issued by Holding the terms of which specifically provide that such equity securities will rank on a parity to the Series A Preferred Stock (or to all series of Preferred Stock in general) as to dividends or the distribution of assets upon liquidation ("Parity Stock"); and
(iii) junior to all equity securities issued by Holding the terms of which specifically provide that such equity securities will rank senior to the Series A Preferred Stock (or to all series of Preferred Stock in general) as to dividends or the distribution of assets upon liquidation. For this purpose, the term "equity securities" does not include debt securities convertible into or exchangeable for equity securities.

     (c) Holding may not issue capital stock of Holding ranking, as to dividend rights or rights on liquidation, senior to the Series A Preferred Stock except with the consent of the holders of at least two-thirds of the aggregate liquidation preference of the Series A Preferred Stock and any series of Parity Stock at the time outstanding.

2. DIVIDEND RIGHTS.

     (a) The holders of Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors of Holding, out of assets of Holding legally available therefor, cash dividends, accruing from the date of original issuance (the "Issue Date") at the annual rate per share of 7.125% of the liquidation preference of $25 per share (equivalent to $ 1.78125 per share per annum), (the "Dividends"), payable, when, as and if declared by the Board of Directors, monthly in arrears on the 15th day of each month (each monthly period ending on any such date being hereinafter referred to as a "dividend period"), at such annual rate. Dividends in each dividend period shall accrue from the first day of such period, whether or not declared or paid for the prior dividend period (except that the first Dividends payable after the Issue Date shall accrue from the Issue Date). Each declared Dividend shall be payable to holders of record as they appear at the close of business on the stock register of Holding on such record dates, not exceeding 45 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of Holding. The amount of Dividends paid for any monthly dividend period will be computed on the basis of twelve 30-day months and a 360-day year. The amount of Dividends payable for any period shorter than a full monthly dividend period will be computed on the basis of the actual number of days elapsed in such period.

     (b) Dividends shall be non-cumulative. Holding is not obligated or required to declare or pay Dividends, even if it has funds available for the payment of such dividends. If the Board of Directors of Holding or an authorized committee thereof does not declare a Dividend payable on a dividend payment date, then the holders of such Series A Preferred Stock shall have no right to receive a Dividend in respect of the dividend period ending on such dividend payment date and Holding will have no obligation to pay a Dividend accrued for such dividend period or to pay any interest thereon, whether or not dividends on such Series A Preferred Stock or the Common Stock are declared for any future dividend period.

     (c) If all Dividends due and payable for each of the twelve previous monthly dividend periods (or such fewer dividend periods as there actually are) shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments, or Holding has defaulted on the payment of the redemption price of any Series A Preferred Stock called for redemption, no dividends shall be declared or paid or set aside for payment and no other distribution shall be declared or made or set aside for payment upon the Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by Holding (except by conversion into or exchange for other Junior Stock).

     (d) When Dividends and dividends upon any Parity Stock are not paid in full (or a sum sufficient for such full payment is not set apart), all Dividends and dividends upon any Parity Stock shall be declared pro rata so that the amount of dividends declared upon such series of capital stock shall in all cases bear to each other the same ratio that full Dividends for the then-current dividend period (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods) and full dividends, including required or permitted accumulations, if any, on such Parity Stock, bear to each other.

     (e) Subject to any applicable laws and regulations, each Dividend payment will be made by U.S. dollar check drawn on a bank in New York, New York or San Juan, Puerto Rico and mailed to the record holder thereof at such holder's address as it appears on the register for such Series A Preferred Stock.

3. CONVERSION RIGHTS.

     (a) At any time on or after 90 days after the Issue Date, unless previously redeemed, any holder of record of the Series A Preferred Stock may convert, at its option, any outstanding share of the Series A Preferred Stock owned by such holder into .995 shares (subject to adjustment upon certain events) of fully paid and non-assessable Common Stock (calculated as to each conversion to the nearest 1/100th of a share) for each share of Series A Preferred Stock. The right to convert a share of the Series A Preferred Stock called for redemption will terminate at the close of business on the fifth Business Day immediately prior to the date fixed for redemption (the "Redemption Date") for such share, unless Holding fails to pay the applicable redemption price. The conversion ratio per share of Series A Preferred Stock is subject to adjustment upon certain events, including (a) the issuance of Common Stock as a dividend or distribution with respect to the outstanding Common Stock, (b) subdivisions of the Common Stock, (c) the issuance to holders of Common Stock of rights or warrants to subscribe for Common Stock at less than the then-current market price, (d) the distribution to holders of Common Stock of any shares of capital stock of Holding (other than Common Stock) or evidences of indebtedness or assets (excluding cash dividends or distributions paid from retained earnings), or rights or warrants to subscribe for securities of Holding other than those described above, (e) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the third succeeding paragraph applies) to all or substantially all holders of Common Stock in an aggregate amount that, combined together with (i) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustment has been made and
(ii) any cash and the fair market value of other consideration paid or payable in respect of any tender or exchange offer by Holding or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 15% of Holding's market capitalization (defined as being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date of such distribution, and (f) the completion of a tender or exchange offer made by Holding or any of its subsidiaries for Common Stock that involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender or exchange offer by Holding or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustment has been made and
(ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustments have been made, exceeds 15% of Holding's market capitalization on the expiration of such tender offer. No adjustments in the conversion ratio will be required, however, unless the adjustment would require a change of at least one percent in the conversion ratio. Each adjustment of less than one percent in the conversion ratio will be carried forward and taken into account in any subsequent adjustment. The adjustment will be made not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Holding will be entitled to make such reductions in the conversion ratio, in addition to those required by the provisions described above, as it in its discretion may determine to be advisable in order that certain stock related distributions which may be made by Holding to its stockholders will not be taxable.

     In items (a) and (b) above in this Section 3(a), the conversion ratio per share of Series A Preferred Stock in effect immediately prior to such actions shall be adjusted so that the holders of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other capital stock of Holding that they would have owned or been entitled to receive immediately following such actions had such shares of Series A Preferred Stock been converted immediately prior to the occurrence of such events. An adjustment made pursuant to this paragraph shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this paragraph, the holders of any shares of Series A Preferred

Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of Holding, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted conversion ratio between or among of such shares of capital stock or shares of Common Stock and other capital stock.

     In item (c) above in this Section 3(a), the holders of any shares of Series A Preferred Stock shall be entitled to receive such rights, warrants or options to subscribe for or purchase shares of Common Stock that they would have received or been entitled to receive if such shares of Series A Preferred Stock had been converted into shares of Common Stock immediately prior to the issuance of such rights, warrants or options. Such computation shall be made successively whenever any such rights, warrants or options are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, warrants or options. In determining whether any rights, warrants or options entitle the holders to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at less than such current market price, there shall be taken into account any consideration received by Holding for such rights, warrants or options (and for such convertible securities), and the value of such consideration, if other than cash, shall be determined by the Board of Directors (whose determination shall be conclusive). If at the end of the period during which such rights, warrants or options are exercisable not all such rights, warrants or options shall have been exercised, the rights, warrants or options that the holders of Series A Preferred Stock were entitled to receive shall be adjusted based on the number of additional shares of Common Stock actually issued.

     In item (d) above in this Section 3(a), the holders of any shares of Series A Preferred Stock shall be entitled to receive such shares of capital stock, evidences of indebtedness or assets, and such rights, warrants or options to subscribe for or purchase capital stock of Holding, that they would have received or been entitled to receive if such shares of Series A Preferred Stock had been converted into shares of Common Stock immediately prior to the issuance of such shares of capital stock, evidences of indebtedness or assets, and such rights, warrants or options to subscribe for or purchase capital stock of Holding.

     In items (e) and (f) above in this Section 3(a), each holder of shares of Series A Preferred Stock who converts such shares into shares of Common Stock will be entitled to receive upon such conversion, in addition to the shares of Common Stock, such additional consideration such stockholder would have received had such shares of Series A Preferred Stock been converted into shares of Common Stock immediately prior to the record date of such distributions described in items (e) and (f) above in this Section 3(a).

     Notwithstanding anything in this section to the contrary, with respect to any rights, warrants or options, if such rights, warrants or options are only exercisable upon the occurrence of certain triggering events, then for purposes of this section such rights, warrants or options shall not be deemed issued or distributed until such triggering events occur and such rights, warrants or options become exercisable.

     (b) No fractional shares of Common Stock will be issued upon conversion of Series A Preferred Stock. Any fractional interest in a share of Common Stock resulting from a conversion of a share of Series A Preferred Stock will be paid in cash based on the closing price of Common Stock on the trading day immediately preceding the day of conversion.

     (c) Conversion of Series A Preferred Stock will be effected by surrendering certificates evidencing such shares, together with a proper assignment of the certificates to Holding or in blank, to the office or agency to be maintained by Holding for that purpose. In case fewer than all the shares represented by any such certificate are converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof.

     (d) In case of any reclassification or change of outstanding shares of Common Stock (other than a change in par value, or as a result of a subdivision or combination), or in case of any consolidation of Holding with, or merger of Holding with or into, any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Common Stock or any sale or transfer of all or substantially all of the assets of Holding, each holder of Series A Preferred Stock then outstanding will have the right thereafter to convert its Series A Preferred Stock into the kind and amount of securities, cash and other property that the holder would have been entitled to receive if the holder had held the Common Stock issuable upon the conversion of the Series A Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or transfer.

     (e) In the event that Holding consummates any consolidation or merger or similar business combination, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged solely for or changed, reclassified or converted into stock, securities or cash or any other property, or any combination thereof, the Series A Preferred Stock will, in connection with such consolidation, merger or similar business combination, be assumed by and become preferred stock of such successor or resulting corporation, having in respect of such corporation, insofar as possible, the same powers, preferences and relative rights, and the qualifications, limitations or restrictions thereon, that the Series A Preferred Stock had immediately prior to such transaction, except that after such transaction each share of Series A Preferred Stock will be convertible on the terms and conditions described above, into the nature and kind of consideration so receivable by a holder of the number of shares of Common Stock into which such Series A Preferred Stock could have been converted immediately prior to such transaction. If by virtue of the structure of such transaction, however, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holder of the Series A Preferred Stock, then the Series A Preferred Stock, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, will be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in kind) receivable by a holder of the number of shares of Common Stock into which such Series A Preferred Stock could have been converted immediately prior to such transaction if the holder of Common Stock failed to exercise any rights of election. The rights of the Series A Preferred Stock as preferred stock of the successor or resulting corporation will successively be subject to adjustment after any such transaction as nearly equivalent as practicable to the adjustments in existence prior to such transaction. Holding will not consummate any such merger, consolidation or similar transaction unless all then outstanding Series A Preferred Stock will be assumed and authorized by the successor or resulting corporation as provided above.

     (f) Upon the conversion of Series A Preferred Stock, no dividends thereon will be due or payable for any period unless previously declared, but not yet paid.

4. LIQUIDATION PREFERENCES.

     (a) In the event of any liquidation of Holding, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of Holding available for distribution to shareholders an amount equal to $25 per share, plus accrued and unpaid dividends, if any, for the then-current monthly dividend period to the date of payment, and no more (the "Liquidation Preference"), before any distribution shall be made to the holders of Junior Stock. After payment of the full amount of such liquidating distributions, the holders of Series A Preferred Stock will not be entitled to any further participation in any distribution of the remaining assets of Holding.

     (b) In the event that the assets of Holding available for distribution to shareholders upon any liquidation of Holding, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Series A Preferred Stock and any Parity Stock, the holders of Series A Preferred Stock and Parity Stock shall share ratably in any distribution of assets of Holding in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     (c) The merger or consolidation of Holding with or into any other entity, the merger or consolidation of any other entity with or into Holding, or the sale, lease or conveyance of all or substantially all of the property or business of Holding, shall not be deemed to constitute a liquidation of Holding within the meaning of this Section 4.

5. REDEMPTION

     (a) Holders of the Series A Preferred Stock will have no right to require Holding to redeem or repurchase the Series A Preferred Stock, and such shares are not subject to any sinking fund or similar obligation.

     (b) The Series A Preferred Stock will not be redeemable prior to July 1, 2002. On or after such date, the Series A Preferred Stock will be redeemable at the option of Holding, in whole or in part, at any time or from time to time, at the option of Holding upon not less than 30 nor more than 60 days' notice by mail, at the redemption prices set forth below, during the 12-month periods beginning on July 1 of the years set forth below, plus accrued and unpaid dividends, if any, for the then-current dividend period to the date fixed for redemption.

YEAR
----
2002................................................  $26.00
2003................................................  $25.75
2004................................................  $25.50
2005................................................  $25.25
2006 and thereafter.................................  $25.00

     (c) If less than all of the outstanding shares of the Series A Preferred Stock are to be redeemed at the option of Holding, the total number of shares to be redeemed in such redemption shall be determined by the Board of Directors and the shares to be redeemed shall be allocated pro rata or by lot as may be determined by the Board of Directors or by such other method as the Board of Directors may approve and deem fair and appropriate, including any method to conform to any rule or regulation of any national or regional stock exchange or automated quotation system upon which the shares of the Series A Preferred Stock may at the time be listed or eligible for quotation; provided that, the shares of a holder must be redeemable in full unless Holding obtains a ruling from the Puerto Rico Treasury Department or an opinion from reputable counsel knowledgeable in Puerto Rico income tax matters to the effect that the redemption in part of the holder's shares is not equivalent to a dividend under Puerto Rico law.

     (d) Notice of any redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the date fixed for redemption to each holder of record of the Series A Preferred Stock to be redeemed, at their respective addresses appearing on the stock books of Holding. Notice so mailed shall be conclusively presumed to have been duly given whether or not actually received, and failure to duly give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Such notice shall state: (i) the Redemption Date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be so redeemed from such holder; (iv) the place where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that after such Redemption Date the shares to be redeemed shall not accrue dividends. If such notice is mailed as aforesaid, and if on or before the Redemption Date funds sufficient to redeem the shares called for redemption are set aside by Holding in trust for the account of the holders of the shares to be redeemed, notwithstanding the fact that any certificate for shares called for redemption shall not have been surrendered for cancellation, on and after the Redemption Date the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, dividends thereon shall cease to accrue, and all rights of the holders of such shares as stockholders of Holding shall cease, except the right to receive the redemption price, without interest, upon surrender of the certificate representing such shares. Upon surrender in accordance with the aforesaid notice of the certificate for any shares so redeemed (duly endorsed or accompanied by appropriate instruments of transfer, if so required by Holding in such notice), the holders of record of such shares shall be entitled to receive the redemption price, without interest. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     (e) At its option, Holding may, on or prior to the Redemption Date, irrevocably deposit the aggregate amount payable upon redemption of the shares of the Series A Preferred Stock to be redeemed with a bank or trust bank designated by Holding having its principal office in New York, New York, San Juan, Puerto Rico, or any other city in which Holding shall at that time maintain a transfer agent with respect to its capital stock, and having a combined capital surplus (as shown by its latest published statement) of at least $50,000,000 (hereinafter referred to as the "Depository"), to be held in trust by the Depository for payment to the holders of the Series A Preferred Stock to be redeemed. If such deposit is made and the funds so deposited are made immediately available to the holders of the Series A Preferred Stock to be redeemed, Holding shall thereupon be released and discharged (subject to the provisions described in the next paragraph) from any obligation to make payment of the amount payable upon redemption of the Series A Preferred Stock to be redeemed, and the holders of such shares shall look only to the Depository for such payment.

     (f) Any funds remaining unclaimed at the end of two years from and after the Redemption Date in respect of which such funds were deposited shall be returned to Holding forthwith and thereafter the holders of the Series A Preferred Stock called for redemption with respect to which such funds were deposited shall look only to Holding for the payment of the redemption price thereof. Any interest accrued on any funds deposited with the Depository shall belong to Holding and shall be paid to it from time to time on demand. Any of the Series A Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred shares, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

6. VOTING RIGHTS.

     (a) Except as expressly required by applicable law, or except as indicated below, the holders of the Series A Preferred Stock will not be entitled to receive notice of or attend or vote at any meeting of the stockholders of Holding.

     (b) If at the time of any annual meeting of Holding's stockholders for the election of directors, Holding has failed to pay or declare and set aside for payment a monthly Dividend for each of the 18 preceding monthly dividend periods, the number of directors then constituting the Board of Directors of Holding shall be increased by one (if not already increased by one due to a default in preference dividends), and at such annual meeting the holders of the Series A Preferred Stock, along with the holders of any other series of Preferred Stock which may have voting rights due to Holding's failure to pay dividends, will be entitled to elect such additional director to serve on Holding's Board of Directors. Such director elected by the holders of the Series A Preferred Stock and any other Preferred Stock shall continue to serve as director until the earlier of (i) the full term for which he or she shall have been elected or (ii) the payment of 12 monthly Dividends.

     (c) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least two-thirds of the aggregate liquidation preference of the Series A Preferred Stock and of the shares of any Parity Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of Series A Preferred Stock and any such other series of Parity Stock shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting or validating any variation or abrogation of the powers, preferences, rights, privileges, qualifications, limitations and restrictions of the Series A Preferred Stock or any such other series of Parity Stock by way of amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation of Holding, or of any amendment or supplement thereto, or otherwise (including any certificate of amendment or any similar document relating to any series of Preferred Stock). Notwithstanding the foregoing, Holding may, without the consent or sanction of the holders of Series A Preferred Stock, authorize or issue capital stock of Holding ranking, as to dividend rights and rights on liquidation, winding up and dissolution, on a parity with or junior to the Series A Preferred Stock.

     (d) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least two-thirds of the aggregate liquidation preference of the Series A Preferred Stock and any other series of Parity Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of Series A Preferred Stock and any such other series of Parity Stock shall vote together as a single class without regard to series, shall be necessary to create, authorize or issue, or reclassify any authorized capital stock of Holding into, or create, authorize or issue any obligation or security convertible into or evidencing a right to purchase, any shares of any class of stock of Holding ranking prior to both the Series A Preferred Stock and any other series of Parity Stock. Subject to the foregoing, Holding's Certificate of Incorporation may be amended to increase the number of authorized shares of Preferred Stock without the vote of the holders of Preferred Stock, including the Series A Preferred Stock. No vote of the holders of the Series A Preferred Stock and any other series of Parity Stock will be required for Holding to redeem or purchase and cancel the Series A Preferred Stock in accordance with the Holding's Certificate of Incorporation.

7. RE-ACQUIRED SHARES. Series A Preferred Stock redeemed, or otherwise purchased or acquired by Holding shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.

                                     EIGHTH

     The holders of Common and Preferred Stock of Holding shall not have any preemptive or preferential right of subscription to or purchase of any shares, nor to any obligations convertible into any shares of Holding; whether now or hereafter authorized, except as the Board of Directors, in its discretion, may from time to time determine and at such price as the Board of Directors may from time to time fix.

                                     NINTH

     Holding shall hold at least one annual meeting of stockholders each year, at such place and date prescribed by the By-laws of Holding. Special meetings may be called only by the President and Board of Directors.

     The annual meeting shall be convened by mailing a notice to each stockholder at least ten (10) days, but no more than sixty (60) days prior to the date for the meeting.

     Notices of special meetings of stockholders shall contain the same information as notices of annual meetings of stockholders, but they shall also contain information in connection with the reasons for the call to the meeting and in connection with the different matters to be considered and voted upon at the meeting. Notices prepared in accordance with these provisions shall be required in order to hold a valid stockholders' meeting, and dispensing therewith shall be excused only by the written consent of the stockholders.

                                     TENTH

     In order to be valid and unless a higher vote is required by applicable law or this Certificate of Incorporation, such resolutions as may be adopted at stockholders meetings shall be approved by the majority of the outstanding shares of voting capital stock present or represented by proxy if a quorum is present.

                                    ELEVENTH

     Holding shall indemnify any person who was or is a party or is threatened to be made a party to any imminent, pending or resolved action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Holding) by reason of the fact that he is or was a director, officer, employee or agent of Holding, or is or was serving at the request of Holding as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably deemed consistent with and not opposed to the best interests of Holding, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith nor in a manner which he reasonably believed to be consistent with or not opposed to the best interests of Holding and, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe that his conduct was unlawful.

     Holding shall indemnify any person who was or is a party or is threatened to be made a party to any imminent, pending or resolved action, suit or proceeding by or in the right of Holding to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of Holding, or is or was serving at the request of Holding as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably deemed consistent with or not opposed to the best interests of Holding, except that no indemnification shall be made in respect of any claim, matter or controversy as to which such person shall have been determined to be liable to Holding unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     To the extent that a director, officer, employee or agent of Holding has prevailed on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs 1 or 2 of this Article ELEVENTH, or in defense of any claim, matter or controversy relating thereto, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Any indemnification under paragraphs 1 or 2 of this Article ELEVENTH (unless ordered by a court) shall be made by Holding only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable norms of conduct set forth in those paragraphs. Such determination shall be made (a) by a majority vote of the directors who were not parties to such action, suit or proceeding, even if the directors constitute less than a quorum, or (b) if there are no such directors of if such directors so determine, by independent legal counsel in a written opinion, or (c) by the stockholders.

     Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by Holding in advance of the final resolution of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that he is not entitled to be indemnified by Holding as authorized in this Article ELEVENTH.

     The indemnification provided by this Article ELEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of uninvolved stockholders, directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Holding may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, in the name of any person who is or was a director, officer, employee or agent of Holding, or is or was serving at the request of Holding as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not Holding has the power to indemnify him against such liability pursuant to this Article ELEVENTH and applicable law.

     For purposes of this Article ELEVENTH, Holding includes any constituent corporation of a consolidation or merger which is absorbed in a consolidation or merger, which, if it had continued its independent legal existence, would have had the power and the authority to compensate its officers, directors, employees and agents.

                                    TWELFTH

     This Certificate of Incorporation may be amended in the manner provided for herein and in the Corporations Law.

     The By-laws of Holding may be amended, altered or modified or new by-laws may be adopted by the Board of Directors or at any annual or special meeting of stockholders in accordance with applicable provisions of the Corporations Law.

     Calls for meetings of stockholders shall clearly describe any and all amendments to the Certificate of Incorporation or the By-laws to be considered and voted upon at the meetings, but it shall not be necessary to include in any such calls the wording of the amendments or the new text of the paragraph or section, it being sufficient to designate therein the amendments by the number of the paragraph or the section intended to be amended.

                                   THIRTEENTH

     The name and the postal and physical address of the sole incorporator are as follows:

NAME:                       POSTAL AND PHYSICAL ADDRESS:
Frank C. Stipes             19 W. McKinley Street
                            Mayaguez, Puerto Rico 00680

     I, the undersigned being the sole incorporator hereinbefore named for the purposes of executing this Certificate of Incorporation pursuant to the Corporations Law, hereby swear that the statements contained herein are true.

     Given at Mayaguez, Puerto Rico, this 3rd day of February, 1999.

                                          /s/ FRANK C. STIPES
                                          --------------------------------------
                                          Frank C. Stipes

                      CERTIFICATE OF CORPORATE RESOLUTION


                           OF THE BOARD OF DIRECTORS


                           OF W HOLDING COMPANY, INC.



                                  DESIGNATING


            7.25% NONCUMULATIVE MONTHLY INCOME PREFERRED STOCK, 1999


                              SERIES B, PAR VALUE


                                $1.00 PER SHARE


                     (LIQUIDATION PREFERENCE $25 PER SHARE)



     WHEREAS, the Certificate of Incorporation (the "Charter") of W Holding Company, Inc. (the "Company") authorizes the issuance of 20,000,000 shares of the Company's preferred stock, par value $1.00 per share ("Preferred Stock"), in one or more series, and authorizes the Board of Directors to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof; and



     WHEREAS, the Board of Directors of the Company has determined that the preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions of the 7.25% Noncumulative Monthly Income Preferred Stock, 1999 Series B, liquidation preference $25 per share, stated and expressed herein are, under the circumstances prevailing at this time, fair and equitable to all existing stockholders;



     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors, in accordance with the provisions of the Charter, approves the issuance of 7.25% Noncumulative Monthly Income Preferred Stock, 1999 Series B, liquidation preference $25 per share, par value $1.00 per share, of the Company and fixes the designation of such 7.25% Noncumulative Monthly Income Preferred Stock, 1999 Series B, liquidation preference $25 per share, and the powers, preferences, rights, and qualifications, limitations and restrictions thereof, in addition to those set forth in the Charter, as follows:



     1. Designation; Ranking.



        (a) The designation of such series of Preferred Stock shall be "7.25% Noncumulative Monthly Income Preferred Stock, 1999 Series B" (hereinafter referred to as "Series B Preferred Stock"), and the number of shares constituting such series shall be 2,001,000, which number may be increased (but not above the total number of shares of authorized Preferred Stock) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) from time to time by the Board of Directors.



        (b) The Series B Preferred Stock will, with respect to dividend rights and rights on liquidation, rank (i) senior to all classes of common stock of the Company, par value $1.00 per share (the "Common Stock") and to all other equity securities issued by the Company the terms of which specifically provide that such equity securities will rank junior to the Series B Preferred Stock (or to all series of the Preferred Stock in general) as to dividends and the distribution of assets upon liquidation (the Common Stock, together with such other equity securities, being hereinafter referred to as "Junior Stock"); (ii) on a parity with the Company's 7.125% Non-Cumulative, Convertible Preferred Stock, 1998 Series A and all other equity securities issued by the Company the terms of which specifically provide that such equity securities will rank on a parity to the Series B Preferred Stock as to dividends or the distribution of assets upon liquidation ("Parity Stock"); and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities will rank senior to the Series B Preferred Stock as to dividends or the distribution of assets upon liquidation. For this purpose, the term "equity securities" does not include debt securities convertible into or exchangeable for equity securities.



        (c) The Company may not issue capital stock ranking, as to dividend rights or rights on liquidation, senior to the Series B Preferred Stock except with the consent of the holders of at least two-thirds of the aggregate liquidation preference of the Series B Preferred Stock and any series of Parity Stock at the time outstanding.

     2. Dividend Rights.



        (a) The holders of Series B Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available therefor, cash dividends, accruing from the date of original issuance (the "Issue Date") at the annual rate per share of 7.25% of the liquidation preference of $25 per share (equivalent to $1.8125 per share per annum), (the "Dividends"), payable, when, as and if declared by the Board of Directors, monthly in arrears on the 15th day of each month (each monthly period ending on any such date being hereinafter referred to as a "dividend period"), at such annual rate. Dividends in each dividend period shall accrue from the first day of such period, whether or not declared or paid for the prior dividend period (except that the first Dividends payable after the Issue Date shall accrue from the Issue Date). Each declared Dividend shall be payable to holders of record as they appear at the close of business on the stock register of the Company on such record dates, not exceeding 45 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company. Dividends (1) for any period other than a full dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months and (2) for each full dividend period, will be computed by dividing the annual dividend rate by 12.



        (b) Dividends shall be non-cumulative. The Company is not obligated or required to declare or pay Dividends, even if it has funds available for the payment of such dividends. If the Board of Directors of the Company or an authorized committee thereof does not declare a Dividend payable on a dividend payment date, then the holders of such Series B Preferred Stock shall have no right to receive a Dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay a Dividend accrued for such dividend period or to pay any interest thereon, whether or not dividends on such Series B Preferred Stock or the Common Stock are declared for any future dividend period.



        (c) If all Dividends due and payable for each of the twelve previous monthly dividend periods (or such fewer dividend periods as there actually are) shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments, or the Company has defaulted on the payment of the redemption price of any Series B Preferred Stock called for redemption, no dividends shall be declared or paid or set aside for payment and no other distribution shall be declared or made or set aside for payment upon the Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by the Company (except by conversion into or exchange for other Junior Stock).



        (d) When Dividends and dividends upon any Parity Stock are not paid in full (or a sum sufficient for such full payment is not set apart), all dividends declared upon the Series B Preferred Stock and any Parity Stock will be declared pro rata so that the amount of Dividends and dividends upon the other series of capital stock will in all cases bear to each other the same ratio that full Dividends, for the then-current dividend period (which will not include any accumulation in respect of unpaid Dividends for prior dividend periods), and full dividends, including required or permitted accumulations, if any, on the Parity Stock, bear to each other.



        (e) Subject to any applicable laws and regulations, each Dividend payment will be made by U.S. dollar check drawn on a bank in New York, New York or San Juan, Puerto Rico and mailed to the record holder thereof at such holder's address as it appears on the register for such Series B Preferred Stock.



     3. Liquidation Preferences.



        (a) In the event of any liquidation of the Company, whether voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to shareholders an amount equal to $25 per share, plus accrued and unpaid dividends, if any, for the then-current monthly dividend period to the date of payment, and no more (the "Liquidation Preference"), before any distribution shall be made to the holders of Junior Stock. After payment of the full amount of such liquidating distributions, the holders of Series B Preferred Stock will not be entitled to any further participation in any distribution of the remaining assets of the Company.



        (b) If the assets of the Company available for distribution to shareholders upon any liquidation of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Series B Preferred Stock and any Parity Stock, the holders of Series B Preferred Stock and Parity Stock shall share ratably in any distribution of assets of the Company in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.



        (c) The merger or consolidation of the Company with or into any other entity, the merger or consolidation of any other entity with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation of the Company within the meaning of this Section 3.



     4. No Maturity Date or Mandatory Redemption



     The Series B Preferred Stock will not mature on a specified date and is not subject to any mandatory redemption, sinking fund or similar obligation. Holders will have no right to require the Company to repurchase or redeem any shares of Series B Preferred Stock.



     5. Redemption



        (a) Holders of the Series B Preferred Stock will have no right to require the Company to redeem or repurchase the Series B Preferred Stock, and such shares are not subject to any sinking fund or similar obligation.



        (b) The Series B Preferred Stock will be redeemable, in whole or in part, after May 28, 2004, at the option of the Company, at any time or from time to time, upon not less than 30 nor more than 60 days' notice by mail, at the redemption prices set forth below, during the 12-month periods beginning on May 28 of the years set forth below, plus accrued and unpaid dividends, if any, for the then-current dividend period to the date fixed for redemption.



                   YEAR
                   ----
2004......................................  $26.00
2005......................................  $25.50
2006 and thereafter.......................  $25.00



        (c) If less than all of the outstanding shares of the Series B Preferred Stock are to be redeemed at the option of the Company, the total number of shares to be redeemed in such redemption shall be determined by the Board of Directors, and the shares to be redeemed shall be allocated pro rata or by lot as may be determined by the Board of Directors or by such other method as the Board of Directors may approve and deem fair and appropriate, including any method to conform to any rule of regulation of any national or regional stock exchange or automated quotation system upon which the shares of the Series B Preferred Stock may at the time be listed or eligible for quotation; provided that, the shares of a holder must be redeemable in full unless the Company obtains a ruling from the Puerto Rico Treasury Department or an opinion from reputable counsel knowledgeable in Puerto Rico income tax matters to the effect that the redemption in part of the holder's shares is not equivalent to a dividend under Puerto Rico law.



        (d) Notice of any redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the date fixed for redemption to each holder of record of the Series B Preferred Stock to be redeemed, at their respective addresses appearing on the stock books of the Company. Notice so mailed shall be conclusively presumed to have been duly given whether or not actually received, and failure to duly give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Preferred Stock. Such notice shall state: (i) the Redemption Date; (ii) the redemption price; (iii) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be so redeemed from such holder; (iv) the place where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that after such Redemption Date the shares to be redeemed shall not accrue dividends. If such notice is mailed as aforesaid, and if on or before the Redemption Date funds sufficient to redeem the shares called for redemption are set aside by the Company in trust for the account of the holders of the shares to be redeemed, notwithstanding the fact that any certificate for shares called for redemption shall not have been surrendered for cancellation, on and after the Redemption Date the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, dividends thereon shall cease to accrue, and all rights of the holders of such shares as stockholders of the Company shall cease, except the right to receive the redemption price, without interest, upon surrender of the certificate representing such shares. Upon surrender in accordance with the aforesaid notice of the certificate for any shares so redeemed (duly endorsed or accompanied by appropriate instruments of transfer, if so required by the Company in such notice), the holders of record of such shares shall be entitled to receive the redemption price, without interest. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.



        (e) At its option, the Company may, on or prior to the Redemption Date, irrevocably deposit the aggregate amount payable upon redemption of the shares of the Series B Preferred Stock to be redeemed with a bank or trust bank designated by the Company having its principal office in New York, New York, San Juan, Puerto Rico, or any other city in which the Company shall at that time maintain a transfer agent with respect to its capital stock, and having a combined capital surplus (as shown by its latest published statement) of at least $50,000,000 (hereinafter referred to as the "Depository"), to be held in trust by the Depository for payment to the holders of the Series B Preferred Stock to be redeemed. If such deposit is made and the funds so deposited are made immediately available to the holders of the Series B Preferred Stock to be redeemed, the Company shall thereupon be released and discharged (subject to the provisions described in the next paragraph) from any obligation to make payment of the amount payable upon redemption of the Series B Preferred Stock to be redeemed, and the holders of such shares shall look only to the Depository for such payment.



        (f) Any funds remaining unclaimed at the end of two years from and after the Redemption Date in respect of which such funds were deposited shall be returned to the Company forthwith and thereafter the holders of the Series B Preferred Stock called for redemption with respect to which such funds were deposited shall look only to the Company for the payment of the redemption price thereof. Any interest accrued on any funds deposited with the Depository shall belong to the Company and shall be paid to it from time to time on demand. Any of the Series B Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred shares, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.



     6. Voting Rights.



        (a) Except as expressly required by applicable law, or except as indicated below, the holders of the Series B Preferred Stock will not be entitled to receive notice of, or attend or vote at, any meeting of the stockholders of the Company.



        (b) If at the time of any annual meeting of the Company's stockholders for the election of directors, the Company has failed to pay or declare and set aside for payment a monthly Dividend for each of the 18 preceding monthly dividend periods, the number of directors then constituting the Board of Directors of the Company shall be increased by one (if not already increased by one due to a default in preference dividends), and at such annual meeting the holders of the Series B Preferred Stock, along with the holders of any other series of Preferred Stock which may have voting rights due to the Company's failure to pay dividends, will be entitled to elect such additional director to serve on the Company's Board of Directors. Such director elected by the holders of the Series B Preferred Stock and any other Preferred

Stock shall continue to serve as director until the earlier of (i) the full term for which he or she shall have been elected or (ii) the payment of twelve consecutive monthly Dividends.



        (c) Unless the vote or consent of the holders of a greater number of shares is then required by law, the affirmative vote or consent of the holders of at least two-thirds of the aggregate liquidation preference of the Series B Preferred Stock and of the shares of any Parity Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of Series B Preferred Stock and any such other series of Parity Stock will vote together as a single class without regard to series, will be necessary for authorizing, effecting or validating any variation or abrogation of the powers, preferences, rights, privileges, qualifications, limitations and restrictions of the Series B Preferred Stock or any such other series of Parity Stock by way of amendment, alteration or repeal of any of the provisions of the Charter of the Company, or of any amendment or supplement thereto, or otherwise (including any certificate of amendment or any similar document relating to any series of Company preferred stock). Notwithstanding the foregoing, the Company may, without the consent or sanction of the holders of Series B Preferred Stock, authorize or issue capital stock of the Company ranking, as to dividend rights and rights on liquidation, winding up and dissolution, on a parity with or junior to the Series B Preferred Stock.



        (d) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least two-thirds of the aggregate liquidation preference of the Series B Preferred Stock and any other series of Parity Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of Series B Preferred Stock and any such other series of Parity Stock shall vote together as a single class without regard to series, shall be necessary to create, authorize or issue, or reclassify any authorized capital stock of the Company into, or create, authorize or issue any obligation or security convertible into or evidencing a right to purchase, any shares of any class of stock of the Company ranking prior to both the Series B Preferred Stock and any other series of Parity Stock. Subject to the foregoing, the Company's Charter may be amended to increase the number of authorized shares of Preferred Stock without the vote of the holders of Preferred Stock, including the Series B Preferred Stock. No vote of the holders of the Series B Preferred Stock and any other series of Parity Stock will be required for the Company to redeem or purchase and cancel the Series B Preferred Stock in accordance with the Charter or this Certificate of Corporate Resolution for the Series B Preferred Stock.



     7. Re-acquired Shares. Series B Preferred Stock redeemed, or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.

     IN WITNESS WHEREOF, the undersigned hereby certify that the above resolutions were duly adopted by the Board of Directors of the Company on June 23, 1999.



                                          By: /s/ Frank C. Stipes


                                            ------------------------------------
                                            Name: Frank C. Stipes
                                            Title: President



                                          By: /s/ Angel Luis Rosas Collazo


                                            ------------------------------------
                                            Name: Angel Luis Rosas Collazo
                                            Title: Secretary



     Affidavit No. 5,343



     Sworn and subscribed before me by Frank C. Stipes, of legal age, married, President of W Holding Company, Inc. and a resident of Mayaguez, Puerto Rico, and Angel Luis Rosas Collazo, of legal age, married, Secretary of W Holding Company, Inc. and a resident of Mayaguez, Puerto Rico, to me personally known.



     In Mayaguez, Puerto Rico, on the 23rd day of June, 1999.



                                          /s/ Luis M. Olivares Lopez


                                          --------------------------------------
                                          Notary Public

                              AMENDED AND RESTATED
                                    BY-LAWS
                                       OF
                            W HOLDING COMPANY, INC.

                                   ARTICLE I

                                  STOCKHOLDERS

     Section 1. Place of Meetings. All annual and special meetings of stockholders shall be held at the principal office of W Holding Company, Inc. ("Holding") or at such other place as the Board of Directors may determine.

     Section 2. Annual Meetings. A meeting of the stockholders of Holding for the election of directors and for the transaction of any other business of Holding shall be held annually within 150 days after the end of Holding's fiscal year on the fourth Thursday of May, if not a legal holiday, and if a legal holiday, then on the next day following which is not a legal holiday, at 1:30 p.m., or at such other date and time within such 150-day period as the Board of Directors may determine.

     Section 3. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may be called at any time by the Board of Directors or the person or persons authorized by the Certificate of Incorporation of Holding.

     Section 4. Conduct of Meetings. Annual and special meetings shall be conducted in accordance with procedures determined by the Chairman of the Board or a majority of the directors, and in accordance with applicable law. The Board of Directors shall designate, when present, either the Chairman of the Board or President to preside at such meetings.

     Section 5. Notice of Meetings. Notice of meetings of stockholders shall be mailed to each stockholder of Holding at least ten (10) but not more than sixty (60) days prior to the date for each such meeting.

     Section 6. Fixing of Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend, the Board of Directors shall fix in advance a date as the record date for any such determination of stockholders. Such date in any case shall be not more than sixty (60) days prior to the date on which the particular action, requiring such determination of stockholders, is to be taken and in the case of a stockholder meeting, not less than ten (10) days prior to the meeting. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this Section 6, such determination shall apply to any adjournment thereof:

     Section 7. Voting List. At least ten (10) days before each meeting of the stockholders, the officer or agent having charge of the stock transfer books for shares of Holding shall make a complete list of the stockholders entitled to vote at such meeting, or any adjournment thereof, arranging in alphabetical order the stockholders list including the number of shares held by each. This list of stockholders shall be kept on file at the principal office of Holding and shall be subject to inspection by any stockholder at any time during usual business hours for a period of ten (10) days prior to such meeting. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the entire time of the meeting. The original stock transfer book shall constitute prima facie evidence of the stockholders entitled to examine such list or transfer books or to vote an any meeting of stockholders.

     Section 8. Quorum. One third of the outstanding shares represented in person or by proxy shall constitute a quorum at a meeting of stockholders. If less than a quorum is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice; provided that the date of the adjourned meeting shall not be less than eight (8) days after the date for which the first meeting was called. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been at the meeting as originally notified.

The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

     Section 9. Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Proxies solicited on behalf of the management shall be voted as directed by the stockholders or, in the absence of such direction, as determined by the proxy holder designated by the Board of Directors. Proxies must be filed with the Secretary of Holding. No proxy shall be valid after eleven (11) months from the date of its execution except for a proxy coupled with an interest.

     Section 10. Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by any officer, agent or proxy as the by-laws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares in his name, upon presentation of the appropriate supporting legal documents. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

     A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

     Section 11. Cumulative Voting. Stockholders shall not be entitled to cumulate their votes for the election of directors.

     Section 12. Inspector of Election. In advance of any meeting of stockholders, the Board of Directors may appoint any persons, other than nominees for office, as inspectors of election to act at such meeting or any adjournment thereof. The number of inspectors shall be either one or three. Any such appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the Chairman of the Board or the President may, and at the request of not fewer than ten percent (10%) of the votes represented at the meeting shall, make such appointment at the meeting. If appointed at the meeting, the majority of the votes present shall determine whether one or three inspectors are to be appointed. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the Board of Directors in advance of the meeting, or at the meeting by the Chairman of the Board or the President.

     The duties of such inspectors shall include: determining the number of shares of stock and the voting power of each share, the shares of stock represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies; receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the right to vote; counting and tabulating all votes or consents; and determining the result; and such acts as may be proper to conduct the election or vote with fairness to all stockholders.

     Section 13. Nominees. Only persons who are nominated in accordance with the procedures set forth in this Section 13 shall be eligible for election as directors. The Board of Directors shall act as a nominating committee for selecting nominees for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 13. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of Holding. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of Holding at least one hundred and twenty (120) days prior to the annual meeting. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director,
(i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Holding which are beneficially owned by such person, and
(iv) any other information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving notice (i) the name and address, as they appear on Holding's books, of such stockholder and (ii) the class and number of shares of Holding which are beneficially owned by such stockholder. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of Holding that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of Holding unless nominated in accordance with the procedures set forth in this Section 13. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with procedures prescribed in the by-laws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

     Section 14. Business at Annual Meeting. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Holding. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of Holding at least one hundred and twenty (120) days prior to the annual meeting. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on Holding's books, of the stockholder proposing such business, (c) the class and number of shares of Holding which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. Notwithstanding anything in these by-laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 14. The chairman of an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that a matter of business was not properly brought before the meeting in accordance with the provisions of this Section 14, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

                                   ARTICLE II

                               BOARD OF DIRECTORS

     Section 1. General Powers. The business and affairs of Holding shall be under the direction of the Board of Directors. The Board of Directors shall annually elect a Chairman of the Board and a President from among its members and shall designate, when present, either the Chairman of the Board or the President to preside at its meetings.

     Section 2. Number and Term. The Board of Directors shall consist of such number of directors as established from time to time by resolution of the Board of Directors approved by an absolute majority of directors; provided that the total number of directors shall be an odd number and not less than five nor more than nine. The Board of Directors shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually.

     Section 3. Regular Meetings. Regular meetings of the Board of Directors shall be held within or outside the Commonwealth of Puerto Rico.

     Section 4. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board or the President or two-thirds of the directors.

     Section 5. Notice. Written notice of any special meeting shall be given to each director at least two (2) days prior to the meeting if delivered personally or by fax or telegram or at least five (5) days prior to the meeting if delivered by mail at the address at which the director is most likely to be reached. Such notice shall be deemed to be delivered when deposited in the U.S. mail so addressed, with postage thereon prepaid if mailed or when delivered to the telegraph company if sent by telegram. Any director may waive notice of any meeting by a writing filed with the Secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

     Section 6. Quorum. A majority of the directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 5 of this
Article II.

     Section 7. Manner of Acting. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless a greater number is prescribed by applicable laws or regulations or by the Certificate of Incorporation of Holding or these By-laws.

     Section 8. Actions without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, give their written consent to such action and the written consent shall be stored in the minutes of meetings of the Board of Directors or committees, as the case may be.

     Section 9. Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of a telephone conference, or other medium of communication, by which all of the persons who participate in the meeting hear each other simultaneously. Participation of the Board in this manner shall constitute presence in person at such meeting.

     Section 10. Resignation. Any director may resign at any time by sending a written notice of such resignation to the principal office of Holding addressed to the Chairman of the Board or the President. Unless otherwise specified therein, such resignation shall take effect upon receipt thereof by the Chairman of the Board or the President.

     Section 11. Vacancies. Any vacancy occurring in the Board of Directors, including newly created directorship, may be filled by the affirmative vote of a majority of the remaining directors. A director elected to fill a vacancy so created shall be elected to serve the full term of such directorship and until a successor has been duly elected and sworn in their office.

     Section 12. Compensation. No director shall be entitled to any salary as such; but the Board of Directors may fix, from time to time, a reasonable fee to be paid to each director for his or her services in attending meetings of the Board of Directors or of any authorized committee. The Board of Directors may also provide that such compensation, as it deems reasonable, shall be paid to any or all of its members for services rendered to Holding other than attendance at meetings of the Board of Directors or its committees.

                                  ARTICLE III

                                   COMMITTEES

     Section 1. Appointment. The Board of Directors, by resolution adopted by a majority of the Board of Directors, may designate one or more committees, each one of which shall be composed of one or more directors of Holding. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member in any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members present at any meeting and not disqualified from voting, whether or not these members constitute quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. To the extent authorized by the resolution of the Board of Directors, such committees shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of Holding, including the power to order the stamping of the corporate seal on all documents which so require it. Notwithstanding the foregoing, such committees shall not have the power to: remove or elect officers; amend the Certificate of Incorporation (except that a committee may, to the extent authorized by a resolution of the Board of Directors providing for the issue of shares or stock, fix the designations and any of the preferences or rights or such shares relating to dividends, redemption, dissolution, any distribution of the assets of the corporation or the conversion or exchange of such shares for shares of any class or classes, or any other series of the same or another class of stock of Holding, or fix the number of stock of any series or authorize the increase or decrease in the number of shares of any series); adopt an agreement of merger or consolidation; make recommendations to the stockholders regarding the sale, lease or exchange of all or a substantial portion of the property or assets of Holding; approve resolutions which recommend a dissolution or which recommend a revocation of a dissolution, or which amend the by-laws of Holding; and unless the resolution for the creation of a committee, the By-laws or the Certificate of Incorporation so provides, such committee shall not have the power to declare dividends, authorize the issuance of capital stock or adopt an agreement of merger. Such committees shall have such name or names which from time to time the Board of Directors shall determine by resolution.

     Section 2. Minutes, Reports. Minutes shall be kept of all meetings of the committees. The minutes of each meeting, together with such reports in writing as may be required to fully explain any business or transactions, shall be submitted to the Board of Directors at the next regular session after each meeting. The Board of Directors shall approve or disapprove the minutes and/or reports and record such action in the minutes of the meeting.

     Section 3. Appointment, Term of Office. Members of the committees shall be appointed by the Board for such term as the Board may determine, and all members of the committees shall serve at the pleasure of the Board.

     Section 4. Quorum. A majority of the members of any committee shall constitute a quorum. A majority of the votes cast shall decide every question or matter submitted to a committee.

     Section 5. Ex Officio Members. The Chairman and the President, and any officer acting in the absence of the President, shall be ex officio members of all the committees.

                                   ARTICLE IV

                                    OFFICERS

     Section 1. Positions. The officers of Holding shall be a President, one or more Vice Presidents, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors. The Board of Directors may also designate the Chairman of the Board as an officer. The President shall be the Chief Executive Officer, unless the Board of Directors unanimously designates the Chairman of the Board or another executive officer as the Chief Executive Officer. The President shall be a director of Holding. The offices of the Secretary and the Treasurer may be held by the same person and a Vice President may also be either the Secretary or the Treasurer. The Board of Directors may designate one or more Vice

Presidents as Executive Vice Presidents or Senior Vice Presidents. The Board of Directors may also elect or authorize the appointment of such other officers as the business of Holding may require. The Secretary shall record all minutes of all meetings of the stockholders of Holding and of the Board of Directors in a book which shall be kept for such purpose. The officers shall have such authority and perform such duties as the Board of Directors may from time to time authorize or determine. In the absence of action by the Board of Directors, the officers shall have such powers and duties as generally pertain to their respective offices.

     Section 2. Election and Term of Office. The officers of Holding shall be elected annually at the first meeting of the Board of Directors held after the annual meeting of the stockholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until a successor has been duly elected and qualified or until the officer's death, resignation or removal in the manner hereinafter provided. Election or appointment of an officer, employee or agent shall not of itself create contractual rights. The Board of Directors may authorize Holding to enter into an employment contract with any officer in accordance with regulations of the Board and applicable law; but no such contract shall impair the right of the Board of Directors to remove any officer at any time in accordance with Section 3 of this Article IV.

     Section 3. Removal. Any officer may be removed by the Board of Directors whenever, in its judgment, the best interests of Holding will be served thereby, but such removal, other than for cause, shall be without prejudice to the contractual rights, if any, of the person so removed.

     Section 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Directors for the unexpired portion of the term.

     Section 5. Remuneration. The remuneration of the officers shall be fixed from time to time by the Board of Directors.

                                   ARTICLE V

                          STOCK AND STOCK CERTIFICATES

     Section 1. Transfer. Shares of stock shall be transferable on the books of Holding, and a transfer book shall be kept in which all transfers of stock shall be recorded.

     Section 2. Stock Certificates. Certificates of stock shall bear the signature of the Chairman, the President or any Vice President (which may be engraved, printed or impressed), and shall be signed manually or by facsimile process by the Secretary or an Assistant Secretary, or any other officer appointed by the Board of Directors for that purpose, to be known as an Authorized Officer, and the seal of Holding shall be engraved thereon. Each certificate shall recite on its face that the stock represented thereby is transferable on the books of Holding only upon being properly endorsed.

     Section 3. Owner of Record, Attachment, Pledge. Shares of stock are transferable by all means recognized by law if there is no attachment levied against them under competent authority, but as long as the transfer is not signed and recorded in the transfer books of Holding, Holding shall be entitled to consider as owner thereof the party who appears as such in said books.

     Section 4. Lost or Destroyed Stock Certificates. In the event any certificate of stock shall be lost or destroyed, a new certificate may be issued in its place upon receiving such proof of loss and such bond of indemnity therefore as may be satisfactory to management.

     Section 5. Transfer Agent. The Board of Directors may designate any person, whether or not an officer of Holding, as stock transfer agent or registrar of Holding with respect to stock certificates or other securities issued by Holding.

                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

     Section 1. Fiscal Year. The fiscal year of Holding shall end on the 31st day of December of each year.

     Section 2. Dividends. The Board of Directors may from time to time declare, and Holding may pay dividends in cash or in shares of the capital stock of Holding, in the manner and upon the terms and conditions provided by applicable laws and regulations and Holding's Certificate of Incorporation.

     Section 3. Conflict with New Laws. The provisions of these By-laws in conflict with any and all new statutes shall become superseded to the extent inconsistent with all new statutes without affecting the validity of the remaining provision hereof.

     Section 4. Amendments. These By-laws may be amended, altered, or modified and new by-laws may be adopted by the Board of Directors or at any annual or special meeting of stockholders in accordance with applicable provisions of law and Holding's Certificate of Incorporation.

                                                                      APPENDIX C

SECTION 15(i) OF THE PUERTO RICO BANKING LAW

     If any bank stockholder who does not vote in favor of said merger or consolidation agreement makes known his/her opposition to said merger or consolidation at the board meeting, or in a term of twenty (20) days therefrom, and demands payment of his/her shares, and if said merger or consolidation takes place, in that case said stockholder, within the term of sixty (60) days after the merger or consolidation may petition the Court of First Instance, San Juan Superior Part, and upon a written ten (10)-day notice to said corporation prior to the filing of said request, to appoint one (1) appraiser to assess and determine the value of his/her shares and the Court shall proceed to verify said appointment and designate the date and place where the appraisers shall first meet, and shall give them such instructions as to the procedure to be followed as the Court may deem pertinent, specifying the date and manner that the value of said shares shall be paid to said stockholder. The appraisers shall meet on the date and at the place designated, and after taking oath, shall proceed to perform the duties imposed on them by the Court, and assess and determine the value of the aforesaid shares, and shall deliver a copy of their report to the corporation and another to the stockholder, should he/she require it. All expenses incurred in determining the value of said shares shall be chargeable to the corporation. When the latter has paid the value of the said shares, as fixed by the appraisers, said shares shall be canceled and the stockholder shall cease to be a stockholder of the corporation or to have any interest therein, and the corporation may dispose of said shares for its own benefit. In case of emergencies, when the merger or consolidation is necessary for the best protection of the interests of the depositors and the bank, if the merger or consolidation is approved by the votes of the holders of two thirds ( 2/3) of the outstanding voting stock, and after such a merger or consolidation agreement has been submitted for the consideration of the Commissioner, and thereby approved, the stockholders who did not approve the merger shall be in all respects subject to and bound by such a merger or consolidation. The Commissioner shall, certify in these cases, that the merger was made due to an emergency, and that, in his/her judgment, the same will be beneficial to the public interest. If the Commissioner does not approve the merger or consolidation agreement made because of an emergency, he/she shall, within the term of ninety (90) days, service notice of his/her determination by certified mail on the banks interested in the agreement. The determination of the Commissioner disapproving a merger or consolidation agreement made because of an emergency shall be conclusive and not subject to review.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to the provisions of the Fifth and Eleventh Articles of W Holdings' Certificate of Incorporation.

     W Holding is a Puerto Rico corporation subject to the applicable indemnification provisions of the General Corporation Law of Puerto Rico.

     The foregoing indemnity and insurance provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of W Holding pursuant to the foregoing provisions, or otherwise, W Holding has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by W Holding of expenses incurred or paid by a director, officer or controlling person of W Holding in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, W Holding will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.


EXHIBIT
  NO.                               EXHIBIT
-------                             -------
  2.1     Amended and Restated Plan of Merger, dated as of June 15,
          1999, by and among Westernbank Puerto Rico, Western Interim
          Bank and W Holding Company.+
  3.1     Certificate of Incorporation.+
  3.1.1   Certificate of Corporate Resolution designating the terms of
          W Holding Company's 7.25% Noncumulative Monthly Income
          Preferred Stock, 1999 Series B.
  3.2     Bylaws.+
  5       Opinion of Hogan & Hartson L.L.P. as to the validity of the securities registered hereunder, including the consent of
          that firm.+
  8.1     Opinion of Hogan & Hartson L.L.P. as to certain United
          States tax matters, including consent of that firm.
 10.1     Form of 1999 Qualified Stock Option Plan.+
 10.2     Form of 1999 Nonqualified Stock Option Plan.+
 23.1     Consent of Hogan & Hartson L.L.P. (included as part of
          Exhibit 5 and Exhibit 8).
 24       Power of attorney (incorporated by reference from signature page).+
 99.1     Form of proxy card.+
 99.2     Representation Letter of officers of Westernbank Puerto Rico and W Holding Company, Inc. in connection with financial
          statement requirements in filings involving the formation of a one-bank holding company.+


---------------

+ Previously filed.

(b) Not required.

(c) Not required.

ITEM 22.  UNDERTAKINGS.

     (a) W Holding hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (sec. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) W Holding hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of W Holding's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) W Holding hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), W Holding undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) W Holding undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 (sec. 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undertaking concerning indemnification is included as part of the response to Item 20.

     (f) W Holding hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) W Holding hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mayaguez, Puerto Rico, on June 30, 1999.


                                          W Holding Company, Inc.

                                          By:      /s/ FRANK C. STIPES
                                            ------------------------------------
                                              Frank C. Stipes, Chairman of the
                                              Board,
                                              Chief Executive Officer and
                                              President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 30, 1999.


                        NAME:                                                 TITLE:
                        -----                                                 ------
/s/ FRANK C. STIPES                                    Chairman of the Board, Chief Executive Officer and
-----------------------------------------------------  President
Frank C. Stipes

*                                                      Director
-----------------------------------------------------
Angel L. Rosas

*                                                      Director
-----------------------------------------------------
Cesar A. Ruiz

*                                                      Director
-----------------------------------------------------
Pedro R. Dominguez

*                                                      Director
-----------------------------------------------------
Fidel Pino Cros

*                                                      Director
-----------------------------------------------------
Cornelius Tamboer

*                                                      Directress
-----------------------------------------------------
Fredeswinda G. Frontera

/s/ FREDDY MALDONADO                                   Chief Financial Officer and Vice President of Finance
-----------------------------------------------------  and Investment (Principal Finance and Account
Freddy Maldonado                                       Officer)

*Pursuant to Power of Attorney

By: /s/ FREDDY MALDONADO
-----------------------------------------------------
    Freddy Maldonado
    Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                               EXHIBIT
-------                             -------
 2.1      Amended and Restated Plan of Merger, dated as of June 15,
          1999, by and among Westernbank Puerto Rico, Western Interim
          Bank and W Holding Company.+
 3.1      Certificate of Incorporation.+
 3.1.1    Certificate of Corporate Resolution designating the terms of
          W Holding Company's 7.25% Noncumulative Monthly Income
          Preferred Stock, 1999 Series B.
 3.2      Bylaws.+
 5        Opinion of Hogan & Hartson L.L.P. as to the validity of the securities registered hereunder, including the consent of
          that firm.+
 8.1      Opinion of Hogan & Hartson L.L.P. as to certain United
          States tax matters, including consent of that firm.
10.1      Form of 1999 Qualified Stock Option Plan.+
10.2      Form of 1999 Nonqualified Stock Option Plan.+
23.1      Consent of Hogan & Hartson L.L.P. (included as part of
          Exhibit 5 and Exhibit 8).
24        Power of attorney (incorporated by reference from signature page).+
99.1      Form of proxy card.+
99.2      Representation Letter of officers of Westernbank Puerto Rico and W Holding Company, Inc. in connection with financial
          statement requirements in filings involving the formation of a one-bank holding company.+


---------------

+ Previously filed.